As filed with the Securities and Exchange Commission on November 20, 1997
                                                      Registration No. 333-33085
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 --------------


                                   AMENDMENT
                                    NO. 2 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 --------------

                     Roller Bearing Company of America, Inc.
             (Exact name of Registrant as specified in its charter)

         Delaware                     3562                       13-3426227
(State or other jurisdiction    (Primary Standard             (I.R.S. Employer
       of incorporation     Industrial Classification        Identification No.)
       or organization)            Code Number)

                                 ---------------

                    Industrial Tectonics Bearings Corporation
             (Exact name of Registrant as specified in its charter)

         Delaware                     3562                       95-4284623
(State or other jurisdiction    (Primary Standard             (I.R.S. Employer
       of incorporation     Industrial Classification        Identification No.)
       or organization)            Code Number)

                                 ---------------

                       RBC Linear Precision Products, Inc.
             (Exact name of Registrant as specified in its charter)

         Delaware                     3562                       06-1465144
(State or other jurisdiction    (Primary Standard             (I.R.S. Employer
       of incorporation     Industrial Classification        Identification No.)
       or organization)            Code Number)

                                 ---------------

                             RBC Nice Bearings, Inc.
             (Exact name of Registrant as specified in its charter)

         Delaware                     3562                       06-1472609
(State or other jurisdiction    (Primary Standard             (I.R.S. Employer
       of incorporation     Industrial Classification        Identification No.)
       or organization)            Code Number)

                                 ---------------

                              Bremen Bearings, Inc.
             (Exact name of Registrant as specified in its charter)

         Delaware                     3562                       06-1491241
(State or other jurisdiction    (Primary Standard             (I.R.S. Employer
       of incorporation     Industrial Classification        Identification No.)
       or organization)            Code Number)

                                 ---------------

                               60 Round Hill Road
                              Fairfield, CT. 06430
                                 (203) 255-1511

               (Address, including zip code, and telephone number,
            including area code, of registrant's executive offices)
                                 --------------

                               Michael J. Hartnett
                             Chief Executive Officer
                     Roller Bearing Company of America, Inc.
                               60 Round Hill Road
                              Fairfield, CT. 06430
                                 (203) 255-1511

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 --------------

                                   Copies to:

                              Brian Hoffmann, Esq.
                             McDermott, Will & Emery
                              50 Rockefeller Plaza
                               New York, NY 10020
                                 (212) 547-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

                 Subject to Completion, Dated ____________, 1997

PROSPECTUS

                     Roller Bearing Company of America, Inc.

                              Offer to Exchange its
               9 5/8% Senior Subordinated Notes Due 2007, Series B
                             for any and all of its
                    9 5/8% Senior Subordinated Notes Due 2007

          Unconditionally Guaranteed on a Senior Subordinated Basis by
                         the Subsidiaries of the Company

        The Exchange Offer will expire at 5:00 p.m., New York City time, on _________________, unless extended.

Interest payable June 15 and December 15                       Due June 15, 2007

                                     -------

Roller Bearing Company of America, Inc., a Delaware corporation (the "Company" or "RBC"), hereby offers upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $110,000,000 of 9 5/8% Senior Subordinated Notes Due 2007, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the registration statement of which this Prospectus constitutes a part (including any amendments and supplements thereto, the "Registration Statement") for a like principal amount of its 9 5/8% Senior Subordinated Notes Due 2007 (the "Outstanding Notes" and, together with the Exchange Notes, the "Notes") of the Company with the holders thereof.

The terms of the Exchange Notes are identical in all material respects to the Outstanding Notes except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except that, if the Exchange Offer is not consummated by December 22, 1997, the interest rate on the Outstanding Notes will increase by 0.5% until the Exchange Offer is consummated. The Exchange Notes are offered hereunder in order to satisfy certain obligations of the Company under the Purchase Agreement dated June 17, 1997 among the Company, the Subsidiary Guarantors (as defined herein) and Credit Suisse First Boston Corporation, the initial purchaser of the Outstanding Notes (the "Initial Purchaser"), and the Registration Rights Agreement dated as of June 17, 1997 (the "Registration Rights Agreement") among the Company, the Subsidiary Guarantors and the Initial Purchaser. The Exchange Notes evidence the same debt as the Outstanding Notes and are issued under, and are entitled to the same benefits under, the Indenture (as defined herein) as the Outstanding Notes. In addition, the Exchange Notes and the Outstanding Notes are treated as one series of securities under the Indenture. The Exchange Notes will mature on June 15, 2007, unless previously redeemed. Interest on the Exchange Notes is payable semi-annually on June 15 and December 15 of each year commencing on December 15, 1997.

The Exchange Notes will not be redeemable prior to June 15, 2002 except that, until June 15, 2000, the Company may redeem, at its option, up to an aggregate of $36 million of the principal amount of the Exchange Notes at the redemption price set forth herein plus accrued and unpaid interest to the date of redemption with the net proceeds of one or more Public Equity Offerings (as defined herein) if at least $74 million principal amount of the Notes remains outstanding after each such redemption. On or after June 15, 2002, the Exchange Notes are redeemable at the option of the Company, in whole or in part, at the prices set forth herein plus accrued and unpaid interest to the date of redemption. Upon a Change of Control (as defined herein), each holder of Exchange Notes ("Holder") may require the Company to repurchase such Exchange Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes-Change of Control."

The Outstanding Notes have been, and the Exchange Notes are expected to be, approved for trading in The Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market of The Nasdaq Stock Market, Inc. The Exchange Notes will settle through the book-entry facilities of The Depository Trust Company.


The Exchange Notes will be senior subordinated unsecured obligations of the Company. The Exchange Notes will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company, including the Company's obligations under the bank credit facilities (the "Senior Credit Facilities") with a group of lenders providing for $16 million of term loans (the "Term Loans") and up to $54 million of revolving credit loans and letters of credit (the "Revolving Credit Facility"). As of November 18, 1997, the amount of Senior Indebtedness of the Company was approximately $26.5 million, and the Company had the ability to borrow up to an additional $43.1 million under the Revolving Credit Facility. As of such date, the Company had no debt outstanding that was subordinated to the Notes. The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by Industrial Tectonics Bearings Corporation ("ITB"), RBC Linear Precision Products, Inc. ("LPP"), RBC Nice Bearings, Inc. ("Nice") and Bremen Bearings, Inc. ("Bremen" and, together with ITB and LPP, the "Subsidiary Guarantors"). See "Description of the Notes-Subsidiary Guarantees" and "-Certain Covenants." Each Subsidiary Guarantee (as defined herein) will be subordinated in right of payment to all existing and future Senior Indebtedness of the relevant Subsidiary Guarantor, including guarantees of the Company's obligations under the Senior Credit Facilities. The Exchange Notes will rank pari passu in right of payment with all senior subordinated indebtedness of the Company and senior to any other subordinated indebtedness of the Company issued after consummation of the offering of the Outstanding Notes. The indebtedness under the Senior Credit Facilities is secured by substantially all of the assets of the Company and the Subsidiary Guarantors.


Prior to the Exchange Offer, there has been no public market for either the Outstanding Notes or the Exchange Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their face amount. The Company does not intend to list the Exchange Notes on any national securities exchange. It is not anticipated that an active public market for the Exchange Notes will develop. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Notes, it is not obligated to do so, and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a Holder thereof other than (i) a broker-dealer who purchased such Outstanding Notes directly from the Company to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Holders of Outstanding Notes accepting the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission as set forth in such no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a Holder who is using the Exchange Offer to participate in the distribution of Exchange Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act. The Letter of Transmittal to be executed by each holder of Outstanding Notes participating in the Exchange Offer will contain a representation of such holder, that such holder is not engaged in nor does such holder intend to engage in a distribution of Exchange Notes.

Each broker-dealer (other than an "affiliate" of the Company) that receives Exchange Notes for its own account pursuant to the Exchange Offer may be an "underwriter" within the meaning of the Securities Act and must acknowledge that it acquired the Outstanding Notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on the no-action letters referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. See "The Exchange Offer."

Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Outstanding Notes held by them. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. It is not expected that an active market for the Outstanding Notes will develop while they are subject to restrictions on transfer.

The Company will accept for exchange any and all Outstanding Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be ______________________, (the "Expiration Date"), unless the Exchange

Offer is extended by the Company (but in no event to a date later than ____________________), in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for payment by the Company. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. The Exchange Notes bear interest from the last interest payment date of the Outstanding Notes to occur prior to the issue date of the Exchange Notes or, if no such interest has been paid, from June 23, 1997. Holders of the Outstanding Notes whose Outstanding Notes are accepted for exchange will not receive interest on such Outstanding Notes for any period subsequent to the last interest payment date to occur prior to the issue date of the Exchange Notes, if any, and will be deemed to have waived the right to receive any interest payment on the Outstanding Notes accrued from and after such interest payment date or, if no such interest has been paid, from June 23, 1997. See "The Exchange Offer." Outstanding Notes may be tendered only in integral multiples of $1,000.

This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Outstanding Notes as of ____________, 1997.

    For a discussion of certain factors that should be considered by holders of Outstanding Notes, see "Risk Factors" beginning on page __.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is _______________, 1997

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the historical financial statements contained elsewhere in this Prospectus. Unless the context otherwise requires, all references to "RBC" or the "Company" refer to Roller Bearing Company of America, Inc., a Delaware corporation, and its predecessors and subsidiaries and all references to "Holdings" refer to Roller Bearing Holding Company, Inc., a Delaware corporation and the sole stockholder of the Company.

                                   The Company

      The Company is a manufacturer and distributor of highly engineered precision roller, ball and plain bearings in the United States with, the Company believes, a leading position in many of the markets in which it competes. Bearings, which are integral to the manufacture and operation of most machines and mechanical systems, reduce wear to moving parts, facilitate proper power transmission and reduce damage and energy loss caused by friction. Many of the Company's products are custom designed or highly engineered for specific applications to meet demanding specifications. While the Company manufactures products in all major bearing categories, the Company focuses primarily on highly technical or regulated bearing products for niche markets. For the fiscal year ended March 29, 1997, the Company had pro forma net sales of $111.3 million and the Company's net sales have grown at a compound annual growth rate of approximately 20% from fiscal 1993 to fiscal 1997 (pro forma for acquisitions).

      The United States market for bearings was estimated by the United States Department of Commerce (the "Commerce Department") to be approximately $5.3 billion in 1996, and, according to the Commerce Department, the United States represents approximately 30% of the worldwide market for bearings. The Company targets the higher end segment of the domestic bearing market where it believes its value added manufacturing and engineering capabilities enable it to differentiate itself from its competitors and to enhance profitability. The Company believes that it is the leading supplier to many of its targeted markets and maintains secondary positions in other product niches where it believes market share gains can be achieved. In fiscal 1997, the Company had sales to more than 1,200 customers, with no single customer amounting to more than 9.7% of net sales. The Company believes its rapid turnaround on orders, custom designed engineering and strict adherence to quality and reliability provide it with significant competitive advantages. The Company's key customers include Caterpillar, John Deere, Boeing, Pratt & Whitney, General Electric, Bell Helicopter and Motion Industries.

      The Company sells primarily to domestic original equipment manufacturers ("OEMs") and distributors in three markets: industrial, aerospace and government. Many of the Company's product offerings are in market segments (market sizes between $30 million and $150 million) which require high service levels, extensive technical engineering support, short lead times and small production runs. Generally, such market segments are not as price sensitive as other segments of the bearing market. In combination with the Company's efficient production processes, targeting such market segments has allowed the Company to achieve higher margins. Additionally, in an effort to generate more stable revenues, the Company has increased sales to the replacement market. Management estimates that currently over 60% of the Company's products are sold directly or indirectly for use in the replacement market.

      Approximately 61% of the Company's fiscal 1997 net sales were to the industrial market segment. The Company believes opportunities exist to increase sales in this market segment as a result of (i) increasing demand for industrial machinery in both the domestic and international markets, which is expected to expand existing OEM selling opportunities, (ii) growth in aftermarket demand as the installed base continues to expand and (iii) the increased emphasis being placed on maintenance and repair of capital goods given the increasing cost of such items.

      Approximately 33% of the Company's fiscal 1997 net sales were to the aerospace market segment for applications in commercial and military aviation. According to Boeing, worldwide air travel is expected to grow 75% between 1996 and 2006 and the world commercial aircraft fleet is expected to double by 2016. The Company provides bearings for virtually every model of commercial aircraft in production, as well as many military applications, and its customers include all major aerospace manufacturers. Sales to the aerospace market segment have been increasing as a percentage of total sales, a trend which the Company expects will continue.

      Approximately 6% of the Company's fiscal 1997 net sales were to the government market segment. The Company expects sales to this market segment to remain stable in the foreseeable future due to (i) increased emphasis on repair and maintenance of existing military platforms, (ii) sole source supplier relationships and replacement part sales for existing programs and (iii) long product lives of existing programs, which should ensure steady sales relating to such programs for several years.

      The Company believes there will continue to be many consolidation opportunities within the bearing industry. Since 1992, the Company has acquired Transport Dynamics Corporation ("TDC"), a manufacturer of plain bearings, Heim Bearings ("Heim"), a leading producer of rod end and ball bearings, LPP, a pioneer in grinding techniques for precision ball screws, Nice, the oldest active brand name in the domestic bearing industry and Bremen, a manufacturer of needle bearings. Following an acquisition, management typically rationalizes operations, reduces overhead costs, develops additional cross-selling opportunities and establishes new customer relationships.

      Management believes that the Company is well positioned to achieve continued growth and market share gains through (i) increasing sales to the aftermarket, (ii) continuing its focus on high margin niche market segments where the Company believes it has a sustainable competitive advantage, (iii) penetrating new markets with innovative products, (iv) expanding international OEM and distributor sales and (v) acquiring bearing manufacturers which have complementary products or similar distribution channels or provide significant potential for margin enhancement.

                              Competitive Strengths

      The Company believes that it has the following competitive strengths:

      o Strong Management Team-The Company's management team possesses extensive managerial experience in the bearing industry, with its top six operating executives having an average of over 20 years of bearing industry experience.

      o Design and Manufacturing Capabilities-The Company has manufactured over 20,000 items, many of which have received OEM, military or Federal Aviation Administration/Parts Manufacturer Approval ("FAA/PMA") product approvals. Additionally, the Company has demonstrated consistent and timely delivery performance with, it believes, shorter lead times than its direct competitors, particularly in the aerospace market.

      o Sole Supplier/Long-Term Customer Relationships-Many of the Company's customers have been doing business with the Company for decades. The Company believes that its customers continue to seek long-term partnerships with a small number of core suppliers.

            The Company's customer relationships are strengthened by the fact that it works jointly with many of its customers at the design stage in the development of new products.

      o Focus on Niche Markets-The Company believes that its reputation and strategic focus on niche segments of the bearing market, which require high service levels, extensive technical engineering support, short lead times and small production runs, provide it with a competitive advantage over its larger competitors who, the Company believes, are often less focused on smaller sales volume opportunities and generally provide lower levels of technical support to these niche market segments.

      o Proprietary Manufacturing Processes-The Company sells products to the aerospace, industrial and government markets which products typically require sophisticated engineering and production techniques. The Company believes that its proprietary manufacturing processes enable it to attract and retain customers who require its products.

      o Low Cost Operations-The Company believes that its vertically integrated manufacturing capabilities have allowed it to become a low cost manufacturer of products within the niche markets it services. By controlling its manufacturing processes, the Company has been able to reduce scrap and increase yields of its products. Furthermore, the Company continually develops proprietary technology to increase efficiency and enhance economies of scale to further reduce costs.

      o Commitment to Quality and Service-The Company believes that its commitment to provide consistent, high quality products and service, flexible manufacturing and custom designed products at competitive prices form the basis for its strong and diversified customer relationships.

                                Business Strategy

      The Company has developed a business strategy that focuses on maximizing profitability while growing, both internally and through acquisitions.

      Maximizing Profitability-The Company attempts to maximize profitability through the implementation of its operating strategy. With respect to higher volume products, the Company emphasizes production process and related efficiency programs designed to improve overall profitability and incorporates its strategy on both a facility and a product basis. Under its operating strategy, the Company determines achievable market prices and volume levels for a specific product line. Once these are determined, the Company develops a manufacturing process that, assuming such volume and price levels, will result in a targeted gross profit margin. Only product lines where the Company believes that the developed manufacturing process will yield the targeted margins are manufactured. Management monitors gross margins of all product lines on a monthly basis to determine which manufacturing processes should be adjusted. Additionally, the Company's non-standard custom designed products are typically not as price sensitive.

      Expanding Geographic Presence-The Company seeks to expand into geographic regions not currently served and to exploit new markets and industries for existing and new products. Recently, the Company increased its sales efforts in Seattle, Dallas, Chicago and Detroit and believes that, with this increased field coverage and further geographic expansion in major domestic industrial geographic regions, including St. Louis, Houston and Kansas City, there is potential to substantially increase sales of existing product lines. In addition, the Company is increasing its focus on international sales.

      Leveraging Customer Relationships-The Company works closely with many of its OEM customers to jointly develop and design new products and to improve the performance of existing products. The Company shares product development and enters into sole source supply contracts and teaming arrangements with many key customers, which strengthens and broadens its relationships. The Company believes that this strategy, together with successful performance under existing contracts, leads to additional long-term business from key customers.

      Increasing Focus on the Aftermarket-The Company seeks to continue to increase its sales to key aerospace and industrial distributors. The Company believes that this strategy helps to generate more stable revenues. In addition, the Company is generally able to realize higher margins on aftermarket sales. Management estimates that currently over 60% of the Company's products are sold directly or indirectly for use in the replacement market.

      Pursuing Selective Acquisitions-The Company has demonstrated expertise in acquiring niche bearing and precision-engineered component manufacturers which have complementary products or similar distribution channels or provide significant potential for margin enhancement. The Company has historically acquired complementary bearing companies and integrated them effectively into its existing operations. From fiscal 1992 through fiscal 1997, the Company consummated four acquisitions. After the end of fiscal 1997, the Company completed the purchase of Bremen. Such acquisitions, together with internal growth, have resulted in increased net sales from $53.8 million in fiscal 1993 to $111.3 million on a pro forma basis in fiscal 1997. The Company intends to pursue selective acquisitions and to add products and capabilities that are complementary to its existing operations. The Company believes that there will continue to be consolidation opportunities within the bearing industry.

      Introducing New Product Lines-By focusing on niche products within the highly engineered bearing market, the Company believes that it can compete profitably and achieve attractive margins. This product focus leads the Company to the development of proprietary designs, technology and relationships with customers that in turn create future sales opportunities. A number of these products require either OEM, military or FAA/PMA approvals, which provide a barrier to entry to other bearing manufacturers. Furthermore, the Company believes that as a result of some of its recent acquisitions, significant cross-selling opportunities exist to expand its existing product offerings to new customers or to provide new product lines to existing customers. Additionally, the Company periodically enters into arrangements with other bearing manufacturers, whereby the Company sells bearings to such manufacturers for resale under their brand names.

                               Recent Developments

      On June 23, 1997, pursuant to a Redemption and Warrant Purchase Agreement (the "Recapitalization Agreement") dated May 20, 1997, Holdings effected a recapitalization of its outstanding capital stock (including the financing and other transactions consummated by Holdings, the Company and its subsidiaries in connection therewith, the "Recapitalization"). In connection with the Recapitalization, all of the outstanding preferred stock of Holdings ("Preferred Stock") was redeemed by Holdings and substantially all of the outstanding common stock ("Common Stock") of Holdings and warrants to purchase Common Stock ("Common Stock Purchase Warrants") held by non-management stockholders of Holdings was redeemed or purchased by Holdings or certain current stockholders or warrantholders of Holdings (including certain affiliates of the Initial Purchaser and one of the purchasers of the Discount Debentures (as defined herein)).

      The Recapitalization was financed with the proceeds from the issuance by the Company of the Outstanding Notes and borrowings made by the Company under the Senior Credit Facilities, and the issuance by Holdings of approximately $74.8 million in Senior Secured Discount Debentures (the "Discount Debentures") and warrants (the "Discount Warrants") to purchase 6,731 shares of Class A Common Stock ("Class A Common Stock") for aggregate gross consideration of $40 million.

      Additionally, in connection with the Recapitalization, (i) the Company paid a dividend to Holdings in the amount of approximately $56.1 million (the "Dividend") to finance the Recapitalization, (ii) Holdings used the proceeds of the Dividend and the proceeds from the sale of the Discount Debentures and the Discount Warrants, to redeem Common Stock and Preferred Stock and purchase Common Stock Purchase Warrants for aggregate consideration of approximately $92.2 million, (iii) Holdings assigned its rights to purchase certain shares of Common Stock and Common Stock Purchase Warrants under the Recapitalization Agreement to Dr. Michael J. Hartnett, certain affiliates of the Initial Purchaser, OCM Principal Opportunities Fund, L.P. (the "Oaktree Fund"), Kirk Morrison, The Sommers Family Trust and Mitchell Quain, (iv) Holdings repurchased (the "Hartnett Repurchase") 1,250 Common Stock Purchase Warrants from Dr. Hartnett for an amount per share of Common Stock underlying such Common Stock Purchase Warrants equal to $514 less the approximately $77 exercise price of such warrants (an aggregate of approximately $550,000), (v) Holdings issued Common Stock Purchase Warrants exercisable for 1,250 shares of Common Stock at an exercise price of $514 per share of Common Stock to Dr. Hartnett, (vi) Holdings loaned $500,000 to Dr. Hartnett (the "Hartnett Loan") to finance a portion of his purchase of Common Stock and Common Stock Purchase Warrants referred to in clause (iii) above, (vii) Holdings paid to Dr. Hartnett a fee of $1 million (the "Hartnett Fee"), (viii) the Company repaid outstanding indebtedness (approximately $52.1 million) on its revolving credit facility (the "Existing Revolving Credit Facility") and its term loan (the "Existing Term Loan") both with Heller Financial, Inc., and (ix) the Company and Holdings paid certain other fees and expenses, in the approximate aggregate amount of $10.2 million, payable in connection with the foregoing.


      The assignment of rights under the Recapitalization Agreement referred to in clause (iii) above, was undertaken in order to achieve certain proportional post-Recapitalization equity positions desirable to Holdings or that Holdings was contractually obligated to achieve, including the desire to have a majority of the equity of Holdings held by Dr. Hartnett and other members of management of the Company, the desire of certain members of management to purchase additional equity in Holdings and obligations to the Initial Purchaser and the Oaktree Fund regarding equity positions to be purchased by each of them and their affiliates. Such wishes were complied with and obligations satisfied through the assignment of rights referred to above rather than through the issuance of additional equity securities by Holdings. In exchange for such assignments, the assignees assumed the obligations of the Company and Holdings under the Recapitalization Agreement with respect to such shares of Common Stock or Common Stock Purchase Warrants.

      The Hartnett Repurchase and the grant of certain Common Stock Purchase Warrants to Dr. Hartnett referred to in clause (v) above were undertaken to enable Dr. Hartnett to fulfill his obligations with respect to certain shares of Common Stock assigned to him and referred to in clause (iii) above without Dr. Hartnett suffering a diminution of his fully-diluted equity position in Holdings. Upon the Hartnett Repurchase, all obligations of Holdings under the Common Stock Purchase Warrants repurchased were extinguished.


      The Hartnett Fee was paid to Dr. Hartnett in consideration of services rendered in connection with the preparation, negotiation and consummation of the Recapitalization.


      The net effect of the payment of the Hartnett Fee, the funding of the Hartnett Loan, the effecting of the Hartnett Repurchase, the issuance of Common Stock Purchase Warrants to Dr. Hartnett referred to in clause (v) above and the purchase by Dr. Hartnett of shares of Common Stock and Common Stock Purchase Warrants in connection with the Recapitalization was to increase Dr. Hartnett's ownership interest in Holdings to 3,948.4 shares of Common Stock and 10,077.4 Common Stock Purchase Warrants, with Dr. Hartnett retaining approximately $784,000 from the proceeds of the Hartnett Fee, the Hartnett Loan and the Hartnett Repurchase (in addition to the proceeds to Dr. Hartnett from the redemption by Holdings of shares of Preferred Stock). Additionally, Dr. Hartnett remains liable to Holdings under the Hartnett Loan and 1,250 of the Common Stock Purchase Warrants owned by Dr. Hartnett prior to the Recapitalization, which were exercisable at approximately $77 per share of Common Stock underlying such warrants, are, following the Recapitalization, exercisable at $514 per share of Common Stock.

      The Company bears no direct, indirect or contingent liability under the Discount Debentures. Under the terms of the Indenture, the payment of dividends to Holdings is restricted. See "Description of the Notes--Certain Covenants." All operations of Holdings are conducted through the Company and subsidiaries of the Company. Payments under the Exchange Notes are not subordinated in any way to payments under the Discount Debentures, and the issuance by Holdings of the Discount Debentures should in no way affect the ability of the Company to make payments under the Exchange Notes. There are no cash payments of interest or principal required on the Discount Debentures until 2002. It is currently contemplated that repayment of the Discount Debentures by Holdings will be funded through a refinancing of the Discount Debentures or a Public Equity Offering (as defined in the Indenture governing the Discount Debentures (the "Discount Indenture")) of Holdings, in each case as permitted by the Discount Indenture. Should Holdingts default in its obligations under the Discount Debentures, the then holders of the Discount Debentures may be able to foreclose on the outstanding capital stock of the Company which has been pledged by Holdings for the benefit of such holders. Upon such foreclosure, the stockholders of the Company would change, however, its obligations under the Indenture to make payments on the Exchange Notes or otherwise will remain unchanged.


      Dr. Hartnett, the Chairman, President and Chief Executive Officer of the Company, currently owns approximately 43% (approximately 42% on a fully diluted basis) of the outstanding capital stock of

Holdings, and, through the operation of provisions of Holdings' certificate of incorporation, he has the power to control a majority of the voting rights of all capital stock of Holdings. See "Securities Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

                                     -------

      On August 8, 1997, Bremen, a wholly-owned subsidiary of the Company, completed the acquisition of the Bremen Bearings Division of SKF USA, Inc. ("SKF"), a manufacturer of needle bearings with facilities in Bremen, Indiana. The aggregate purchase price for the acquisition, which was effective as of July 1, 1997, was, subject to certain adjustments and conditions subsequent, approximately $5.3 million, $3.6 million of which was paid at closing, $473,000 of which is due following the installation of certain equipment and $1.2 million of which is due on August 8, 1998. According to data provided by SKF, in fiscal 1997 results for their Bremen Bearings Division included gross sales (subject to adjustment for returns and other allowances) of approximately $14.3 million and earnings before interest, taxes and depreciation of approximately $2.1 million.

                                     -------

      Roller Bearing Company of America, Inc. was incorporated in Delaware in August 1987. The Company's principal executive offices are located at 60 Round Hill Road, P.O. Box 430, Fairfield, Connecticut 06430-0430, and its telephone number is (203) 255-1511.

                               THE EXCHANGE OFFER

The Offer...................  The Company is offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Outstanding Notes that are properly tendered and accepted. The terms of the Exchange Notes are identical in all material respects to the Outstanding Notes except for certain transfer restrictions and registration rights relating to the Outstanding Notes and that, if the Exchange Offer is not consummated by December 22, 1997, the interest rate on the Outstanding Notes shall increase by 0.5% until the Exchange Offer is consummated. The issuance of Exchange Notes is intended to satisfy certain obligations of the Company contained in the Registration Rights Agreement. The Exchange Notes represent the same debt as the Outstanding Notes, and will be issued, and holders thereof are entitled to the same benefits as holders of Outstanding Notes, under the Indenture. The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such Outstanding Notes directly from the Company to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. See "The Exchange Offer--Purpose and Effects."

Expiration Date.............  5:00 P.M., New York City time, on __________, unless extended. See "The Exchange Offer--Period for Tendering Outstanding Notes."

Accrued Interest
on the Notes................  The Exchange Notes will bear interest from their date of issuance (_____________, unless the
                              Exchange Offer is extended). Interest on the
                              Outstanding Notes which are exchanged for Exchange Notes will cease to accrue on the day preceding the date of issuance of the Exchange Notes. Interest payable on __________________, with respect to Exchange Notes will include accrued but unpaid interest due on the Outstanding Notes for the period from __________________, to the
                              Expiration Date, and will be paid to holders of record of Exchange Notes as of
                              ____________________.

Conditions of the
Exchange Offer..............  The Exchange Offer is subject to certain customary conditions, any or all of which may be waived by the Company. See "The Exchange Offer--Certain Conditions to the Exchange Offer."

Procedures for Tendering
Outstanding Notes...........  Each holder of Outstanding Notes wishing to accept the Exchange Offer must complete and sign the Letter of Transmittal, in accordance with the instructions contained herein and therein, and forward or hand-deliver such Letter of Transmittal to the Exchange Agent identified below at the address set forth herein and therein. Each exchanging holder will be required to represent in the Letter of Transmittal that such holder is acquiring the Exchange Notes in the ordinary course of business, is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and is not an affiliate of the Company or the Subsidiary Guarantors. Any holder of Outstanding Notes whose Outstanding Notes are registered in the name of brokers, dealers, commercial banks, trust companies or nominees is urged to contact such registered holders promptly if such holder wishes to accept the Exchange Offer. See "The Exchange Offer--Procedures for Tendering Outstanding Notes."

Withdrawal of Tenders.......  Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal Rights."

Acceptance of Outstanding
Notes and Delivery of
Exchange Notes..............  The Company will accept for exchange any and all
                              Outstanding Notes which are properly tendered in the Exchange Offer prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes."

Certain Federal Income
Tax Considerations..........  For a discussion of certain federal income tax consequences of the exchange of the Outstanding Notes, see "Certain Federal Income Tax Considerations."

Rights of Dissenting
Noteholders.................  Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

Use of Proceeds.............  There will be no proceeds to the Company from the exchange of Outstanding Notes pursuant to the Exchange Offer.

Exchange Agent..............  United States Trust Company of New York, 114 West
                              47th Street, New York, New York 10036; telephone
                              (212) 852-1663.

                          DESCRIPTION OF EXCHANGE NOTES

Exchange Notes Subject to
Exchange Offer..............  $110,000,000 aggregate principal amount of 95/8%
                              Senior Subordinated Notes Due 2007, Series B.

Comparison with
Outstanding Notes;
Transferability.............  Generally, the Exchange Notes will be freely transferable under the Securities Act by Holders who are not affiliates of the Company and are not broker-dealers who purchased Outstanding Notes directly from the Company to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act. The holders of Outstanding Notes currently are entitled to certain registration rights pursuant to the Registration Rights Agreement. However, upon consummation of the Exchange Offer, holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes will no longer be entitled to any registration rights and will not be able to reoffer, resell or otherwise dispose of their Outstanding Notes, unless they are subsequently registered under the Securities Act, which the Company and the Subsidiary Guarantors will have no obligation to do, or unless an exemption from the registration requirements of the Securities Act is available. The Exchange Notes otherwise will be identical in all respects (including interest rate, maturity, guarantee and restrictive covenants) to the Outstanding Notes. See "The Exchange Offer."

Maturity Date...............  June 15, 2007.

Interest Payment Dates......  June 15 and December 15 of each year, commencing
                              __________________.

Optional Redemption.........  The Exchange Notes are not redeemable prior to
                              June 15, 2002, except that, until June 15, 2000, the Company may redeem at its option up to an aggregate of $36.0 million of the principal amount of the Notes at the redemption price set forth herein plus accrued interest to the date of redemption with the net proceeds of one or more Public Equity Offerings of Holdings if at least $74.0 million of the principal amount of the Notes remains outstanding after each such redemption. On or after June 15, 2002, the Exchange Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption. See "Description of the Notes-Optional Redemption."

Change of Control...........  Upon a Change of Control, and subject to certain conditions, each Holder of Exchange Notes may require the Company to repurchase the Exchange Notes held by such Holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of the Notes-Change of Control."


Ranking.....................  The Exchange Notes will be senior subordinated unsecured obligations of the Company and will be subordinate in right of payment to all existing and future Senior Indebtedness of the Company including the Company's obligations under the Senior Credit Facilities and will rank pari passu to all future senior subordinated indebtedness of the Company. As of November 18, 1997, the amount of Senior Indebtedness of the Company was approximately $26.5 million and the Company had the ability to borrow up to an additional $43.1 million under the Revolving Credit Facility.


Guarantees..................  The payment of the principal of and premium (if any) and interest on the Notes is fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by the Subsidiary Guarantors (the "Subsidiary Guarantees"). Each Subsidiary Guarantee will be subordinated to all existing and future Senior Indebtedness of the respective Subsidiary Guarantor, including the guarantee by such Subsidiary Guarantor of the Company's obligations under the Senior Credit Facilities. See "Description of the Notes-Subsidiary Guarantees."

Restrictive Covenants.......  The indenture under which the Outstanding Notes were, and the Exchange Notes are being, issued (the "Indenture") limits (i) the incurrence of additional debt by the Company and certain of its subsidiaries, (ii) the payment of dividends on capital stock of the Company and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries and (vi) certain consolidations, mergers and transfers of assets. The Indenture also prohibits certain restrictions on distributions from certain subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See "Description of the Notes-Certain Covenants."

                                  Risk Factors

      Prospective participants in the Exchange Offer should consider carefully the information set forth under the caption "Risk Factors" and all other information contained in this Prospectus before making any determination as to their participation.

       Summary Consolidated Historical and Unaudited Pro Forma Financial Information (dollars in thousands except share and per share data)


      The summary consolidated historical financial information presented below for each of the fiscal years in the three-year period ended March 29, 1997, has been derived from the audited Consolidated Financial Statements of the Company contained elsewhere in this Prospectus. The summary consolidated historical financial information presented below for each of the fiscal years in the two-year period ended April 2, 1994 and for the six-month period ended September 28, 1996 has been derived from the consolidated financial statements of the Company. The summary consolidated historical financial information presented below for the six-month period ended September 27, 1997 has been derived from the condensed consolidated financial statements of the Company included elsewhere in the Prospectus. The pro forma summary consolidated information for the fiscal year ended March 29, 1997 is based on the consolidated financial statements of the Company and gives effect to the acquisitions of Nice, LPP and Bremen and the Recapitalization as if each of such transactions had occurred as of the beginning of fiscal year 1997. The pro forma summary consolidated information for the six-month period ended September 27, 1997 is based on the condensed consolidated financial statements of the Company and gives effect to the acquisition of Bremen and the Recapilatization as if such transactions had occurred as of the beginning of fiscal year 1998. The information presented below should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Condensed Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.



                                                                                                        Pro Forma
                                                                    Fiscal Year Ended                  Fiscal Year
                                                                    -----------------                     Ended
                                                 April 3,  April 2,     April 1,   March 30, March 29,   March 29,
                                                   1993     1994(a)       1995       1996     1997(b)     1997(c)
                                                   ----     -------       ----       ----     -------     -------
Statement of Operations Data:
      Net sales ...............................  $ 53,837  $ 65,306     $ 73,904   $ 82,233  $ 93,427    $125,612
      Cost of sales ...........................    36,774    49,596(f)    57,204     60,054    64,215      90,051
                                                 --------  --------     --------   --------  --------    --------
      Gross profit ............................    17,063    15,710(f)    16,700     22,179    29,212      35,561
      Selling, general and administrative
           expense ............................     8,917    10,201        8,987     11,104    14,537      16,372
      Other expense, net of other income (g)(h)       945     8,694        1,057      1,388     1,473       1,044
                                                 --------  --------     --------   --------  --------    --------
      Income (loss) from operations ...........     7,201    (3,185)       6,656      9,687    13,202      18,145
      Interest expense, net ...................     3,471     4,333        6,445      6,165     5,338      13,815
                                                 --------  --------     --------   --------  --------    --------
      Income (loss) before income taxes and
           extraordinary charge ...............     3,730    (7,518)         211      3,522     7,864       4,330
      Provision (benefit) for income taxes ....     1,810    (2,721)         110      1,700     3,224       1,614
      Extraordinary charge (i) ................        --        --           --        995        --         816
                                                 --------  --------     --------   --------  --------    --------
      Net income (loss) .......................  $  1,920  $ (4,797)    $    101   $    827  $  4,640    $  1,900
                                                 ========  ========     ========   ========  ========    ========
           Net income (loss) per share ........  $ 19,200  $(47,970)    $  1,010   $  8,270  $ 46,396    $ 19,005
                                                 ========  ========     ========   ========  ========    ========
           Weighted average number of
           shares outstanding .................       100       100          100        100       100         100
      Ratio of earnings to fixed charges (j) ..      2.0x       (k)         1.0x       1.5x      2.4x        1.2x


                                                                     Pro Forma
                                                                        Six
                                                  Six Months Ended     Months
                                                  ----------------     Ended
                                                 Sept. 28,  Sept. 27, Sept. 27,
                                                   1996      1997(d)   1997(e)
                                                   ----      -------   -------
Statement of Operations Data:
      Net sales ...............................  $ 41,967   $ 60,971  $ 64,843
      Cost of sales ...........................    29,447     43,143    46,201
                                                 --------   --------  --------
      Gross profit ............................    12,520     17,830    18,642
      Selling, general and administrative
           expense ............................     6,450      8,661     8,934
      Other expense, net of other income (g)(h)       410      1,022       914
                                                 --------   --------  --------
      Income (loss) from operations ...........     5,660      8,147     8,794
      Interest expense, net ...................     2,748      4,894     6,770
                                                 --------   --------  --------
      Income (loss) before income taxes and
           extraordinary charge ...............     2,912      3,253     2,024
      Provision (benefit) for income taxes ....     1,194      1,334       845
      Extraordinary charge (i) ................         0        625       625
                                                 --------   --------  --------
      Net income (loss) .......................  $  1,718   $  1,294  $    554
                                                 ========   ========  ========
           Net income (loss) per share ........  $ 17,180   $ 12,940    $5,540
                                                 ========   ========  ========
           Weighted average number of
           shares outstanding .................       100        100       100
      Ratio of earnings to fixed charges (j) ..      2.0x       1.6x      1.3x

                                                                       As of
                                                                  Sept. 27, 1997
                                                                  --------------
Balance Sheet Data:
  Cash and cash equivalents.....................................      $10,020
  Working capital...............................................       46,158
  Property, plant and equipment.................................       44,588
  Total assets..................................................      150,276
  Total debt (including current portion)........................      137,650
  Stockholder's equity..........................................     (17,552)

----------

(a) Includes the results of operations for Heim following the effective date of its acquisition in May 1993.

(b) Includes the results of operations for LPP and Nice following their respective effective dates of acquisition as of October 1996 and as of February 1997.


(c) The Company acquired LPP effective as of October 1996, Nice effective as of February 1997 and Bremen effective as of July 1997. Results of operations of LPP, Nice and Bremen subsequent to their respective effective dates of acquisition are included in the historical results of operations of RBC. See Unaudited Pro Forma Consolidated Financial Information for the combined results of LPP, Nice and Bremen (based upon unaudited historical information provided by the respective sellers of the acquired companies to RBC) for their respective pre-acquisition periods from March 31, 1996 through the effective dates of the LPP and Nice acquisitions, and through March 29, 1997, for the Bremen acquisition, and the adjustments made to the pre-acquisition historical results of LPP, Nice and Bremen and the adjustments to give effect to the Recapitalization as of the beginning of fiscal year 1997 are summarized as follows:

(d) Includes the results of operations of Bremen following the effective date of acquisition as of July 1997.


(e) The Company acquired Bremen effective as of July 1997. Results of operations of Bremen subsequent to the effective date of acquisition are included in the historical results of operations of the Company. See Unaudited Pro Forma Consolidated Financial Information for the results of Bremen (based upon unaudited historical information provided by the seller of the acquired company to the Company) for it's pre-acquisition periods from March 30, 1997 through the effective date of such acquisition, and the adjustments to give effect to the Recapitalization as of the beginning of the fiscal year are as follows:


                                             Historical   Acquisition   Transaction         Total
                                                 Bremen   Adjustments   Adjustments   Adjustments
                                             ----------   -----------   -----------   -----------
Net Sales                                       $ 3,872       $    --       $    --       $ 3,872
Costs of sales                                    3,160           (67)           --         3,093
                                             ----------------------------------------------------
Gross margin                                        712            67            --           779

Operating expenses:                                 340            --            --           340

Selling, general and administrative expenses         --            --          (108)         (108)
Other expenses, net of other income                 340            --          (108)          232
                                             ----------------------------------------------------
Operating income                                    372            67           108           547

Interest expense, net                                --           107         2,963         3,070
                                             ----------------------------------------------------
Income before taxes and extraordinary charge        372           (40)       (1,661)       (1,329)

Provision for income taxes                          167           (16)         (681)         (530)
                                             ----------------------------------------------------
Income before extraordinary charge                  205           (24)         (980)         (799)

Extraordinary charge, net                            --            --            --            --
                                             ----------------------------------------------------
Net income                                      $   205       $   (24)      $  (980)      $  (799)
                                                =======       =======       =======       =======

      The acquisition adjustments primarily relate to recording charges consistent with Company policy and to remove effect of expenses which are not expected to be recurring.

(f) Cost of sales and the related gross profit for the fiscal year ended April 2, 1994, reflects a charge of $2,454, representing start up costs associated with new production processes. It is the Company's policy to expense such costs in the period incurred.

(g) Includes a consulting fee of $292, $393, $400, $400 and $429 paid to Tribos, an affiliate of Aurora Capital, pursuant to a consulting agreement in fiscal 1993, 1994, 1995, 1996 and 1997, respectively. The amounts paid for the six months ended September 28, 1996 and September 27, 1997 were $209 and $108, respectively.

(h) Includes a $7,578 non-recurring restructuring charge in fiscal 1994, a $425 non-recurring environmental remediation charge in fiscal 1996, a $500 non-recurring pension termination charge in fiscal 1997 and $645 in non-recurring charges related to the Recapitalization in the amounts of $63 and $82 for various fees relating to legal settlements for the six months ended September 27, 1997.

(i) The extraordinary charge results from the write-off of unamortized deferred financing costs in connection with the early extinguishment of debt. The extraordinary charge is recorded net of tax benefit.

(j) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized,
      (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and (iii) that portion of rental expense considered to represent interest cost (assumed to be one-third).

(k) Earnings were insufficient to cover fixed charges in fiscal 1994 by $7,518.

                                  RISK FACTORS

      Prospective participants in the Exchange Offer should carefully consider the following specific risk factors, as well as the other information contained in this Prospectus, before making an investment in the Exchange Notes.

Substantial Leverage; Ability to Service Debt


      RBC incurred substantial indebtedness in connection with the Recapitalization and RBC is highly leveraged. As of November 18, 1997, RBC's total indebtedness was $140.1 million and RBC had the ability to borrow an additional $43.1 million under the Revolving Credit Facility. For the six months ended September 27, 1997, RBC's ratio of earnings to fixed charges was 1.6 to
1.0 and as of such date RBC had negative net worth of $17.6 million.


      The degree to which RBC is leveraged could have important consequences for RBC, including the following: (i) the ability of RBC to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be impaired; (ii) a substantial portion of RBC's cash flow from operations will be required to pay RBC's interest expense and principal repayment obligations and will not be available for its general corporate needs; (iii) RBC's flexibility to adjust to changing market conditions may be limited, and its ability to compete against its less highly leveraged competitors may be reduced; (iv) RBC may be more vulnerable in the event of a downturn in its business, in the aerospace or heavy equipment industries, or in any other industry to which RBC markets its products or in the economy generally; and (v) to the extent that RBC incurs borrowings under the Senior Credit Facilities, which borrowings will be at variable rates, it will be vulnerable to increases in interest rates. In order to provide for RBC's working capital needs, the Senior Credit Facilities provide for up to $54 million of revolving credit loans (subject to customary conditions to borrowing) which RBC believes will provide, together with cash flow from operations, sufficient capital resources to conduct its business for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and "Description of Certain Indebtedness."


      RBC's ability to pay interest on the Exchange Notes and satisfy its other obligations (including its obligation to purchase the Notes upon a Change of Control (see "-Obligations in the Event of a Change of Control"), and its obligations under the Senior Credit Facilities) will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. Although RBC believes it will be able to pay its obligations as they come due, there can be no assurance that it will generate earnings in any future period sufficient to cover its fixed charges. In the absence of adequate operating results and cash flows, RBC might be required to adopt alternative strategies that may include reducing or delaying capital expenditures, disposing of material assets or operations, refinancing its indebtedness, including the Exchange Notes, or seeking additional equity capital to meet its debt service obligations. The Senior Credit Facilities and the Indenture, as well as the Discount Indenture, contain covenants that restrict RBC's ability to take certain of the foregoing actions, including selling assets and using the proceeds therefrom. See "-Restrictions Imposed by Debt Instruments." There can be no assurance as to the timing of such actions, the ability of RBC to consummate such actions under its or Holdings' existing financing agreements or the proceeds that RBC could realize therefrom, and there can be no assurance that any such transactions would be feasible at the time or that such proceeds would be adequate to meet the obligations then due. In addition, there can be no assurance that the Subsidiary Guarantors will generate sufficient cash flow to meet their respective obligations under the Subsidiary Guarantees. See "Description of Certain Indebtedness," "Description of the Notes" and "-Ranking of the Exchange Notes and Subsidiary Guarantees."

      In connection with the Recapitalization, Holdings issued the Discount Debentures. See "Description of Certain Indebtedness-Discount Debentures." Although the Discount Debentures generally do not require the payment of cash interest until December 15, 2002, and do not mature until June 15, 2009, Holdings will be required to redeem approximately $34 million of the Discount Debentures no later than December 15, 2002. If Holdings is unable to obtain sufficient cash to make such redemption payment, an event of default with respect to the Discount Debentures would occur which would allow the holders thereof to accelerate the Discount Debentures and enforce their pledge of the capital stock of RBC. Holdings' only asset is the capital stock of RBC, and the ability of RBC to pay dividends to Holdings is restricted by both the Senior Credit Facilities and the Indenture. See "Description of the Notes-Certain Covenants-Limitation on Restricted Payments."

Cyclical Nature of Business

      The aerospace, heavy equipment and other industries to which the Company sells its products are, to varying degrees, cyclical and have historically experienced periodic downturns, which often have had a negative effect on demand for the Company's products. Prior industry downturns have resulted in negative effects on the Company's net sales, gross margin and net income. Although the Company believes that by concentrating on products with strong aftermarket demand it has reduced its exposure to such business downturns, any future material weakness in demand in any of these industries could have a material adverse effect on the financial condition and results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on Key Customers; Government Regulation; OEM Approvals; Defense Industry Consolidation


      The demand for the Company's products is largely dependent on the aerospace and heavy equipment industries. Sales to the Company's largest customer accounted for approximately 9.7% of the Company's fiscal 1997 net sales. Sales to the Company's ten largest customers accounted for approximately 40.2% of the Company's fiscal 1997 net sales. The Company has contractual relationships with almost all of its top ten customers, and in certain cases such relationships cover significant portions of the sales to such customer, however, in the aggregate, such relationships do not constitute substantially all sales to the Company's largest customers. The Company's contracts with its customers, including those with its largest customers, are generally not cancelable by the customer without cause. A substantial portion of its business relationships are informal and certain of the Company's contractual arrangements may be terminated at will. Although the Company believes that its business relationships with its major customers are currently mutually satisfactory, there can be no assurance that sales to the Company's major customers will continue at the same level of volume or pricing or that one or more major customers will not terminate or seek to materially alter the terms of its relationship with the Company. There can be no assurance that any of the Company's major customers will not shift its sourcing to other suppliers, develop in-house manufacturing capabilities for the Company's products or take other actions which could adversely affect the Company. The loss of any of the Company's major customers or a substantial decrease in any of such customer's purchases from the Company, a material decrease in the demand for new aircraft or heavy equipment or replacement parts therefor or a material deterioration in the ability of the Company to obtain orders to supply products for aircraft or heavy equipment could have a material adverse effect on the financial condition and results of operations of the Company.


      A significant portion of the Company's sales are to government agencies or departments or customers who are government contractors or are regulated by the government. As such, compliance with various government regulations and provisions in such customers' contracts may be required. Violations of these regulations could result in termination of the Company's contracts with such customers, imposition of fines or suspension or debarment from supplying component parts for government contracts.

      Several of the Company's customers, including many of the Company's largest customers, have strict manufacturing and quality standards (some of which are imposed by government regulation) with which the Company must comply. In many cases, the Company's compliance with such standards must be demonstrated prior to supplying the product. Failure by the Company to maintain compliance or to obtain approvals for new products could result in a material loss of sales to such customers. Additionally, the Company is able to utilize its position as an approved supplier to certain of such customers in order to promote sales to other customers. Such opportunities would be lost by any failure to maintain product approvals. The occurrence of any of the foregoing events could have a material adverse effect on the financial condition and results of operations of the Company.

      Many of the Company's products are used in a number of different applications in military equipment and aircraft. The defense industry has been undergoing rapid consolidation over the last few years. Consolidations and combinations in the industry may eliminate customers from the market (including customers of the Company who are acquired by companies that are not customers of the Company) or produce downward pricing pressures on component parts sales to the defense industry. Downward pricing pressures on sales of component parts, the elimination of customers from the industry generally or the loss of the Company's customers could have a material adverse effect on the financial condition and results of operations of the Company.

Potential Exposure to Environmental Liabilities

      The Company is subject to various federal, state and local environmental laws, ordinances and regulations, including those governing discharges of pollutants into the air and water, the storage, handling and disposal of solid wastes, hazardous wastes and hazardous substances and the health and safety of employees ("Environmental Laws"). Agencies responsible for enforcing Environmental Laws have authority to impose significant civil or criminal penalties for non-compliance. The Company believes it is currently in material compliance with all applicable requirements of Environmental Laws, but there can be no assurance that some future non-compliance will not result in the imposition of significant liabilities.

      The Company also may be liable under Environmental Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), state analogs to CERCLA and certain state property transfer laws, for the costs of investigation and remediation of contamination at facilities owned or operated by the Company, or at other facilities at which the Company has disposed of hazardous substances. In connection with such contamination, the Company may also be liable for natural resource damages, government penalties and claims by third parties for personal injury and property damage. State agencies are currently overseeing investigation and remediation activities at the Company's facilities in Fairfield, Connecticut, West Trenton, New Jersey, Santa Ana, California, and Rancho Dominguez, California, and the prior property owner has conducted limited remediation at the Company's Kulpsville, Pennsylvania facility. The former owners of these facilities have agreed to indemnify the Company for liabilities arising from environmental conditions that existed prior to the date of purchase of such facilities by the Company, which has covered most of the costs of ongoing remediation to date, although the Company has relinquished the indemnity for the Fairfield, Connecticut facility. Moreover, there can be no assurance that the indemnities relating to the other facilities, all of which contain negotiated dollar limits, will be adequate to resolve any remaining cleanup liabilities or that the indemnifying parties will continue to perform their indemnification obligations.

      Future events, such as new releases of hazardous substances, new information concerning past releases of hazardous substances, changes in existing Environmental Laws or their interpretation, and more rigorous enforcement by regulatory authorities, may give rise to additional expenditures, compliance requirements or liabilities that could have a material adverse effect on the financial condition and results of the operations of the Company. See "Business-Environmental Matters."

Ability to Implement Acquisition Strategy and Ability to Manage Growth

      A key component of the Company's business strategy is the growth of the Company's product and customer base through the acquisition of competitors in similar lines of business and operators in segments of the bearing industry in which the Company has not historically operated. Although the Company believes that there currently exist ample opportunities for such acquisitions, there can be no assurance that the Company will be able to successfully exploit any such opportunities or that such opportunities will be available in the future. In order to capitalize on any such acquisition opportunities, the Company may need to obtain additional capital. To raise such capital, the Company may elect to undertake additional debt financings. The issuance of additional debt securities or borrowings would result in additional leverage and reduced working capital. Additionally, the issuances of additional debt securities or borrowings is restricted by the terms of the Indenture, the Discount Indenture and the Senior Credit Facilities. See "--Restrictions Imposed by Debt Instruments." There can be no assurance that the Company will be able to obtain such financing on terms acceptable to the Company, if at all, and the inability to obtain such financing when desired could have a material adverse effect on the Company's ability to implement its acquisition strategy and capitalize on profitable opportunities.

      Following the Exchange Offer, the Company intends to grow and expand its business through internal expansion and acquisitions. If such growth occurs, it will place demands on the Company's management, employees, operations and physical and financial resources. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base, and any inability of the Company to attract and retrain the executive and managerial personnel required by its expanding business could have a material adverse effect on the results of operations and financial condition of the Company. If the Company's systems, procedures or controls are not adequate to support the Company's operations, management may not be able to achieve the rapid expansion necessary to exploit potential market opportunities for the Company's products. In addition, any anticipated expansion of the Company's marketing efforts outside of the United States will expose the Company to the economic, political and regulatory environments within the countries in which the Company's new and potential customers are located, which may be more restrictive or burdensome than those in the United States and with which the Company may be unfamiliar.

Competition

      Segments of the bearing industry are subject to intense competition, on a price, quality and customer service basis. The Company faces competition from other bearing manufacturers, many of whom are diversified manufacturing concerns and have significantly greater financial and other resources than the Company. Additionally, certain of the Company's competitors are able to produce their own raw materials and possess a greater market share in many segments of the bearing industry than the Company. Such competitors are able to expend greater resources on research and new product development. The Company believes, however, that by operating in the markets within the bearing industry in which it competes, it faces less competition from the larger bearing manufacturers and that competition in such markets is less dependent on price and the ability to expend significant financial resources. See "Business-Competition." Additionally, the Company relies on certain of its competitors for its own raw materials and in certain circumstances produces products for, and sells products to, its competitors for resale under such competitors' names. See "Business-Suppliers and Raw Materials."

Ranking of the Exchange Notes and Subsidiary Guarantees


      The Exchange Notes will be subordinated in right of payment to all Senior Indebtedness of RBC, including RBC's obligations under the Senior Credit Facilities. As of November 18, 1997, the amount of Senior Indebtedness of RBC was approximately $26.5 million, and RBC had the ability to borrow an additional $43.1 million under the Revolving Credit Facility. Although the Indenture contains limitations on the amount of additional indebtedness that the Company may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be senior to the Notes.


      Under the Indenture, the Company is permitted to incur indebtedness so long as the Consolidated Coverage Ratio (as defined herein) of the Company as of the date of such incurrence and after giving effect thereto exceeds 2.0 to 1.0 if the indebtedness is incurred prior to June 15, 2002 or 2.25 to 1.0 if incurred thereafter. Additionally the Company is permitted to incur the indebtedness under the Senior Credit Facilities and up to $10 million of additional indebtedness without regard to compliance with the ratio referred to above. All such debt will be Senior Indebtedness.

      Pursuant to the Senior Credit Facilities, the Company may, in addition to the borrowings under the Senior Credit Facilities incur a maximum of approximately $10,750,000 in Senior Indebtedness not existing on the date of the closing of the Indenture and the Senior Credit Facilities. Under the restriction on the Company's ability to incur additional Indebtedness contained in the Senior Credit Facilities, the Company may incur the following additional Senior indebtedness: (i) up to $10,000,000 of indebtedness secured by certain liens or in respect of capitalized leases, (ii) indebtedness arising from endorsement of negotiable instruments, (iii) indebtedness under certain indemnity agreements,
(iv) up to $250,000 in indebtedness relating to surety, appeal and similar bonds, (iv) indebtedness with respect to open account arrangements or accrued expenses in current account payables, (v) indebtedness up to $250,000 relating to certain acquisitions and (vi) up to $250,000 of other indebtedness.

      Upon any payment or distribution of assets of RBC upon liquidation, dissolution, reorganization or any similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full before the Holders are entitled to receive any payment. In addition, RBC may not make any payments in respect of the Exchange Notes during the continuance of a payment default under any Senior Indebtedness. Moreover, if certain non-payment defaults exist under certain Senior Indebtedness, RBC may be prohibited from making any payments in respect of the Exchange Notes for a specified period of time.

      The obligations of RBC under the Exchange Notes and the Senior Credit Facilities are, subject to certain limitations, fully and unconditionally guaranteed by the Subsidiary Guarantors on a joint and several basis. The Subsidiary Guarantees with respect to the Exchange Notes are limited in amount to the maximum amount that can be guaranteed under applicable fraudulent transfer laws and are subordinated to Senior Indebtedness of each Subsidiary Guarantor to the same extent that the Exchange Notes are subordinated to Senior Indebtedness of RBC. Accordingly, the obligation of a Subsidiary Guarantor under its Subsidiary Guarantee may be limited or reduced to zero, and the ability to collect under any Subsidiary Guarantee may be limited. The obligations of RBC and its subsidiaries, whether as borrower or guarantor, under the Senior Credit Facilities are collateralized by substantially all of each such entity's present and future assets. Any default thereunder could effectively permit the holders of Senior Indebtedness to control RBC's and its subsidiaries' cash and other assets which could indirectly prevent RBC from meeting its debt service obligations on other indebtedness, including the Exchange Notes. The Exchange Notes will be unsecured and, therefore, do not have the benefit of such collateral. If RBC becomes insolvent or is liquidated or if the indebtedness under the Senior Credit Facilities is accelerated, including any acceleration as a result of a bankruptcy or insolvency of, or other event of default with respect to, Holdings, the lenders under the Senior Credit Facilities will be entitled to payment in full from the proceeds of the collateral prior to any payment to the Holders. In such event, it is possible that there would be no assets remaining from which claims of the Holders could be satisfied or, if any assets remain, such assets may be insufficient to fully satisfy such claims. See "Description of the Notes-Ranking," "-Subsidiary Guarantees" and "-Certain Covenants."

Fraudulent Transfer Considerations

      A significant portion of the proceeds of the offering of the Outstanding Notes were distributed to Holdings, the sole stockholder of the Company, and used to redeem and purchase Common Stock, Preferred Stock and Common Stock Purchase Warrants in the Recapitalization. Under relevant federal bankruptcy law and state fraudulent transfer laws, the Exchange Notes under certain circumstances may be subject to avoidance or may be subordinated to existing or future indebtedness of the Company (in addition to the Senior Indebtedness to which the Exchange Notes are expressly subordinated). Such circumstances would include a court finding in a suit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Company as debtor-in-possession, finding that, after giving effect to the sale of the Outstanding Notes and the Discount Debentures and the incurrence of the indebtedness under the Senior Credit Facilities (collectively, the "Recapitalization Indebtedness") and the application of the net proceeds therefrom either (a) the Company received less than a reasonably equivalent value or fair consideration for the issuance of the Outstanding Notes (including by reason of the fact the proceeds therefrom were distributed to Holdings to purchase Common Stock, Preferred Stock and Common Stock Purchase Warrants, which courts generally consider of no value to the issuer of such equity securities or its subsidiaries) and either (i) was insolvent at the time of such issuance or was rendered insolvent thereby, (ii) was engaged in business or transactions for which the assets remaining with the Company constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured; or (b) the Company issued the Outstanding Notes with actual intent to hinder, delay or defraud its existing creditors. In such case, the court could avoid the Exchange Notes and order that all or part of any payments on the Exchange Notes be returned to the Company or to a fund for the benefit of its creditors, or subordinate the Exchange Notes to some or all other indebtedness of the Company, or take other action detrimental to the Holders.

      In addition, the Company will rely on upstream dividends from its subsidiaries as a source of payment on the Exchange Notes. Dividend payments are generally considered to have been made for less than a reasonably equivalent value as the payor receives no value in return. As a result, such dividend payments may be attacked by an unpaid creditor of such subsidiary or representative of such creditors pursuant to the same fraudulent transfer theory set forth above. If such an attack were successful, the Company's subsidiaries could be prevented from paying dividends to the Company, or the Company could be obliged to repay dividends received if such dividends were successfully avoided as fraudulent transfers. In such case, the ability of the Company to make payments on the Exchange Notes would be materially impaired.

      Upstream guarantees themselves, such as the Subsidiary Guarantees, may be avoided as fraudulent transfers pursuant to the same fraudulent transfer theory set forth above. However, each Subsidiary Guarantee is limited in amount to the maximum amount that can be guaranteed under applicable fraudulent transfer laws. Accordingly, a Subsidiary Guarantor's obligation under its Subsidiary Guarantee may be limited or reduced to zero. In determining whether a Subsidiary Guarantor received reasonably equivalent value, courts generally will consider the benefits the Subsidiary Guarantor derives from the Company's financing, management and position and reputation in the marketplace.

      The measure of insolvency for purposes of all of the foregoing varies based upon the law of the jurisdiction applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent liabilities) is greater than all of its property at a fair valuation, or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liabilities on its existing debts (including contingent liabilities), as they become absolute and matured. In addition, an entity may be presumed insolvent under some fraudulent transfer laws if it is not generally paying its debts as they become due. Although, following the Recapitalization, as determined in accordance with generally accepted accounting principles, the Company currently has a negative net worth for financial accounting purposes, the Company believes, based upon valuations and forecasts, that the Company was at the time of consummation of the Recapitalization, was at the time the Outstanding Notes were issued, will be at the time the Exchange Notes are issued, and will continue to be at all times that payments on the Exchange Notes are made solvent, will have sufficient capital to carry on its business, and will continue to be able to pay its debts as they mature. Similarly, the Company believes that, based on such information, each subsidiary of the Company was at the time of the Recapitalization, was at the time the Outstanding Notes were issued, will be at the time the Exchange Notes are issued and will continue to be at the times it is projected to pay dividends to the Company solvent, will have sufficient capital to carry on its business and will continue to be able to pay its debts as they mature. Accordingly, the Company believes that in a bankruptcy case or a lawsuit by creditors of the Company, none of the Exchange Notes should be held to have been issued, nor payments on the Exchange Notes held to have been made, in violation of applicable federal bankruptcy law or state fraudulent transfer laws, and that in a suit by the creditors of the subsidiaries of the Company, none of the dividends to the Company should be held to have been made in violation of applicable federal bankruptcy law or state fraudulent transfer laws. There can be no assurance, however, as to what standard a court would apply to determine whether the Company and its subsidiaries were "insolvent" as of the date the Outstanding Notes or the Exchange Notes were issued; or that, regardless of the method of valuation, a court would not determine that the Company or its subsidiaries was insolvent on such other relevant dates. Nor can there be any assurance that a court would not determine, regardless of whether the Company was solvent on the date the Exchange Notes were issued, that the payments constituted fraudulent transfers on another of the grounds set forth above.

Restrictions Imposed by Debt Instruments

      The Senior Credit Facilities, the Indenture and the Discount Indenture contain numerous financial and operating covenants, including, but not limited to, restrictions on the Company's ability to incur indebtedness, pay dividends, redeem stock, issue stock, create liens, sell assets, engage in certain mergers and acquisitions and make investments. Such covenants could materially limit the Company's ability to finance its future operations or capital needs or to engage in potentially profitable activities in which the Company might otherwise engage. The ability of the Company to comply with the covenants and other terms of the Senior Credit Facilities, the Indenture and the Discount Indenture will depend on the future performance of the Company.

      In addition, the credit agreement relating to the Senior Credit Facilities (the "Credit Agreement") requires the maintenance of certain financial covenants, including a maximum Consolidated Leverage Ratio (as defined in the Credit Agreement; a ratio of total debt to EBITDA (as defined in the Credit Agreement)), a minimum Consolidated Interest Coverage Ratio (as defined in the Credit Agreement; a ratio of EBITDA to interest expense) and a minimum Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Agreement; a ratio of EBITDA to fixed charges) certain of which become more restrictive over time as follows: Consolidated Leverage Ratio - 5.95 to 1.00 for fiscal 1998 to
3.25 to 1.00 following fiscal 2002; Consolidated Interest Coverage Ratio - 1.60 to 1.00 for fiscal 1998 to 2.50 to 1.00 following fiscal 2002; Consolidated Fixed Charge Coverage Ratio - 1.00 to 1.00 for fiscal 1998 to 1.05 to 1.00 following fiscal 2002.

      As the Credit Agreement was entered into during the course of the 1998 fiscal year, determination of compliance with each of the foregoing financial ratios for the 1998 fiscal year is made based on quarterly figures that are annualized as set forth in the Credit Agreement. Based upon such calculation, the Company currently meets all required ratios.

      The ability of the Company to comply with its covenants and achieve such ratios may be affected by events beyond the Company's control. In the event the Company fails to comply with the various covenants contained in the Senior Credit Facilities, the lenders thereunder would have the ability to accelerate such debt, which would constitute a default under the Indenture. If the indebtedness under the Senior Credit Facilities or the Indenture were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full. See "Description of the Notes-Defaults."

Obligations in the Event of a Change of Control

      Upon a Change of Control, the Company is obligated to make an offer to purchase all outstanding Notes at a price equal to 101% of the principal amount of the Notes, plus accrued interest thereon. The Senior Credit Facilities prohibit the Company from purchasing any Notes and also provide that the occurrence of certain Change of Control events with respect to the Company constitutes a default thereunder. In the event of a Change of Control, the Company would be required to repay all borrowings under the Senior Credit Facilities or obtain the consent of its lenders under the Senior Credit Facilities to make the purchase of the Notes. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute a default under the Indenture, which, in turn, would constitute a default under the Senior Credit Facilities. There can be no assurance that the Company will have the financial ability to purchase the Notes upon the occurrence of a Change of Control.

      Notwithstanding the requirement that the Company repurchase the Notes upon the occurrence of a Change of Control, the Company may enter into transactions, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions, that, while not constituting a Change of Control under the Indenture, may result in an increase in the amount of indebtedness of the Company, otherwise affect the capital structure or credit ratings of the Company or have adverse affects on the holders of the Notes, certain of which are restricted by other covenants contained in the Indenture. See "Description of the Notes-Change of Control" and "___ Certain Covenants."

      The meaning of the phrase "all or substantially all" as used in the definition of Change of Control varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether the foregoing provisions are applicable.

Dependence On Key Personnel

      The Company's business is managed by a small number of key executive officers. The loss of the services of certain of these executives, including Dr. Hartnett, could have a material adverse impact on the financial condition and results of operations of the Company. There can be no assurance that the services of such personnel will continue to be made available. The Company has entered into a five-year employment agreement with Dr. Hartnett. See "Management-Employment Agreement" and "Certain Relationships and Related Transactions."

Labor Relations

      As of September 27, 1997, the Company had approximately 1,099 active employees, of whom approximately 23.1%, representing employees at the Company's West Trenton, New Jersey and Fairfield, Connecticut facilities, were represented by the United Auto Workers ("UAW"), and 7.1%, representing employees at the Company's Kulpsville, Pennsylvania facility, were represented by the United Steel Workers of America (the "USWA"). There can be no assurance that additional employees not currently represented by unions will not elect to be so represented in the future.

      The Company's agreement with the UAW for the West Trenton, New Jersey facility expires May 31, 1999, its agreement with the UAW for the Fairfield, Connecticut facility expires January 31, 1999, and its agreement with the USWA expires on October 23, 1999. There can be no assurance that any of these agreements will be renewed when they expire or that the Company will not experience strikes, work stoppages or other situations.

Controlling Stockholders

      All of the outstanding stock of the Company is held by Holdings. As of September 27, 1997, Dr. Hartnett owned approximately 43% (approximately 42% on a fully diluted basis) and members of management of the Company (16 persons) owned approximately 61% (approximately 62% on a fully diluted basis) of the outstanding capital stock of Holdings. In addition, through the ownership of Class B Supervoting Common Stock of Holdings ("Class B Common Stock"), Dr. Hartnett has, subject to certain limitations, the power to control a majority of the voting rights of all capital stock of Holdings. Accordingly, management, in particular Dr. Hartnett, is in a position to control Holdings and the Company and is able to determine the outcome of any corporate transaction or other matter submitted to the stockholders of Holdings for approval, including the election of directors, mergers, acquisitions, consolidations or the sale of all or substantially all of the Company's assets. See "Certain Relationships and Related Transactions."

Lack of Public Market for the Exchange Notes; Restrictions on Resales

      There is no existing trading market for the Exchange Notes, and there can be no assurance regarding the future development of a market for the Exchange Notes, or the ability of Holders to sell their Exchange Notes or the price at which such Holders may be able to sell their Exchange Notes. If such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than the initial offering price of Outstanding Notes depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchaser has advised the Company that it currently intends to make a market in the Exchange Notes. The Initial Purchaser is not obligated to do so, however, and any market making with respect to the Exchange Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Exchange Notes, or that an active market for the Exchange Notes will develop. The Company does not intend to apply for listing or quotation of the Exchange Notes, on any securities exchange or stock market; however, the Outstanding Notes are, Exchange Notes are expected to be, eligible for trading in The Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market of The Nasdaq Stock Market, Inc.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Exchange Notes, will not be subject to similar disruptions. Any such disruptions could have an adverse effect on Holders of the Exchange Notes.

                                 USE OF PROCEEDS

      The Company will receive no proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer.

      The Company received approximately $106.2 million in proceeds from the sale of the Outstanding Notes. The proceeds of such sale, together with the proceeds from the Term Loans were used to repay the outstanding balance on the Existing Revolving Credit Agreement and the Existing Term Loan, to pay the Dividend to Holdings and to pay certain fees incurred in connection with the Recapitalization. See "Prospectus Summary-Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions."

                                 CAPITALIZATION
                             (dollars in thousands)


      The following table sets forth the capitalization of the Company as of September 27, 1997. This table should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Condensed Consolidated Financial Information of the Company contained elsewhere in this Prospectus.


                                                        As of September 27, 1997
                                                        ------------------------
Total debt:
      Revolving Credit Facility (a)....................         $   ----
      Term Loans.......................................           15,750
      Industrial Development Revenue Bonds ("IRBs")....           10,700
      Capitalized leases...............................            3,773
      Notes............................................          110,000
      Total debt.......................................          140,223
Total stockholder's equity (deficit)...................          (17,552)
                                                                --------
      Total capitalization.............................         $122,671
                                                                ========

----------

(a) The Revolving Credit Facility is a five-year $54,000 facility, of which availability is reduced by $10,900 as a result of the issuance of letters of credit thereunder to support the Company's obligations in respect of the IRBs.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

      The following unaudited pro forma consolidated financial information (the "Pro Forma Financial Information") is based on the Consolidated Financial Statements and the Condensed Consolidated Financial Statements of the Company contained elsewhere in this Prospectus, adjusted to give effect to the following: (i) the acquisition of LPP effective October 1996 (the "LPP Acquisition"), (ii) the acquisition of Nice effective February 1997 (the "Nice Acquisition"), (iii) the acquisition of Bremen effective July 1997 (the "Bremen Acquisition" and collectively with the LPP Acquisition and the Nice Acquisition, the "Acquisitions") and (iv) the Recapitalization. The Pro Forma Consolidated Statements of Operations give effect to the Acquisitions and the Recapitalization as if they had occurred as of March 31, 1996. The Acquisitions and the Recapitalization and the related adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Financial Information does not purport to represent what the Company's results of operations would actually have been had the Acquisitions and the Recapitalization in fact occurred on such date or to project the Company's results of operations for any future period. The Pro Forma Financial Information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Condensed Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        Fiscal Year Ended March 29, 1997
                             (Dollars in thousands)



                                                Combined                        Pro Forma    Recapitalization
                                               Historical       Acquisition       for the       Transaction
                               Historical    Acquisitions(a)    Adjustments    Acquisitions   Adjustments(b)    Pro Forma
                               ----------    ---------------    -----------    ------------   --------------   ---------
Net sales                       $ 93,427        $ 32,185        $     --         $125,612        $     --      $125,612
Cost of sales                     64,215          27,559          (1,723)(c)       90,051              --        90,051
                                --------        --------        --------         --------        --------      --------

Gross profit                      29,212           4,626           1,723           35,561              --        35,561
Operating Expenses:
  Selling, general and
    administrative expense        14,537           3,015          (1,180)(d)       16,372              --        16,372
  Other expense, net of
    other income                   1,473              --              --            1,473            (429)(e)     1,044
                                --------        --------        --------         --------        --------      --------
                                  16,010           3,015          (1,180)          17,845            (429)       17,416

Income from operations          $ 13,202        $  1,611        $  2,903         $ 17,716        $    429      $ 18,145
                                --------        --------        --------         --------        --------      --------

             Notes to Pro Forma Consolidated Statement of Operations
                             (Dollars in thousands)

(a) The Company acquired LPP effective as of October 1996, Nice effective as of February 1997, and Bremen effective as of July 1997. Results of operations of LPP, Nice and Bremen subsequent to their effective dates of acquisition are included in the historical results of operations of RBC. The combined results of LPP, Nice and Bremen (based upon unaudited historical information provided by the respective sellers of the acquired companies to RBC) for their respective pre-acquisition periods from March 31, 1996 through the effective dates of the LPP Acquisition and the Nice Acquisition, and through March 29, 1997 for the Bremen Acquisition, are as follows:

                                                                    Combined
                                                                   Historical
                                         LPP      Nice   Bremen   Acquisitions
                                         ---      ----   ------   ------------

Net sales                              $ 4,239  $13,621  $14,325     $32,185
Cost of sales                            3,369   11,598   12,592      27,559
                                       -------------------------     -------
Gross profit                               870    2,023    1,733       4,626
Selling, general and administrative
  expense                                  141    1,534    1,340       3,015
Other expense, net of other income          --       --       --          --
                                       -------------------------     -------

Income from operations                 $   729  $   489  $   393     $ 1,611
                                       =======  =======  =======     =======

(b) The Pro Forma Consolidated Statements of Operations do not reflect nonrecurring charges directly attributable to the Recapitalization. Accordingly, they do not reflect the estimated additional compensation expense of approximately $738, incurred by the Company as a result of the redemption by Holdings of certain Common Stock Purchase Warrants held by members of management of the Company in connection with the Recapitalization.

(c) Reflects the following adjustments made to the pre-acquisition historical cost of sales of LPP. Nice and Bremen in connection with the Acquisitions described above.

                                                                                Acquisition
                                                    LPP      Nice     Bremen    Adjustments
                                                    ---      ----     ------    -----------
To reflect the application of RBC's depreciation
policy based upon cost basis of fixed assets
versus replacement cost basis followed by
acquired companies                                $    67  $  (696)  $  (221)     $  (850)


To reflect capitalization of fixed asset items
in accordance with RBC's policy                        --     (690)     (404)      (1,094)

To reflect adjustment to depreciation due to
adjustments to fixed assets in connection
with the Acquisitions                                  --     (137)      427          290

To reclassify certain administrative salaries          --     (392)     (170)        (562)

To reclassify certain expenses related to
cost of sales                                          --       --       187          187

To eliminate parent company charges to the
acquired company and certain employee benefits
included in cost of sales, all of which are
not expected to be recurring                           --      407      (101)         306
                                                  -------  -----------------      -------

Total                                             $    67  $(1,508)  $  (282)     $(1,723)
                                                  -------  -----------------      -------

(d) Reflects the following adjustments made to the pre-acquisition historical selling, general and administrative expenses of Nice and Bremen in connection with the Acquisitions described above.

                                                                        Acquisition
                                                       Nice     Bremen  Adjustments
                                                       ----     ------  -----------
To reclassify certain administrative salaries        $   392   $   170    $   562

To reclassify certain expenses related to cost
of sales                                                  --      (187)      (187)

To eliminate parent company charges to the acquired
company and certain employee benefits included in
selling, general and administrative expenses, all
of which are not expected to be recurring             (1,075)     (480)    (1,555)
                                                     -----------------    -------

Total                                                $  (683)  $  (497)   $(1,180)
                                                     -----------------    -------

(e) Reflects adjustment to eliminate the consulting fee paid to Tribos, an affiliate of Aurora, pursuant to a consulting agreement. This agreement will be terminated in connection with the Recapitalization. See "Certain Relationships and Related Transactions".

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       Six Months Ended September 27, 1997
                             (Dollars in thousands)

                                                                                  Pro Forma   Recapitalization
                                                          Historical Acquisition    for the     Transaction
                                               Historical  Bremen(a) Adjustments  Acquisition   Adjustments   Pro Forma
                                               ------------------------------------------------------------------------
Net Sales                                       $ 60,971  $  3,872   $     --      $ 64,843     $     --     $ 64,843

Cost of sales                                     43,141     3,160       (100)(b)    46,201           --       46,201
                                               ------------------------------------------------------------------------
Gross margin                                      17,830       712        100        18,642           --       18,642

Operating expenses:
   Selling, general and administrative expense     8,661       340        (67)(b)     8,934           --        8,934
   Other expense, net of other income              1,022        --         --         1,022         (108)(c)      914
                                               ------------------------------------------------------------------------
                                                   9,683       340        (67)        9,956         (108)       9,848
                                               ------------------------------------------------------------------------

Operating income                                $  8,147  $    372   $    167      $  8,686     $    108     $  8,794
                                               ------------------------------------------------------------------------

             Notes to Pro Forma Consolidated Statement of Operations
                             (Dollars in thousands)

(a) Includes the results of Bremen (based upon unaudited historical information provided by the seller of the acquired company to RBC) for its pre-acquisition period from March 30, 1997 through the effective date of such Acquisition. The Company acquired Bremen effective as of July 1997. Results of operations of Bremen subsequent to the effective date of the Acquisition are included in the historical results of operations of RBC.

(b) Reflects the following adjustments made to the pre-acquisition historical results of operations of Bremen in connection with the Acquisition described above:

                                                                                 Selling,
                                                                 Cost of       general and
                                                                  sales       administrative
                                                                 ---------------------------

      To reflect the application of RBC's depreciation
      policy based upon cost basis of fixed assets versus
      replacement cost basis followed by acquired company         $ (69)          $  --

      To reflect capitalization of fixed asset items in
      accordance with RBC's policy                                  (88)             --

      To reflect adjustment to depreciation due to
      adjustments to fixed assets in connection with the
      Acquisition                                                   107              --

      To reclassify certain administrative salaries                 (38)             38

      To reclassify certain expenses related to cost of sales        26             (26)

      To eliminate parent company charges to the acquired
      company and certain employee benefits included in cost
      of sales and selling, general and administrative expenses,
      all of which are not expected to be recurring                 (38)            (79)
                                                                 ---------------------------
      Total                                                       $(100)          $ (67)
                                                                 ---------------------------

(c) Reflects adjustment to eliminate the consulting fee paid to Tribos, an affiliate of Aurora. pursuant to a consulting agreement. This agreement will be terminated in connection with the Recapitalization. See "Certain Relationships and Related Transactions".

 SELECTED CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION
             (dollars in thousands except share and per share data)

      The selected consolidated historical financial information presented below for each of the fiscal years in the three-year period ended March 29, 1997, and at March 29, 1997, has been derived from the Consolidated Financial Statements of the Company, which have been audited by Ernst & Young LLP, independent certified public accountants. The selected consolidated historical financial information presented below for each of the fiscal years in the two-year period ended April 2, 1994 and for the six-month period ended September 28, 1996 has been derived from the condensed consolidated financial statements of the Company. The selected consolidated historical financial information presented below for the six-month period ended September 27, 1997 and at September 27, 1997 has been derived from the condensed consolidated financial statements of the Company included elsewhere in this Prospectus. The pro forma selected consolidated information for the fiscal year ended March 29, 1997 is based on the consolidated financial statements of the Company and gives effect to the acquisitions of Nice, LPP and Bremen and the Recapitalization as if each of such transactions had occurred as of the beginning of fiscal year 1997. The pro forma selected consolidated information for the six-month period ended September 27, 1997 is based on the condensed consolidated financial statements of the Company and gives effect to the acquisition of Bremen and the Recapitalization as if such transactions had occurred as of the beginning of fiscal year 1998. The information presented below should be read in conjunction with "Unaudited Pro Forma Financial Information of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and condensed the beginning of fiscal year 1998. Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.




                                                                                                            Pro Forma
                                                                        Fiscal Year Ended                  Fiscal Year
                                                                        -----------------                     Ended
                                                     April 3,  April 2,     April 1,   March 30, March 29,   March 29,
                                                       1993     1994(a)       1995       1996     1997(b)     1997(c)
                                                       ----     -------       ----       ----     -------     -------
Statement of Operations Data:
      Net sales ...................................  $ 53,837  $ 65,306     $ 73,904   $ 82,233  $ 93,427    $125,612
      Cost of sales ...............................    36,774    49,596(f)    57,204     60,054    64,215      90,051
                                                     --------  --------     --------   --------  --------    --------
      Gross profit ................................    17,063    15,710(f)    16,700     22,179    29,212      35,561
      Selling, general and administrative expense .     8,917    10,201        8,987     11,104    14,537      16,372
      Other expense, net of other income (g)(h) ...       945     8,694        1,057      1,388     1,473       1,044
                                                     --------  --------     --------   --------  --------    --------
      Income (loss) from operations ...............     7,201    (3,185)       6,656      9,687    13,202      18,145
      Interest expense, net .......................     3,471     4,333        6,445      6,165     5,338      13,815
                                                     --------  --------     --------   --------  --------    --------
      Income (loss) before income taxes and
           extraordinary charge ...................     3,730    (7,518)         211      3,522     7,864       4,330
      Provision (benefit) for income taxes ........     1,810    (2,721)         110      1,700     3,224       1,614
      Extraordinary charge (i) ....................        --        --           --        995        --         816
                                                     --------  --------     --------   --------  --------    --------
      Net income (loss) ...........................  $  1,920  $ (4,797)    $    101   $    827  $  4,640    $  1,900
                                                     ========  ========     ========   ========  ========    ========
           Net income (loss) per share ............  $ 19,200  $(47,970)    $  1,010   $  8,270  $ 46,396    $ 19,005
                                                     ========  ========     ========   ========  ========    ========
           Weighted average number of
           shares outstanding .....................       100       100          100        100       100         100
      Ratio of earnings to fixed charges (j) ......      2.0x       (k)         1.0x       1.5x      2.4x        1.2x


                                                                      Pro Forma
                                                                         Six
                                                   Six Months Ended     Months
                                                   ----------------     Ended
                                                 Sept. 28,  Sept. 27,  Sept. 27,
                                                    1996      1997(d)   1997(e)
                                                    ----      -------   -------
Statement of Operations Data:
      Net sales ................................... $ 41,967  $ 60,971  $ 64,843
      Cost of sales ...............................   29,447    43,143    46,201
                                                    --------  --------  --------
      Gross profit ................................   12,520    17,830    18,642
      Selling, general and administrative expense .    6,450     8,661     8,934
      Other expense, net of other income (g)(h) ...      410     1,022       914
                                                    --------  --------  --------
      Income (loss) from operations ...............    5,660     8,147     8,794
      Interest expense, net .......................    2,748     4,894     6,770
                                                    --------  --------  --------
      Income (loss) before income taxes and
           extraordinary charge ...................    2,912     3,253     2,024
      Provision (benefit) for income taxes ........    1,194     1,334       845
      Extraordinary charge (i) ....................        0       625       625
                                                    --------  --------  --------
      Net income (loss) ........................... $  1,718  $  1,294  $    554
                                                    ========  ========  ========
           Net income (loss) per share ............ $ 17,180  $ 12,940  $  5,540
                                                    ========  ========  ========
           Weighted average number of
           shares outstanding .....................      100       100       100
      Ratio of earnings to fixed charges (j) ......     2.0x      1.6x      1.3x

                                                                      As of
                                                                  Sept. 27, 1997
                                                                  --------------
Balance Sheet Data:
  Cash and cash equivalents....................................     $ 10,020
  Working capital..............................................       46,158
  Property, plant and equipment................................       44,588
  Total assets.................................................      150,276
  Total debt (including current portion).......................      137,650
  Stockholder's equity.........................................      (17,552)

----------

(a) Includes the results of operations for Heim following the effective date of its acquisition in May 1993.

(b) Includes the results of operations for LPP and Nice following their respective effective dates of acquisition as of October 1996 and as of February 1997.


(c) The Company acquired LPP effective as of October 1996, Nice effective as of February 1997 and Bremen effective as of July 1997. Results of operations of LPP, Nice and Bremen subsequent to their respective effective dates of acquisition are included in the historical results of operations of RBC. See Unaudited Pro Forma Financial Information for the combined results of LPP, Nice and Bremen (based upon unaudited historical information provided by the respective sellers of the acquired companies to RBC) for their respective pre-acquisition periods from March 31, 1996 through the effective dates of the LPP and Nice acquisitions, and through March 29, 1997 for the Bremen Acquisition and the adjustments made to the pre-acquisition historical results of LPP, Nice and Bremen, and the adjustments to give effect to the Recapitalization as of the beginning of fiscal year 1997.

(d) Includes the results of operations of Bremen following the effective date of acquisition as of July 1997.


(e) The Company acquired Bremen effective as of July 1997. Results of operations of Bremen subsequent to the effective date of acquisition are included in the historical results of operations of the Company. See Unaudited Pro Forma Consolidated Financial Information for the results of Bremen (based upon unaudited historical information provided by the seller of the acquired company to the Company) for it's pre-acquisition periods from March 30, 1997 through the effective date of such acquisition, and the adjustments to give effect to the Recapitalization.




(f) Cost of sales and related gross profit for the fiscal year ended April 2, 1994, reflects a charge of $2,454, representing start up costs associated with new production processes. It is the Company's policy to expense such costs in the period incurred.

(g) Includes a consulting fee of $292, $393, $400, $400 and $429 paid to Tribos, an affiliate of Aurora, pursuant to a consulting agreement in fiscal 1993, 1994, 1995, 1996 and 1997, respectively. The amounts paid for the six months ended September 28, 1996 and September 27, 1997 were $209 and $108, respectively.

(h) Includes a $7,578 non-recurring restructuring charge in fiscal 1994, a $425 non-recurring environmental remediation charge in fiscal 1996 and a $500 non-recurring pension termination charge in fiscal 1997 and $645 in non-recurring charges related to the Recapitalization in the amounts of $563 and $82 for various fees relating to legal settlements for the six months ended September 27, 1997.

(i) The extraordinary charge results from the write-off of unamortized deferred financing costs in connection with the early extinguishment of debt. The extraordinary charge is recorded net of tax benefit.

(j) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized,
      (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and (iii) that portion of rental expense considered to represent interest cost (assumed to be one-third).

(k) Earnings were insufficient to cover fixed charges in fiscal 1994 by $7,518.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      The following discussion and analysis of the results of operations, financial condition and liquidity of the Company should be read in conjunction with the Consolidated Financial Statements of the Company contained elsewhere in this Prospectus.

Overview

      The Company is a manufacturer and distributor of highly engineered precision roller, ball and plain bearings in the United States, with, the Company believes, a leading position in many of the markets in which it competes. The Company targets the higher end segment of the domestic bearing market, focusing primarily on highly technical or regulated bearing products for niche markets, where it believes that its value added manufacturing, engineering capabilities and high levels of ongoing technical support enable it to differentiate itself from its competitors and to enhance its profitability. In fiscal 1997, the Company had sales to more than 1,200 customers, with no single customer amounting to more than 9.7% of net sales. The Company sells primarily to domestic OEMs and distributors in the industrial, aerospace and government market segments. Approximately 60% of the Company's fiscal 1997 net sales were sold directly or indirectly for use in the replacement market, which the Company believes increases the stability of its revenue base. The Company expects to continue to target sales into the replacement market and expects similar levels of replacement sales in the near future.

      The United States market for bearings was estimated by the Commerce Department to be approximately $5.3 billion in 1996, and, according to the Commerce Department, the United States represents approximately 30% of the worldwide market for bearings. The significant purchasers of bearings include automotive manufacturers, industrial equipment and machinery manufacturers, construction and specialized equipment manufacturers, agricultural machinery manufacturers and commercial and military aerospace equipment manufacturers. According to Frost & Sullivan, the domestic bearing market is expected to reach $7.0 billion by 2000.

      The aerospace market segment, which represents approximately 33% of the Company's fiscal 1997 net sales, is expected to show significant future growth. According to Boeing, worldwide air travel is expected to grow 75% for the period from 1996 to 2006 and the world fleet is expected to double by 2016. Sales to the aerospace market segment have been increasing as a percentage of total net sales, a trend which the Company expects to continue. Demand in the industrial market segment, which represents approximately 61% of the Company's fiscal 1997 net sales, is also expected to grow due to the increasing demand for industrial machinery in both domestic and international markets and the trend towards greater emphasis on maintenance and repair of capital goods given the increasing cost of such items.

      The markets for the Company's products are cyclical and general market conditions could negatively impact the Company's operating results. The Company has mitigated its exposure to the cyclicality of the markets for its products by entering into contractual agreements, sole source relationships or long-term purchase orders, diversifying across industry market segments and across multiple market segments within the industrial market segment and increasing sales to the aftermarket.

      The Company's target markets are generally not as price sensitive given the highly engineered nature of the products and significant contractual/sole source relationships with its customers. Further, on selected product lines, the Company sells certain products produced in large volumes to customers in small quantities to meet specific needs and achieves relatively higher price realization on such sales. In addition, the Company seeks to expand into geographic regions not currently served and to exploit new markets and industries for existing and new products.

      The Company's principal raw material is steel, which has historically been readily available. The Company has been able to pass through increases in raw material prices to its customers and therefore has not been exposed to raw material price fluctuations.

      The Company has improved gross margins primarily due to the implementation of its operating strategy. Under this strategy, the Company determines achievable market prices and volume levels for a specific product line. Once these are determined, the Company develops a manufacturing process that, assuming such volume and price levels, will result in a targeted gross profit margin. Only product lines where the Company believes that the developed manufacturing process will yield the targeted margins are manufactured. Management monitors gross margins of all product lines on a monthly basis to determine which manufacturing processes should be adjusted and which product lines, if any, should be eliminated.

      The Company has developed an operating strategy that focuses on growth both internally and through selective acquisitions, maximizing profitability, expanding markets and market share and introducing new products. The Company recently consummated the purchase of Bremen for approximately $5.3 million, of which $3.6 million was paid at closing. The purchase price was financed by borrowings under the Term Loans. See "Prospectus Summary-Recent Developments."

      Environmental Matters

      In 1996, the Company recorded a $425,000 charge against earnings for expenditures relating to the settlement of claims relating to a release of certain pollutants from its West Trenton Facility. See "--Fiscal 1997 Compared to Fiscal 1996."

      Under applicable Connecticut law, the purchase by the Company of its Fairfield facility in 1996 necessitated the undertaking of an environmental investigation of the facility. The results of such investigation revealed the presence of certain low level soil and groundwater contamination the remediation of which had been commenced by the previous owner of the facility. In 1996, the Company received regulatory approval of an investigation and remediation plan, and has implemented that plan at a total cost that the Company estimates will reach $50,000 (including attorney's fees). All costs incurred to date in connection with such remediation activities have been satisfied out of current operational revenues of the Company and are expensed currently. The investigation has not to date revealed conditions that would require further remediation, although the regulatory authorities may require ongoing monitoring of any residual contamination to ensure that it does not reach unsafe levels. As the magnitude of such costs, if any, is impossible to determine at this time, the Company has not made any reserves or taken any charges in connection therewith.

      There are certain ongoing remediation activities being conducted at certain of the Company's other facilities by past owners of such facilities. See "Risk Factors--Potential Exposure to Environmental Liabilities" and "Business--Environmental Matters." The Company may be required to expend funds in the future to address these and other environmental issues; however, the Company believes that indemnification from prior owners of the facilities should adequately cover costs relating to such remediation activities, and accordingly, does not believe such activities will have a material effect on the results of operations, liquidity or financial condition of the Company.

      Prior to, and in connection with, the acquisition of a facility or business, the Company endeavors to obtain indemnification from parties whom the Company believes to be able to support such indemnities.

Further, the Company takes such actions as it deems warranted to establish the scope of any environmental issues that exist as of such purchase, as well as to project what potential environmental liabilities exist. Such actions include investigations by members of management of the Company of the records and facilities relating to the facility or business to be acquired, analysis of existing investigations, analyses and compliance work done by the sellers and commissioning its own studies, investigations or analyses.

      The Company continuously monitors its various facilities and operations for compliance with Environmental Laws and exposure to environmental claims, including, where deemed necessary, the hiring of outside consultants to conduct surveys and tests. When presented with a potential violation or claim, the manager of the facility in question will, in coordination and consultation with management of the Company, endeavor to establish the scope and nature of the issue, and, if possible, resolve the issue without resort to litigation or formal proceedings. The Company also undertakes an analysis of the various indemnification obligations owed to it to ascertain which, if any, would apply, and the procedures to be followed to perfect its rights with respect to potential recoveries. Several members of management of the Company have experience in dealing with such issues and take a leading role in resolving issues that arise.

      The Recapitalization

            Accounting Treatment

      Stockholders of Holdings who owned approximately 7% of the outstanding voting shares prior to the effective date of the Recapitalization, owned approximately 71% of the outstanding voting shares of Holdings immediately following the Recapitalization. Affiliates of the Initial Purchaser, one of the Discount Purchasers and a newly appointed director of Holdings owned the remaining 29% of the voting shares and thus are not controlling shareholders of either Holdings or the Company. As a result, the transaction did not result in the establishment of new bases in Holdings' or the Company's assets and liabilities.

      The redemption of shares of Common Stock and Preferred Stock and Common Stock Purchase Warrants were treated as a recapitalization transaction. Accordingly, funds disbursed by Holdings and the Company (other than for the additional compensation described below), were charged against their capital accounts to the extent permitted by law.


      In connection with the Recapitalization and certain related matters the Company and Holdings paid certain fees and expenses totaling approximately $12.0 million. The fees included the Hartnett Fee, a fee in the amount of approximately $1 million paid to Ernst & Young LLP for consulting services (the "EY Consulting Fee"), fees in the amount of $1.75 million and $5.45 million to the Initial Purchaser and affiliates of the Initial Purchaser in connection with the Senior Credit Facilities and the issuances of the Notes and the Discount Debentures, legal and accounting fees, printing fees, rating agency fees, and other fees and reimbursement of expenses to various parties who provided services in connection with the Recapitalization. Substantially all such fees, other than the Hartnett Fee and the EY Consulting Fee, are being amortized over the term of the debt instrument in connection with which such fees were incurred. Costs associated with the redemption by Holdings of Common Stock and Preferred Stock and the purchase by Holdings of Common Stock Purchase Warrants in connection with the Recapitalization (including the EY Consulting Fee) were included as part of the costs of redeeming such securities. The Hartnett Fee was currently expensed. Accordingly, the Hartnett Fee impacted Holdings' results of operations for the fiscal quarter ended September 27, 1997, and the other fees, to the extent incurred by the Company will negatively impact the Company's results of operations in amounts between approximately $524,000 and approximately $982,000 per year through fiscal 2007. As all such fees and expenses were paid in the first quarter of fiscal 1998 out of the proceeds of the Recapitalization Indebtedness, they are not expected to affect the Company's liquidity in the future. See "Certain Relationships and Related Transactions."

                         Additional Compensation Expense


      In connection with the Recapitalization, Holdings redeemed certain Common Stock Purchase Warrants held by certain members of management of the Company. Such warrants had been issued to members of management as compensation for services rendered to the Company in prior periods. In accordance with generally accepted accounting principles, the redemption of such Warrants by Holdings resulted in additional compensation expense to the Company of $738,000 (which will be recorded in fiscal 1998), representing the excess of the fair value of the Common Stock underlying the Common Stock Purchase Warrants over the exercise price of such Common Stock Purchase Warrants.


Results of Operations

                                          Fiscal Year Ended                         Six Months Ended
                           ----------------------------------------------------------------------------------
                           April 1, 1995    March 30, 1996   March 29, 1997   Sept. 28, 1996   Sept. 27, 1997
                            $          %     $          %     $         %      $         %       $       %
                            -          -     -          -     -         -      -         -       -       -

                                                          (dollars in millions)
Net sales ...............  $ 73.9   100.0%  $ 82.2   100.0%  $ 93.4   100.0%  $ 42.0   100.0%  $ 61.0   100.0%
Cost of sales ...........    57.2    77.4     60.1    73.1     64.2    68.7     29.5    70.2     43.2    70.8
                           ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
Gross profit ............    16.7    22.6     22.1    26.9     29.2    31.3     12.5             17.8    29.2
Selling, general and
  administrative expense.     9.0    12.2     11.1    13.5     14.5    15.5      6.5              8.7
Other expense, net of
  other income...........     1.1     1.5      1.4     1.7      1.5     1.6      0.4              1.0
                           ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
Income from operations ..  $  6.6     8.9%  $  9.6    11.7%  $ 13.2    14.1%  $  5.6    13.3%  $  8.1    13.3%

Six Months Ended September 28, 1997 Compared to Six Months Ended
September 27, 1996

  Net Sales

      Net sales for the six months ended September 27, 1997 were approximately $61.0 million an increase of $19.0 million or 45.2% over the six months ended September 28, 1996. The increase included sales totaling approximately $15.1 million from LPP, Nice and Bremen, acquired effective October 1996, February 1997, and July 1997, respectively. Net sales increased approximately $3.9 million or 9.3% without the LPP, Nice and Bremen sales. The primary reason for this increase was due to continued strong performance particularly in the aerospace, airframe and construction & mining segments of the Company's business.

  Gross Profit

      Gross Profit increased by approximately $5.3 million or 42.4% for the six months ended September 27, 1997, as compared to the corresponding period in the prior year, as a result of higher sales volume. Gross profit as a percentage of net sales decreased by 0.6% from 29.8% for the first six months of fiscal 1997, to 29.2% for the first six months of fiscal 1998 primarily due to the lower gross margins realized on sales from LPP, Nice, and Bremen. Gross margins excluding these acquired companies was 31.0% when compared to the same period last year.

  Selling, General and Administrative

      Selling, general and administrative expense increased by approximately $2.2 million or 33.8% for the six month period ended September 27, 1997 compared to the corresponding period in the prior year. The increase was primarily due to infrastructure costs necessary to support the Company's expanded business as well as the additional expenses related to the three acquired companies. Selling, General and Administrative Expense as a percentage of net sales decreased from 15.5% for the first six months of fiscal 1997, to 14.3% for the first six months of fiscal 1998. Other operating expenses increased by $612,000 primarily due to a change relating to the difference between redemption price and exercise price ($563,000) of certain options repurchased by Holdings at the time of the Recapitalization and other charges net of other income ($49,000).

  Income from Operations

      Income from operations increased by approximately $2.5 million or 44.6% to approximately $8.1 million for the six months ended September 27, 1997, as compared to approximately $5.7 million for the corresponding period in the prior year. The increase primarily resulted from higher gross margin from higher sales volume, partially offset by higher Selling General and Administrative Expense and other operating expenses.

  Income Before Taxes and Extraordinary Charges

      Income before taxes and extraordinary charges increased for the six month period ended September 27, 1997 to approximately $3.3 million from approximately $2.9 million for the corresponding period in the prior year, as a result of higher operating income less higher interest expense resulting from the debt incurred in connection with acquisition financing and the Recapitalization.

  Net Income

      Net income for the six months ended September 27, 1997 reflects a tax provision of approximately $1.3 million compared to approximately $1.2 million for the first six months of fiscal 1997, an effective combined Federal and State effective tax rate of 41% in both years. Income before extraordinary charges increased by $201,000 to approximately $1.9 million from approximately $1.7 million for the corresponding period in the prior year. However, net income decreased to approximately $1.3 million from approximately $1.7 million in fiscal 1997, due to an extraordinary charge relating to the early extinguishment of debt of approximately $1.1 million less related tax benefit of $434,000 ($625,000 net). The early extinguishment of debt related to the Recapitalization.

Fiscal 1997 Compared to Fiscal 1996

  Net Sales

      The Company's net sales increased by approximately 13.6%, or $11.2 million, to $93.4 million for fiscal 1997 from $82.2 million for fiscal 1996. Net sales growth in fiscal 1997 occurred both through internal growth in base business and through acquisitions. The net sales figure for fiscal 1997 includes partial year results for LPP, acquired effective October 1996, and Nice, acquired effective February 1997. These acquisitions contributed approximately $3.2 million and $2.9 million, respectively, to the Company's fiscal 1997 net sales. Net sales for the Company without giving effect to such acquisitions increased by approximately 6.2%, or $5.1 million, to $87.3 million for fiscal 1997 from $82.2 million for fiscal 1996. As the Company instituted only nominal price increases and did not realize significant growth in net sales due to the introduction of new products in fiscal 1997, the Company believes that most of the increase in net sales resulted from increases in volume of products sold. This increase in net sales of $5.1 million was primarily due to an increase in aerospace OEM sales of $3.3 million and an increase in aviation distribution sales of $1.6 million and was offset by $0.8 million relating to the termination of a private labelling agreement in the industrial OEM market segment.

  Gross Profit

      Gross profit increased by approximately 32.1%, or $7.1 million, to $29.2 million for fiscal 1997 from $22.1 million for fiscal 1996. Gross margin during the period increased from 26.9% to 31.3%. Fiscal 1996 gross profit includes the effect of a write-down of inventory of $1.4 million, taken in connection with the Company's ongoing process of evaluating its inventory in light of changes in its customer base, market conditions and sales opportunities. Based upon such analyses, the Company determined that no additional write-down was required for fiscal 1997. Excluding this write-down, gross profit as a percentage of net sales in 1996 would have been 28.6% as compared to 31.3% in 1997. This improvement of 2.7% is primarily attributed to overhead absorption, increased sale of custom products and improved pricing and was partially offset by lower margins relating to the acquisition of LPP and Nice.

  Selling, General and Administrative Expense

      Selling, general and administrative expense increased by approximately 30.6%, or $3.4 million, to $14.5 million for fiscal 1997 from $11.1 million in fiscal 1996. Selling, general and administrative expense as a percentage of net sales increased from approximately 13.5% in fiscal 1996 to approximately 15.5% in fiscal 1997. Fiscal 1996 selling, general and administrative expense reflects an adjustment of $1.2 million relating to a reduction in other post-employment benefits ("OPEB") liability. This $1.2 million adjustment represents a reduction of reserves previously established in fiscal 1994 related to the Company's West Trenton facility. The reserves were originally established to cover severance benefits related to personnel reductions caused primarily by a downturn in the Company's aerospace business at this facility. Improvements in this sector of the Company's business and a shift in certain operations resulted in rehirings of personnel, which in turn, reduced the post employment liability previously accrued. Excluding this adjustment, selling, general and administrative expense in fiscal 1996 would have been $12.3 million, or approximately 15.0% of net sales, as compared to 15.5% in fiscal 1997. The increase of 0.5% was primarily attributable to an increase in selling expenditures to support geographic expansion and increased corporate expenses to support the growing organizational infrastructure.

  Income from Operations

      Income from operations increased by approximately 37.5%, or $3.6 million, to $13.2 million for fiscal 1997 from $9.6 million for fiscal 1996. The increase in income from operations was attributable to the same factors that contributed to the increased gross profit less the increased selling, general and administrative expense. Income from operations increased to 14.2% of net sales for fiscal 1997 from 11.7% for fiscal 1996. Operating earnings were reduced by a one-time non-recurring estimated charge of $0.5 million related to the termination of the West Trenton pension fund made and accrued for in fiscal 1997. Similarly, fiscal 1996 income from operations reflects a charge for environmental expenditures of $0.4 million.

      The charge for environmental expenditures resulted from costs incurred in connection with the settlement by the Company of its liability relating to the release of certain pollutants from the Company's West Trenton facility. The Company entered into a stipulated settlement with the New Jersey Attorney General which called for the payment by the Company of a $150,000 civil penalty to the State of New Jersey and for the Company to make an additional donation of $50,000 to a local conservation group. Additionally, the Company expended approximately $225,000 in legal fees relating to the release and settlement. See "Business--Environmental Matters."

Fiscal 1996 Compared to Fiscal 1995

  Net Sales

      The Company's net sales increased by approximately 11.2%, or $8.3 million, to $82.2 million for fiscal 1996 from $73.9 million for fiscal 1995. As the Company instituted only nominal price increases and did not realize significant growth in net sales due to the introduction of new products in fiscal 1996, the Company believes that most of the increase in net sales resulted from increases in volume of products sold. This increase in net sales was primarily due to a $3.5 million increase in aerospace sales and a $3.3 million increase in industrial sales.

  Gross Profit

      Gross profit increased by approximately 32.3%, or $5.4 million, to $22.1 million for fiscal 1996 from $16.7 million for fiscal 1995. Gross profit as a percentage of net sales during the period increased from 22.6% to 26.9%. The $5.4 million improvement reflected a decrease of $1.7 million in preproduction costs and a decrease of $1.2 million in inventory write-offs from the write-down of $2.6 million in fiscal 1995. The inventory write-downs were made in connection with the Company's ongoing process of evaluating its inventory in light of changes in its customer base, market conditions and sales opportunities. The additional $2.5 million improvement was primarily the result of the increased level of net sales in fiscal 1996.

  Selling, General and Administrative Expense

      Selling, general and administrative expense increased by approximately 23.3%, or $2.1 million, to $11.1 million for fiscal 1996 from $9.0 million in fiscal 1995. Selling, general and administrative expense as a percentage of net sales increased from approximately 12.2% in fiscal 1995 to approximately 13.5% in fiscal 1996. Fiscal 1996 selling, general and administrative expense reflects a $1.2 million adjustment relating to a reduction in OPEB liability. This $1.2 million adjustment represents a reduction of reserves previously established in fiscal 1994 related to the Company's West Trenton facility. The reserves were originally established to cover severance benefits related to personnel reductions caused primarily by a downturn in the Company's aerospace business at this facility. Improvements in this sector of the Company's business and a shift in certain operations resulted in rehirings of personnel, which in turn, reduced the post employment liability previously accrued. Excluding such adjustment, selling, general and administrative expense as a percentage of sales would have been 15.0% in fiscal 1996, as compared to 12.2% in fiscal 1995. The increase of 2.8% was primarily attributable to increased corporate expenses to support the growing organizational infrastructure, including an increased number of field sales representatives, expanded product management and upgrades in management information systems.

  Income from Operations

      Income from operations increased by approximately 45.5%, or $3.0 million, to $9.6 million for fiscal 1996 from $6.6 million for fiscal 1995. Income from operations increased to 11.7% of net sales for fiscal 1996 from 8.9% for fiscal 1995. The increase in income from operations was attributable to the same factors that contributed to increased gross profit less increased selling, general and administrative expense. Fiscal 1996 income from operations reflect a charge for environmental expenditures of $0.4 million.

Liquidity and Capital Resources

Six Months Ended September 27, 1997 Compared to Six Months Ended
September 28, 1996

      Working capital at September 27, 1997 was approximately $46.1 million compared to approximately $37.6 million at March 29, 1997, an increase of approximately $8.5 million. For the six months ended September 27, 1997, the Company provided approximately $7.2 million of cash from operating activities.

      Cash used for capital expenditures for the six months ended September 27, 1997 was approximately $2.8 million as compared to approximately $4.2 million for the corresponding period in the prior year.

      The Company had net cash inflows from financing activities of approximately $8.6 million , primarily due to the Recapitalization. In connection with the Recapitalization, the Company received gross proceeds of $110.0 million from the sale of the Notes and $16.0 million under the Term Loans. The Company utilized these funds to pay off the balance of the Company's Existing Revolving Credit Facility of $24.6 million, and its then Existing Term Loan of $27.5 million. The Company has also used funds of $250,000 for principal payments on the Term Loans. In addition, the Company has paid a dividend to Holdings, aggregating approximately $56.2 million; used by Holdings for the redemption of its common stock in the amount of $17.6 million, its preferred stock in the amount of $37.0 million, and warrants to purchase its common stock for approximately $823,000; and approximately $778,000 for professional fees paid by Holdings. Finally, the Company paid approximately $8.2 million in fees related to the Recapitalization, of which $7.4 million have been capitalized as deferred financing costs and are being amortized over the term of the Notes and Term Loans. During the six month period ended September 27, 1997, the Company used $692,000 of funds for capital lease obligations.

Fiscal 1997 Compared to Fiscal 1996

      Net cash provided by operating activities was $12.7 million for fiscal 1997 compared to $1.4 million for fiscal 1996. The increase of $11.3 million was primarily attributable to an increase in income from operations and improvements in net cash from working capital.

      Net cash used in investing activities was $17.7 million for fiscal 1997 compared to $4.6 million for fiscal 1996. The increase was primarily attributable to cash used in the acquisitions of LPP and Nice and the purchase of the Heim facility which was previously leased by the Company.

      Net cash provided by financing activities for fiscal 1997 was $5.5 million compared to $3.6 million for 1996. The net increase was primarily related to borrowings under the revolving credit facility with Heller Financial, Inc. which was terminated in connection with the Recapitalization in connection with the above mentioned acquisitions.

Fiscal 1996 Compared to Fiscal 1995

      Net cash provided by operating activities was $1.4 million for fiscal 1996 compared to $(1.0) million used in operating activities for fiscal 1995. The increase of $2.4 million was primarily attributable to an increase in income from operations.

      Net cash used in investing activities was $4.6 million for fiscal 1996 compared to $7.3 million for fiscal 1995. The difference was primarily due to the reduced purchase of restricted marketable securities in 1996 relating to the IRBs, offset by higher capital expenditures.

      Financing activities reflected proceeds from a new financing arrangement and sale of Preferred Stock by Holdings, the proceeds of which were contributed to the capital of the Company, used to redeem existing bank debt and other obligations. In fiscal 1995, the primary source of financing was the proceeds from the IRBs.

Liquidity

      The Company's liquidity needs arise primarily from debt service on the Recapitalization Indebtedness and for acquisitions. As of September 27, 1997, the Company had outstanding approximately $125.8 million of indebtedness, primarily consisting of $110.0 million principal amount of the Notes and the Term Loans of $15.8 million. Additionally, the Company had the ability to borrow up to $54.0 million under the Revolving Credit Facility of which $10.9 million was utilized for the issuance of letters of credit securing the Company's obligations relating to the IRBs. See "Risk Factors-Substantial Leverage; Ability to Service Debt."

      Principal and interest payments under the Senior Credit Facilities, interest payments on the Notes, and the funding of acquisitions, represent significant liquidity requirements for the Company. With respect to the Term Loans, the Company is required to make scheduled principal payments commencing in September 1997. The Term Loans bear interest at a floating rate based upon the interest rate option elected by the Company. See "Description of Certain Indebtedness." As a result of the indebtedness to be incurred in connection with the Recapitalization, the Company's post-Recapitalization interest expense will be higher and will have a greater proportionate impact on net income in comparison to pre-Recapitalization periods.


      The obligation of Holdings to make payments under the Discount Debentures will have no impact on the liquidity of the Company. There are no cash payments of interest or principal required on the Discount Debentures until 2002. It is currently contemplated that repayment of the Discount Debentures by Holdings will be funded through a refinancing of the Discount Debentures or a Public Equity Offering (as defined in the Discount Indenture) of Holdings, in each case as permitted by the Discount Indenture. Accordingly, the Company should not be considered a source of repayment for the Discount Debentures.


      The Company's historical capital expenditures since 1995 have in substantial part resulted from implementing its manufacturing and marketing strategy to improve operating efficiency. The Company's capital expenditures were $2.9 million, $4.9 million and $5.8 million for the fiscal years ended April 2, 1995, March 30, 1996 and March 29, 1997, respectively and $2.8 million and $4.2 million for the six-month periods ended September 27, 1997 and September 28, 1996, respectively. Capital expenditures are expected to be $7.0 million for the fiscal year ended March 28, 1998 which are expected to be utilized for acquisition of equipment and upgrade and maintenance of facilities. Additional expenditures may be made in connection with acquisitions.

      The Company believes that cash flows from operations and amounts available under the Revolving Credit Facility will provide adequate funds for ongoing operations, planned capital expenditures and debt service payments for the foreseeable future. The Company's ability to borrow is limited by the terms of the Senior Credit Facilities and the Indenture. The Company is restricted in its borrowings under the Senior Credit Facilities by its obligation to comply with the financial ratios contained therein (consisting of leverage, fixed charge coverage and interest coverage ratios) and the other covenants contained therein. The ability of the Company to borrow outside of the Senior Credit Facilities is strictly limited by the covenants contained therein, including covenants restricting the incurrence of indebtedness, the ability of the Company to enter into sale and leaseback transactions, the ability of the Company and its subsidiaries to issue additional capital stock and the ability of the Company to dispose of assets. The Senior Credit Facilities also limit the ability of the Company to pay dividends to Holdings and to make capital expenditures above a certain threshold amount.

      The Indenture, among other things, (i) prohibits the Company from (x) incurring indebtedness other than indebtedness in connection with the Notes and the Senior Credit Facilities if its Consolidated Coverage Ratio does not meet certain standards, and (y) making Restricted Payments (as defined herein), including the payment of dividends to Holdings and redemptions of capital stock of the Company, (ii) limits the ability of the Company to sell certain assets and stock in its subsidiaries, and (iii) limits the Company's ability to enter into certain transactions with its affiliates.

      The foregoing restrictions limit the ability of the Company to locate alternative sources of liquidity. The Company believes that these restrictions will not adversely impact its continuing operations or liquidity in the foreseeable future. See "Risk Factors-Restrictions Imposed by Debt Instruments," "Description of Certain Indebtedness-Senior Credit Facilities" and "Description of the Notes."

                                    BUSINESS

General

      The Company is a manufacturer and distributor of highly engineered precision roller, ball and plain bearings in the United States with, the Company believes, a leading position in many of the markets in which it competes. Bearings, which are integral to the manufacture and operation of most machines and mechanical systems, reduce wear to moving parts, facilitate proper power transmission and reduce damage and energy loss caused by friction. Many of the Company's products are custom designed or highly engineered for specific applications to meet demanding specifications. While the Company manufactures products in all major bearing categories, the Company focuses primarily on highly technical or regulated bearing products for niche markets. For the fiscal year ended March 29, 1997, the Company had pro forma net sales of $111.3 million. The Company's net sales have grown at a compound annual growth rate ("CAGR") of approximately 20%, from fiscal 1993 to fiscal 1997 (pro forma for acquisitions).

            The United States market for bearings was estimated by the United States Department of Commerce (the "Commerce Department") to be approximately $5.3 billion in 1996, and, according to the Commerce Department, the United States represents approximately 30% of the worldwide market for bearings. The Company targets the higher end market segment of the domestic bearing market where it believes its value added manufacturing and engineering capabilities enable it to differentiate itself from its competitors and to enhance profitability. The Company believes that it is the leading supplier to many of its targeted markets and maintains secondary positions in other product niches where it believes market share gains can be achieved. In fiscal 1997, the Company had sales to more than 1,200 customers with no single customer amounting to more than 9.7% of net sales. The Company believes its rapid turnaround on orders, custom designed engineering and strict adherence to quality and reliability provide it with significant competitive advantages. The Company's key customers include Caterpillar, John Deere, Boeing, Pratt & Whitney, General Electric, Bell Helicopter and Motion Industries.

      The Company sells primarily to domestic OEMs and distributors in three markets: industrial, aerospace and government. Many of the Company's product offerings are in market segments (market sizes between $30 million and $150 million) which require high service levels, extensive technical engineering support, short lead times and small production runs. Generally, such market segments are not as price sensitive as other market segments of the bearing market. In combination with the Company's efficient production processes, targeting such market segments has allowed the Company to achieve higher margins. Additionally, in an effort to generate more stable revenues, the Company has increased sales to the replacement market. Management estimates that currently over 60% of the Company's products are sold directly or indirectly for use in the replacement market.

      Approximately 61% of the Company's fiscal 1997 net sales were to the industrial market segment. The Company believes opportunities exist to increase sales in this market segment as a result of (i) increasing demand for industrial machinery in both the domestic and international markets, which is expected to expand existing OEM selling opportunities, (ii) growth in aftermarket demand as the installed base continues to expand and (iii) the increased emphasis being placed on maintenance and repair of capital goods given the increasing cost of such items.

      Approximately 33% of the Company's fiscal 1997 net sales were to the aerospace market segment for applications in commercial and military aviation. According to Boeing, worldwide air travel is expected to grow 75% between 1996 and 2006 and the world commercial aircraft fleet is expected to double by 2016. The Company provides bearings for virtually every model of commercial aircraft in production, as well as many military applications, and its customers include all major aerospace manufacturers. Sales to the aerospace market segment have been increasing as a percentage of total sales, a trend which the Company expects will continue.

      Approximately 6% of the Company's fiscal 1997 net sales were to the government market segment. The Company expects sales to this segment to remain stable in the foreseeable future due to (i) increased emphasis on repair and maintenance of existing military platforms, (ii) sole source supplier relationships and replacement part sales for existing programs and (iii) long product lives of existing programs, which should ensure steady sales relating to such programs for several years.

      The Company believes there will continue to be many consolidation opportunities within the bearing industry. Since 1992, the Company has acquired TDC, a manufacturer of plain bearings, Heim, a leading producer of rod end and ball bearings, LPP, a pioneer in grinding techniques for precision ball screws, Nice, the oldest active brand name in the domestic bearing industry and Bremen, a manufacturer of needle bearings. Following an acquisition, management typically rationalizes operations, reduces overhead costs, develops additional cross-selling opportunities and establishes new customer relationships.

      Management believes that the Company is well positioned to achieve continued growth and market share gains through (i) increasing sales to the aftermarket, (ii) continuing its focus on high margin niche market segments where the Company believes it has a sustainable competitive advantage, (iii) penetrating new markets with innovative products, (iv) expanding international OEM and distributor sales and (v) acquiring bearing manufacturers which have complementary products or similar distribution channels or provide significant potential for margin enhancement.

Competitive Strengths

      The Company believes that it has the following competitive strengths:

      o Strong Management Team-The Company's management team possesses extensive managerial experience in the bearing industry, with its top six operating executives having an average of over 20 years of bearing industry experience.

      o Design and Manufacturing Capabilities-The Company has manufactured over 20,000 items, many of which have received OEM, military or FAA/PMA product approvals. Additionally, the Company has demonstrated consistent and timely delivery performance with, it believes, shorter lead times than its direct competitors, particularly in the aerospace market.

      o Sole Supplier/Long-Term Customer Relationships-Many of the Company's customers have been doing business with the Company for decades. The Company believes that its customers continue to seek long-term partnerships with a small number of core suppliers. The Company's customer relationships are strengthened by the fact that it works jointly with many of its customers at the design stage in the development of new products.

      o Focus on Niche Markets-The Company believes that its reputation and strategic focus on niche segments of the bearing market, which require high service levels, extensive technical engineering support, short lead times and small production runs, provide it with a competitive advantage over its larger competitors who, the Company believes, are often less focused on smaller sales volume opportunities and generally provide lower levels of technical support to these niche market segments.

      o Proprietary Manufacturing Processes-The Company sells products to the aerospace, industrial and government markets which products typically require sophisticated engineering and production techniques. The Company believes that its proprietary manufacturing processes enable it to attract and retain customers who require its products.

      o Low Cost Operations-The Company believes that its vertically integrated manufacturing capabilities have allowed it to become a low cost manufacturer of products within the niche markets it services. By controlling its manufacturing processes, the Company has been able to reduce scrap and increase yields of its products. Furthermore, the Company continually develops proprietary technology to increase efficiency and enhance economies of scale to further reduce costs.

      o Commitment to Quality and Service-The Company believes that its commitment to provide consistent, high quality products and service, flexible manufacturing and custom designed products at competitive prices form the basis for its strong and diversified customer relationships.

Business Strategy

      The Company has developed a business strategy that focuses on maximizing profitability while growing, both internally and through acquisitions.

      Maximizing Profitability-The Company attempts to maximize profitability through the implementation of its operating strategy. With respect to higher volume products, the Company emphasizes the production process and related efficiency programs designed to improve overall profitability and incorporates its strategy on both a facility and a product basis. Under its operating strategy, the Company determines the achievable market prices and volume levels for a specific product line. Once these are determined, the Company develops a manufacturing process that, assuming such volume and price levels, will result in a targeted gross profit margin. Only product lines where the Company believes that the developed manufacturing process will yield the targeted margins are manufactured. Management monitors gross margins of all product lines on a monthly basis to determine which manufacturing processes should be adjusted. Additionally, the Company's non-standard custom designed products are typically not as price sensitive.

      Expanding Geographic Presence-The Company seeks to expand into geographic regions not currently served and to exploit new markets and industries for existing and new products. Recently, the Company increased its sales efforts in Seattle, Dallas, Chicago and Detroit and believes that, with this increased field coverage and further geographic expansion in major domestic industrial geographic regions, including St. Louis, Houston and Kansas City, there is potential to substantially increase sales of existing product lines. In addition, the Company is increasing its focus on international sales.

      Leveraging Customer Relationships-The Company works closely with many of its OEM customers to jointly develop and design new products and to improve the performance of existing products. The Company shares product development and enters into sole source supply contracts and teaming arrangements with many key customers, which strengthens and broadens its relationships. The Company believes that this strategy, together with successful performance under existing contracts, leads to additional long-term business from key customers.

      Increasing Focus on the Aftermarket-The Company seeks to continue to increase its sales to key aerospace and industrial distributors. The Company believes that this strategy helps to generate more stable revenues. In addition, the Company is generally able to realize higher margins on aftermarket sales. Management estimates that currently over 60% of the Company's products are sold directly or indirectly for use in the replacement market.

      Pursuing Selective Acquisitions-The Company has demonstrated expertise in acquiring niche bearing and precision-engineered component manufacturers which have complementary products or similar distribution channels or provide significant potential for margin enhancement. The Company has historically acquired complementary bearing companies and integrated them effectively into its existing operations. From fiscal 1992 through fiscal 1997, the Company consummated four acquisitions. After the end of fiscal 1997, the Company completed the purchase of Bremen. Such acquisitions, together with internal growth, have resulted in increased net sales from $53.8 million in fiscal 1993 to $111.3 million on a pro forma basis in fiscal 1997. The Company intends to pursue selective acquisitions and to add products and capabilities that are complementary to its existing operations. The Company believes that there will continue to be consolidation opportunities within the bearing industry.

      Introducing New Product Lines-By focusing on niche products within the highly engineered bearing market, the Company believes that it can compete profitably and achieve attractive margins. This product focus leads the Company to the development of proprietary designs, technology and relationships with customers that in turn create future sales opportunities. A number of these products require either OEM, military or FAA/PMA approvals, which provide a barrier to entry to other bearing manufacturers. Furthermore, the Company believes that as a result of some of its recent acquisitions, significant cross-selling opportunities exist to expand its existing product offerings to new customers or to provide new product lines to existing customers. Additionally, the Company periodically enters into arrangements with other bearing manufacturers, whereby the Company sells bearings to such manufacturers for resale under their brand names.

Acquisition History

      In July 1991, the Company's current Chairman, President and Chief Executive Officer, Dr. Hartnett, teamed up with affiliates of Aurora to implement a plan to acquire a series of small to medium size domestic companies in the roller and ball bearing industry. In March 1992, the Company's capital stock was acquired for $52 million by RBC Acquisition Company, which was subsequently merged into the Company and the Company became a wholly-owned subsidiary of Holdings. Since 1992, the Company has acquired TDC, a manufacturer of plain bearings, for $5.8 million, Heim, a leading producer of rod end and ball bearings, for $6.8 million, LPP, a pioneer in grinding techniques for precision ball bearing screws, for $5.5 million, Nice, the oldest active brand name in the domestic bearing industry, for $7.5 million and Bremen, a manufacturer of needle bearings.

      The Company has historically acquired complementary bearing companies and integrated them effectively into its existing operations. Following an acquisition, management typically rationalizes operations, reduces overhead costs, develops additional cross-selling opportunities and establishes new customer relationships. As a result of its integration efforts and internal growth spurred by an effective marketing strategy, the Company's sales have increased from $53.8 million in fiscal year 1993 to $111.3 million on a pro forma basis for fiscal 1997.

      The Company believes that there will continue to be consolidation opportunities within the bearing industry. The Company is currently in discussion with several companies, and recently consummated the purchase of Bremen for approximately $5.3 million, of which $3.6 million was paid at closing. The purchase price was financed by borrowings under the Terms Loans. See "Prospectus Summary-Recent Developments", "Risk Factors-Ability to Implement Acquisition Strategy and Ability to Manage Growth." Priority will be given to acquiring bearing companies with sales in the $15 million to $25 million range. Additionally, the Company will seek smaller "fold-in" acquisitions (businesses whose products can be manufactured at the Company's existing facilities).

Industry

      Bearings are integral to the manufacture and operation of machines and mechanical systems. Bearings serve to reduce the wear to moving parts, ensure proper power transmission and reduce damage and energy loss caused by friction. Demand for bearings generally follows the market for products in which bearings are incorporated and the general economy as a whole. Purchasers of bearings include (i) automotive manufacturers, (ii) industrial equipment and machinery manufacturers, (iii) producers of commercial and military aerospace equipment,
(iv) agricultural machinery manufacturers and (v) construction and specialized equipment manufacturers. The Company estimates that approximately one-third of all bearings manufactured are for use in the automobile industry, a market in which the Company does not currently compete.

      The United States market for bearings was estimated by the Commerce Department to be approximately $5.3 billion in 1996, and, according to the Commerce Department, the United States represents approximately 30% of the worldwide market for bearings. The domestic bearing industry grew at a CAGR of 7.4% between 1992 and 1996. The domestic bearing market is comprised of three primary product categories: ball bearings (approximately $1.7 billion), roller bearings (approximately $2.27 billion) and plain bearings (approximately $0.5 billion).

      Ball bearings are used for high speed applications; roller bearings for lower speed, heavily loaded applications; and plain bearings for sliding action and misalignment applications.

      The domestic market for standard bearings is dominated by three major international competitors who, according to Frost & Sullivan, control 55% of the total market (The Timken Company ("Timken"), Torrington Company ("Torrington") and SKF. The balance of the domestic market, consisting primarily of specialty and custom engineered bearings, is more fragmented. Due to the shorter production runs and significant post-sale technical support associated with these products, the Company believes they are not the primary focus of the larger bearing manufacturers. A group of smaller companies (including the Company) frequently establish leading positions, in market share and reputation, in certain of these niche product lines. Furthermore, competition in these niche markets is based on lead times and reliability of product and service, and these markets are generally not as price sensitive as the markets for standard bearings.

Customers and Markets

      The Company supplies bearings to OEMs and distributors in the industrial, aerospace and government markets. The industrial OEM market segment continues to be the largest market segment for the Company, accounting for 42% of the Company's fiscal 1997 net sales. While the Company's sales in its target markets have historically been concentrated on OEMs, the Company has recently shifted its focus in the aerospace and industrial market segments towards replacement part sales. The Company believes this generates more stable revenues. The Company's top ten customers comprised 40.2% of the Company's fiscal 1997 net sales and no single customer comprised more than 9.7% of net sales. Five of the Company's top ten customers are distributors and the remaining five are OEMs.

      The following table summarizes the Company's sales to its three market segments:

============================================================================================================
                            Industrial                 Aerospace                      Government
------------------------------------------------------------------------------------------------------------
Applications:          Heavy equipment          Helicopters (CH46,CH47),         Helicopters (CH46, CH47,
                       Mining equipment         Airplanes (737, 747, 757, 767,    Blackhawk)
                       Machine tools             777, DC10, MD80, MD90)          Airplanes (C2130, F14, F15,
                       Agricultural equipment   Aircraft engines (PW4000,         F16, F18, F117
                       Pumps                     CFM56, V2500)                   Armored vehicles (M60,
                                                                                  M117)
------------------------------------------------------------------------------------------------------------
Customers:             OEMs:                    OEMs:                            U.S. Army
                        Caterpillar              Boeing                          U.S. Navy
                        John Deere               Lockheed Martin                 U.S. Air Force
                        Euclid Hitachi           Bell Helicopter                 U.S. Marine Corps
                                                 General Electric                Foreign Military Sales
                                                 Pratt & Whitney

                       Distributors:            Distributors:
                        Motion Industries        Aerospace Bearing Support
                        Applied Industrial       Dixie Aerospace Bearings
                         Technologies            WS Wilson
                        Kaman
------------------------------------------------------------------------------------------------------------
Percentage of fiscal   OEMs: 42%                OEMs: 23%                        6%
 1997 net sales:       Distributors: 19%        Distributors: 10%
============================================================================================================

      Industrial

      Industrial bearings are used in a wide range of industries such as heavy equipment, machine tools, agricultural equipment, pumps and packaging. Nearly all mechanical devices and machinery require bearings to relieve friction where one part moves relative to another. The Company's products target existing market applications in which the Company's engineering and manufacturing capabilities provide it with a competitive advantage in the marketplace.

      The Company manufactures a wide range of roller, ball and plain bearings for industrial uses. See "-Products." Sales to the industrial market segment accounted for 61% of the Company's fiscal 1997 net sales. Approximately 69% of such sales were to OEMs while 31% were to distributors. Within the industrial market, the Company sells to the construction and mining equipment, material handling, machine tools and energy and natural resources market segments. The Company believes that the diversification of its sales among the various market segments of the industrial bearings market reduces its exposure to downturns in any individual market segment.

      Aerospace

      Bearings are used in numerous applications in all manner of airplanes, helicopters and aircraft engines. The aerospace market segment utilizes spherical plain bearings, rod ends, journal bearings and thin section ball bearings. Bearings are regularly replaced on aircraft in conjunction with routine maintenance procedures and include such items as high precision ball and roller bearings and metal-to-metal and self-lubricating plain bearings. Commercial aerospace customers generally require precision products, often of special materials, made to unique designs and specifications.

      The Company's penetration of the commercial aerospace market segment expanded through the acquisitions of TDC and Heim. Sales to the aerospace market segment accounted for 33% of the Company's fiscal 1997 net sales. Of this total, 70% reflected sales to OEMs and the remaining 30% were to distributors. Management estimates that over 75% of commercial aerospace net sales are actually used as replacement parts since a portion of OEM sales also are ultimately intended for replacement market use. Sales of products for use in the aftermarket helped the Company's sales over the past five years despite the depressed levels of new aircraft construction. The Company supplies bearings for commercial aircraft, commercial aircraft engines and for private aircraft manufacturers as well as to various military contractors for airplanes, helicopters and missile systems.

      Essential to servicing the aerospace market is the ability to obtain product approvals. See "Risk Factors-Dependence on Key Customers; Government Regulation; OEM Approvals; Defense Industry Consolidation." The Company has in excess of 20,000 product approvals, which enable it to provide products used in virtually all domestic aircraft platforms presently in production or operation. Product approvals are typically issued by FAA designated OEMs who are Production Approval Holders ("PAHs") of FAA approved aircraft. These PAHs provide quality control oversight and generally limit the number of suppliers directly servicing the commercial aerospace aftermarket. Recent regulatory changes enacted by the FAA provide for an independent process (the PMA process), which enables suppliers who currently sell their products to the PAH, to sell products to the aftermarket. The Company has submitted over 5,800 PMA applications and has received over 600 approvals to date.

      Government

      The Company manufactures high precision ball and roller bearings, commercial ball bearings and metal to metal and self-lubricating plain bearings for all branches of the United States military and for sales to certain foreign military forces. In addition to products that meet military specifications, these customers often require precision products made of specialized materials to custom designs and specifications. The Company manufactures an extensive line of standard products that conform to many domestic military application requirements, as well as customized products designed for unique applications. Product approval for use on military equipment is often a lengthy process ranging from six months to three years, and represents a significant barrier to new entrants.

      Government sales accounted for 6% of the Company's fiscal 1997 net sales, consisting primarily of replacement bearings on programs for which the Company is the sole source supplier. Despite cutbacks in the overall defense budget during the 1990s, appropriations for maintenance and repairs for product platforms serviced by the Company have remained stable. Military programs for which the Company supplies component products include airplanes, helicopters, turbine engines and armored vehicles.

      While a significant portion of the Company's sales are either directly or indirectly to the government or related to military or other government projects, no significant portion of such sales are subject to renegotiation of profits or termination of contracts at the election of the government.

Products

      The Company's product offerings can be divided into four broad categories: plain bearings, roller bearings, ball bearings and linear precision products, each of which includes both standard and highly specialized and customized products. Within the four major categories that encompass the Company's product offerings, its major bearing products include heavy duty needle roller bearings, cam follower bearings, metal-to-metal and self-lubricating rod ends and spherical bearings, high precision ball and roller bearings and semi-precision unground ball bearings. Bearings are employed to fulfill several functions including reduction of friction, transfer of motion and carriage of loads.

      The Company seeks to provide a broad array of new products designed to meet the evolving needs of its customers. The Company focuses on market niches in which it believes it can be a low cost producer. The Company often manufactures custom-engineered bearings from designs or application descriptions provided by its customers. Custom-engineered bearings are frequently designed and specially treated to withstand high loads, corrosion and other extreme environments. The Company's products feature a broad variety of enhancements that have resulted in longer product life and increased load support at reduced costs.

      The Company has entered into agreements with other bearing manufacturers which provide those manufacturers with products which round out their offerings and ultimately increase the Company's market share of these products. The Company will continue to actively pursue the establishment of new agreements and the expansion of existing "private branding" agreements.

      Plain Bearings

      Plain bearings accounted for approximately 50.5% of the Company's fiscal 1997 net sales. In general, plain bearings are produced with either self-lubricating or metal-to-metal designs and consist of several sub-classes, including rod end bearings, spherical plain bearings and journal bearings. Unlike ball bearings, which are used in high speed rotational applications, plain bearings are primarily used to rectify inevitable misalignments in various mechanical components. Such misalignments are either due to machining inaccuracies or result when components change position relative to each other. Spherical plain bearings, are designed for heavy equipment applications. Spherical plain bearings and rod end bearings are used in the aerospace market segment in the same applications as airframe control ball bearings. Heim and TDC also produce teflon fabric lined sleeves for the aerospace market segment.

      Roller Bearings

      Roller bearings are anti-friction bearings that use rollers instead of balls. The Company manufactures three basic types of roller bearings: heavy duty needle roller bearings and inner rings, cam followers and mast guides and aircraft roller bearings. The sale of roller bearings accounted for 29.0% of the Company's fiscal 1997 net sales. The Company offers several heavy duty needle roller bearing designs that are used in various industrial applications and in certain U.S. military aircraft platforms. Cam followers and mast guides have widespread use in heavy industrial machinery applications. The Company is a leading producer of roller bearings for use in helicopters.

      The Company offers several heavy duty needle roller bearing designs that are used in various industrial applications and in certain U.S. military aircraft platforms. The Company is the sole source supplier of rotor head bearings for certain military helicopter platforms. Given the long product lives of these programs and the increased emphasis which is being placed on repair and maintenance versus the purchase of new airframes, the Company believes that, with the number of airframes currently in operation, this market segment will be stable for the foreseeable future.

      Ball Bearings

      The Company manufactures four basic types of ball bearings: high precision aerospace, airframe control, thin section and commercial ball bearings. Ball bearings accounted for 17.3% of the Company's fiscal 1997 net sales. High precision aerospace bearings are primarily sold to customers in government or the defense industry that require more technically sophisticated bearing products providing higher degrees of fault tolerance given the criticality of the applications in which they are used. Airframe control ball bearings are precision ball bearings that are plated to resist corrosion and are qualified under a military specification. Thin section ball bearings are specialized bearings which use extremely thin cross sections and give specialized machinery manufacturers many advantages. The Company is also involved in two niche market segments: unground ball bearings and specialty inch and metric ball bearings.
7
      Linear Precision Products

      LPP produces precision ground ball bearing screws that offer repeatable accuracy in machine tools, transfer lines, robotic handling and semiconductor equipment. Linear precision products contributed approximately $3.2 million to the Company's fiscal 1997 net sales during the five months since LPP was acquired. LPP's products are primarily used in the machine tool industry where the Company believes significant opportunities to cross-sell the Company's other products exists. LPP also serves many new, replacement and repair markets through an agreement with Warner Electric, a division of Dana Corporation.

New Products

      The Company aggressively develops and acquires new products and determines new applications for existing products. Some of the Company's recent new product introductions in the industrial market segment include: the RBC Roller(R), introduced in November 1988 and expected to improve bearing life by more than 400% over a needle bearing cam follower and can be used in maintenance free applications; the RBC self-lubricated, fibriloid lined spherical plain bearing, designed to meet an increasing demand for products that are not lubricated and totally maintenance free; the NBC heavy duty needle roller bearing series, introduced in 1995, of which the Company is already shipping over $400,000 annually to commercial customers; a commercial thin section ball bearing, which the Company developed by capitalizing on ITB's expertise in the aerospace industry and adapted for industrial use; and the Spherco self-lubricated fiberglide rod end, a maintenance-free rod end with reduced radial play.

      In the aerospace and defense markets, the Company's new products include the ITB swashplate thin section ball bearings, and Heim ball bearing rod ends. The Company is also concurrently working with Boeing to develop weight saving products. The Company has submitted samples and test data to the Department of the Navy for military approval, which is required for the sale of the Company's aircraft cam follower product line to the aerospace industry.

Bearing Refurbishment Program

      ITB is developing a bearing refurbishment center which commenced operations in April 1997. Management estimates this to be a $100 million market which historically has not been well served. The Company believes that, as an OEM manufacturer of bearing components, it is well positioned to service this industry. With new bearing lead times for some products that will be served by this facility in excess of 430 days, the Company believes bearing refurbishment will continue to be a growing market segment. As material costs are minimal and most primary machining and grinding operations are not required to operate in this market, the opportunity exists for higher margins. The Company does not currently expect this program to have a material impact upon its results of operations or liquidity for at least the next three to five years.


Manufacturing and Operations

      The Company's production processes are designed to reduce costs and improve overall profitability. Using its operating strategy, the Company endeavors to design its manufacturing process so that machine and labor utilization are optimized and total costs are reduced. Cost savings are generated through effective management of monthly product line profit and loss. On a monthly basis, gross margins of every product line within each product group are reviewed. The Company monitors the progress of its efficiency efforts on an ongoing basis, both monthly and quarterly, and reacts quickly to resolve problems or exploit unanticipated opportunities.

      Custom products are sold at a premium to direct manufacturing costs based on factors such as lot size and availability. Management believes it has a thorough understanding of the products and customers in the markets it serves, allowing the Company to utilize aggressive and competitive pricing practices.

      Capacity

      The Company's plants currently run on a single shift and a light second shift at selected locations to meet the demands of its customers. Management believes that current capacity levels, with annual capital expenditures equal to approximately 5% of sales in turning and grinding equipment in the future, will permit the Company to effectively meet demand levels through at least 2002. Management also believes that as it continues to invest in bearing professionals, the ability to increase capacity and move to full second shifts, if required, could be accomplished without compromising product quality or involving significant additional capital expenditure.

      Inventory Management

      The Company's increasing emphasis on the distributor/aftermarket has required it to maintain greater inventories of a broader range of products than the OEM market historically demanded. As a result, the Company has implemented an inventory management program designed to balance customer delivery requirements with economically optimal inventory levels. In this program, each product is categorized based on characteristics including order frequency, number of customers and sales volume. Using this classification system, management's primary goal is to maintain a sufficient supply of standard items while minimizing warehousing costs. In addition, production cost savings are achieved by optimizing plant scheduling around inventory levels and customer delivery requirements. This leads to more efficient utilization of manufacturing facilities and minimized plant production changes while maintaining sufficient inventories to service customer needs.

      Integration of Acquisitions

      The Company has demonstrated an ability to quickly institute programs which improve the performance of acquired companies. The process involves applying the Company's operating strategy, rationalizing the product offerings and appropriately capitalizing the acquisition.

Marketing

      The Company's marketing strategy is aimed at increasing sales within its three current primary market sectors (industrial, aerospace and government) and targeting specific profitable niche products.

To effect this strategy, the Company seeks to expand into geographic areas not previously served by it and continues to exploit new markets and industries for existing and new products. The Company employs a technically proficient sales force and also utilizes marketing managers, product managers, customer service representatives and product application engineers in its selling efforts.

      Despite the difficulties inherent in the development of a quality, technically astute, sales force in the bearing industry, the Company has been able to accelerate the growth of its sales force through the hiring of sales personnel with prior bearing industry experience, complemented by an in-house training program, which was implemented in 1995 and which has graduated 8 professionals. The Company will continue to hire and develop expert sales professionals and strategically locate them to implement its expansion strategy. Today, the Company employs 25 strategically located sales professionals and more than 60 people nationwide in its sales and marketing effort.

      The Company has placed an emphasis on increasing sales to distributors serving the spare parts aftermarket in the Company's key industry markets. Sales to this market tend to be less cyclical as they arise out of end users' needs for replacement bearings on existing equipment. See "-Customers and Markets." Management estimates that sales to the replacement market exceeded 60% of the Company's fiscal 1997 net sales. Management intends to continue to focus on building distributor sales volume.

      With regard to its OEM customers, the Company has and continues to focus on establishing and maintaining relationships with OEMs that produce products with strong aftermarket demand characteristics for the Company's products. The Company's OEM relationships also provide it with extensive cross-selling opportunities, as many OEM products utilize several of the types of bearings manufactured by the Company.

Competition

      Competition in the bearing industry is based on a number of factors, including price, product line offering, technical service and timeliness of supply. The Company believes that it is well positioned to compete in each of the markets in which it operates with regard to each of these factors.

      For large run bearing products, price is a very important factor. Larger manufacturers generally are relative low cost producers in the more standard bearing product lines and are thus able to attain extensive market shares. However, with niche product lines, when the production runs are smaller, larger manufacturers are often unable to achieve the economies of scale needed to maintain their low-cost producer status. As a result, while the Company competes with the larger bearing manufacturers in some of the more standard bearing product markets, its primary competition in several product categories includes smaller niche companies including Kaydon Corporation, New Hampshire Ball Bearings and McGill Manufacturing Company, Inc. Competitors to the Company's ballscrews are 20th Century and Thompson, both privately held companies.

      Bearings manufacturers operating in the more specialized market compete by maintaining a broad product line and adequate inventories to service the aftermarket. This enables such manufacturers to exploit the trend of OEMs towards sourcing a broader range of products from a small number of suppliers. Additionally, in certain industries and groups, purchasers require product approval on an industry or company specific level for their component parts. See "-Customers and Markets."

      Other factors in the more specialized bearing market include strong distribution channels, quality product, strong technical product service, customer support and long-term customer relationships.

Backlog

      As of September 27, 1997, the Company had a backlog, including orders to LPP, Nice and Bremen, of $74.0 million ($66.6 million excluding LPP, Nice and Bremen) as compared to a backlog of $53.3 million as of September 28, 1996. The Company has historically maintained a strong backlog of orders. The Company sells many of its products pursuant to contractual agreements, single source relationships or long-term purchase orders, each of which may permit early termination by the customer. However, due to the nature of many of the products supplied by the Company and the lack of availability of alternative suppliers to meet the demands of such customers' orders in a timely manner, the Company believes that it is not practical or prudent for most customers, including many of the Company's largest customers, to shift their bearing business to other suppliers.

Employees

      The Company had 1,099 employees at September 27, 1997.

      Currently, collective bargaining agreements with the UAW cover substantially all the hourly employees at the Company's West Trenton, New Jersey and Fairfield, Connecticut plants, and a collective bargaining agreement with the USWA covers substantially all the hourly employees at the Company's Kulpsville, Pennsylvania plant. The West Trenton agreement expires on May 31, 1999, the Fairfield Agreement expires on January 31, 1999 and the Kulpsville agreement expires on October 23, 1999. All other hourly employees are not unionized. See "Risk Factors-Labor Relations."

      The Company cannot predict whether any of its employees who currently are not represented by unions will elect to be so represented in the future. The Company considers its relations with its employees to be satisfactory and has not experienced a significant work stoppage in over twelve years.

Suppliers and Raw Materials

      The Company obtains raw materials, component parts and supplies from a variety of sources and generally from more than one supplier. The Company's principal raw material is steel. The Company's suppliers and sources of raw materials are based in the United States and the Company believes that its sources are adequate for its needs for the foreseeable future, that there exist alternative suppliers for its raw materials and that in most cases readily available alternative materials can be used for most of its raw materials. The Company does not believe that the loss of any one supplier would have a material adverse effect on the financial condition or results of operations of the Company.

Intellectual Property

      The Company's policy is to file patent applications to protect its technology, inventions and improvements that are important to the development of its business, and to seek trademark protection with respect to its product titles that have achieved brand name recognition. The Company also relies upon trade secrets, know-how and continuing technological innovation to develop and maintain its competitive position. The Company holds six United States patents (including those covering the RBC Roller(TM) cam follower and Quadlube(TM) spherical plain bearing) and has three additional United States patent applications pending. The Company has registered twelve trademarks in the United States. There can be no assurance that such rights will not be infringed upon, that additional patents will be issued as a result of the Company's applications, that the Company's trade secrets will not otherwise become known to or independently developed by competitors, that the Company would have adequate remedies for any such infringement or use or that claims allowed under such patents or any existing patents will not be challenged or invalidated or would be of adequate scope to protect the Company's technology. The Company does not believe that any individual item of intellectual property is material to its business.

Facilities

      The Company is headquartered in 13,728 square feet of owned office space located at the Heim division in Fairfield, Connecticut which it owns, and conducts manufacturing in approximately 80,000 square feet at such facility where it manufactures plain bearing product, both teflon lined and metal to metal, and commercial ball bearings. The Company also owns: (i) a facility in Hartsville, South Carolina, consisting of approximately 104,000 square feet of manufacturing space, occupied by the RBC division, at which facility the Company manufacturers the smaller end of all of the RBC division's product lines, and performs the initial machining operations for a large percentage of the product manufactured in the West Trenton, New Jersey facility; (ii) a facility in Kulpsville, Pennsylvania, consisting of approximately 130,000 square feet of manufacturing space, occupied by Nice, at which facility the Company manufactures commercial ground and unground ball bearings; (iii) a facility in Santa Ana, California, consisting of approximately 80,000 square feet of manufacturing space, occupied by TDC, at which facility the Company manufactures teflon lined plain bearings; and (iv) a facility in Rancho Dominguez, California, consisting of approximately 69,100 square feet of manufacturing space, occupied by the ITB division, at which facility the Company manufactures high precision ball and roller bearings for the aerospace industry, thin section ball bearings and large diameter cam followers. Additionally the Company leases:
(i) 55,000 square feet of manufacturing space in West Trenton, New Jersey, occupied by the RBC division, at which facility the Company manufactures heavy duty needle roller bearings for the aerospace industry as well as the RBC division's larger diameter heavy duty needle roller bearings and single fracture spherical plain bearings; (ii) 40,000 square feet of manufacturing space in Walterboro, South Carolina occupied by LPP, at which facility the Company manufactures ball screws, ball spline and ball screw actuator product lines and
(iii) 8,000 square feet of space in Waterbury, Connecticut.

      The lease for the West Trenton, New Jersey facility expires on July 31, 2000 and the lease for the Waterbury, Connecticut facility expires on March 31, 2001. The lease for the Walterboro, South Carolina facility expired on July 31, 1997, and the Company is currently renting such space on a month to month basis while it negotiates with the landlord for the purchase of such facility.

      At the Company's facility in Waterbury, Connecticut, its Engineered Components Division ("ECD"), has recently come on line as a Computer Numerically Controlled Turning center. The mission of ECD is to be a manufacturer of turned rings for the other operating units of the Company. The operation currently has 6 employees and approximately $1 million in equipment.

Environmental Matters

      The operations of the Company are subject to numerous Environmental Laws, including those regulating air emissions and discharges to water, and the storage, handling and disposal of solid wastes, hazardous wastes and hazardous substances. The Company believes that it is in substantial compliance with all applicable Environmental Laws. Capital expenditures and operating costs associated with the Company's compliance with Environmental Laws may increase in the future, however, if Environmental Laws become more stringent or are enforced more rigorously, or if the Company's operations were to change.

      In March 1996, the Company entered into a stipulated settlement agreement with the New Jersey Attorney General settling its liability for an unpermitted release of pollutants in July 1994 from its West Trenton, New Jersey facility resulting in a fish kill in a tributary to the Delaware River. Under the terms of the agreement, the Company paid a $150,000 civil penalty to the State of New Jersey and made a $50,000 donation to a local conservation group. The Company does not believe that any further liability will result from this event.

      In connection with the ownership and operation of its properties, the Company may be liable under Environmental Laws, including CERCLA and state analogs to CERCLA, and certain state property transfer laws, for the cost of investigation, removal or remediation of contamination at facilities owned or operated by the Company, or at other facilities at which the Company has disposed of hazardous substances. In connection with such contamination, the Company may also be liable for natural resource damages, government penalties and claims by third parties for personal injury and property damage. State agencies are currently overseeing investigation and remediation activities at the Company's facilities in Fairfield, Connecticut, West Trenton, New Jersey, Santa Ana, California, and Rancho Dominguez, California.

      At the Company's two facilities located in California and its facility in New Jersey, the previous owners of the assets purchased by the Company indemnified the Company for liabilities arising from environmental conditions that existed prior to the date of the Company's purchase of such assets, subject to certain thresholds, limitations and caps, and are undertaking cleanup in fulfillment of those indemnification obligations. With respect to the Rancho Dominguez, CA facility, the Company has contributed a total of approximately $100,000 toward the cost of the on-going cleanup. Under the acquisition agreement, the previous facility owner is responsible for all further costs to cleanup conditions existing at the time of the transfer of the facility, up to a maximum of the full purchase price. The previous owner is in the final stages of completing that cleanup, and costs are not expected to approach the cap amount.

      At the Santa Ana, CA facility, the Company has not contributed toward the cost of the on-going cleanup. The previous owner is working with the regional regulatory authority to obtain its approval of the completed cleanup. To the Company's knowledge, cleanup costs have not approached the $4,500,000 limit on the previous owner's liability under the acquisition agreement for this facility.

      At the West Trenton, NJ facility, the previous facility owner has been investigating and remediating the land where the facility is located since the mid-1980s. The previous owner, who still owns the real property on which the facility is located, both indemnified the Company with respect to its cleanup obligations and is performing the cleanup pursuant to a consent order with the New Jersey Department of Environmental Protection. The Company has not contributed to the costs of remediation at this facility, and does not expect to do so with respect to conditions existing at the time the Company acquired the facility.

      Similarly, the previous owner of the Kulpsville, Pennsylvania facility has conducted limited remediation at that facility in fulfillment of its indemnification obligation. Finally, at its Hartsville, South Carolina facility, the Company is aware of what it believes to be residual contamination resulting from operations prior to its acquisition of the facility; should a regulatory agency require investigation or cleanup in the future, costs associated with those activities would be covered by the indemnity from the prior facility owner, subject to the negotiated limits discussed above. There can be no assurance, however, that the expenditures ultimately required for resolution of liabilities associated with these environmental conditions will not exceed the limits of any of the applicable indemnification obligations.

      The previous owner of the Fairfield, Connecticut facility retained responsibility for most cleanup obligations, along with ownership of the real property until early 1996, when the Company acquired the real estate, and, in connection with negotiating the terms of the acquisition, assumed responsibility for completing remediation at the facility. In 1996, the Company received regulatory approval of an investigation and remediation plan, and has implemented that plan at a total cost that the Company estimates will reach $50,000 (including attorney's fees). The investigation has not to date revealed conditions that would require further remediation, although the regulatory authorities may require ongoing monitoring of any residual contamination to ensure that it does not reach unsafe levels.

      In some states, property transfers may trigger investigation and cleanup obligations (for example, under the New Jersey Industrial Site Recovery Act ("ISRA") or the Connecticut Transfer Act (the "CTA")). The Recapitalization triggered ISRA at the West Trenton facility, obligating the Company to evaluate all possible past releases of hazardous substances at that facility, and clean up any resulting contamination. ISRA provides for an abbreviated review of facilities that have been previously remediated. In this case, the owner of the real property at the West Trenton facility investigated and remediated groundwater contamination at the facility under ISRA (and its predecessor statute) beginning in 1987 with the Company's acquisition of the facility. Although the Company believes that the real property owner has addressed contamination resulting from past practices, there can be no assurance that the current ISRA investigation will not reveal previously unknown contamination at the facility, giving rise to additional remediation costs, which may or may not be a liability for which the Company is indemnified. The Recapitalization also required a filing under the CTA, which the Company believes will not result in any further investigation or remediation obligations.

      In connection with the Recapitalization and the redemption of certain shares of Preferred Stock by Holdings pursuant thereto, Holdings released certain Preferred Stockholders who were prior stockholders of the Company, from certain indemnification obligations owing to Holdings. Such obligations arose under the agreement pursuant to which Holdings purchased the Company from such stockholders. The shares of Preferred Stock were held in escrow in connection with such stockholders' obligations under such indemnification provisions. The provisions of the escrow provided that the escrowed shares were to be released upon any transaction involving a change in control of Holdings, except as to the extent of claims previously made. As there were no pending claims, upon consummation of the Recapitalization, such shares were released from escrow and redeemed by Holdings. Any claims for environmental remediation at the facilities covered by the released indemnification are being covered by other indemnifying parties, and the Company believes that such other indemnification obligations should be sufficient to cover all costs associated with the known or likely environmental conditions at such facilities.

      Moreover, future events, such as new releases of hazardous substances, new information concerning past releases of hazardous substances, changes in existing Environmental Laws or their interpretation and more rigorous enforcement by regulatory authorities, may give rise to additional expenditures, compliance requirements or liabilities that could be material to the business and the results of the operations of the Company. See "Risk Factors-Potential Exposure to Environmental Liabilities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Products Liability and Insurance

      Although the Company has not suffered any material losses to date by reason of judgments or settlements in product liability litigation, the Company may be exposed to product liability claims in the future relating to the performance of a product or the performance of an end product in which the Company's product was a component part. The Company currently maintains insurance coverage for products liability claims. There can be no assurance that product liability claims will not be brought against the Company in the future, either by injured customers of an end product manufacturer who used a Company product as a component or by a direct purchaser from the Company. In addition no assurance can be given that coverage under insurance policies will be adequate to cover future products liability claims against the Company. Moreover, liability insurance is expensive, difficult to maintain and may be unobtainable in the future on acceptable terms. The amount and scope of any insurance coverage may be inadequate if a products liability claim is successfully asserted against the Company.

Legal Proceedings

      The Company was involved in three actions with the Emerson Power Transmission Corporation ("Emerson") all arising out of the purchase of assets and a requirements contract between the Company and Emerson pursuant to which the Company supplied its Spherco line of bearings to Emerson. On September 26, 1997, the Company and Emerson entered into a Settlement Agreement and Mutual Release (the "Settlement Agreement") settling all these actions.

      The Settlement Agreement, the terms of which are confidential, provides for the dismissal of all of the above claims and the execution of releases by each of the Company and Emerson. The Company does not expect the terms of the Settlement Agreement to have a material effect on its financial condition or results of operations.

      In September 1995, Emerson commenced an action in the Porter Superior Court, located in Porter County, Indiana, alleging breach of contract by the Company for failure to timely deliver certain bearings ordered by Emerson under a requirements contract. An injunction was issued compelling the Company to comply with the terms of the requirements contract, which injunction expired by its terms in February 1996. In the same action, Emerson also sued for damages in the amount of $400,000, resulting from the Company's failure to timely deliver the bearings. The Company commenced an action against Emerson in the United States District Court for the District of Connecticut in December 1995, claiming ownership rights in the part numbers relating to the Spherco line of bearings that were the subject of the requirements contract. The court denied the Company's motion for preliminary injunction in February 1996. The Company also filed an action against Emerson in the Superior Court for the Judicial District of Fairfield, Connecticut in November 1995 alleging bad faith on the part of Emerson in inflating its demand under the requirements contract and seeking to recover sums due under the contract arising from a price increase for the bearings which was not honored by Emerson in unspecified amounts. In addition, in the Connecticut state court suit, Emerson counter-sued the Company, claiming damages in unspecified amounts on the same theory as in the Indiana suit. The damages claims have not yet been concluded, and settlement discussions have commenced.

      The Settlement Agreement, the terms of which are confidential, provides for the dismissal of all of the above claims and the execution of releases by each of the Company and Emerson. The Company does not expect the terms of the Settlement Agreement to have a material effect on its financial condition or results of operations.

      Additionally, there are various claims and legal proceedings against the Company relating to its operations in the normal course of business, none of which the Company believes is material. The Company currently maintains insurance coverage for product liability claims. There can be no assurance that indemnification from its customers and coverage under insurance policies will be adequate to cover any future product liability claims against the Company. With respect to certain environmental claims against the Company, see "-Environmental Matters."

                                   MANAGEMENT

      The following table sets forth certain information concerning the directors and executive officers of Holdings and the Company. Each director is elected for a one year term or until such person's successor is duly elected and qualified.

Name                          Age                 Position
----                          ---                 --------

Dr. Michael J. Hartnett....   52    Chairman, President and Chief Executive
                                    Officer of Holdings and RBC Chairman and
                                    President of ITB, President of Nice and LPP,
                                    Director of RBC, ITB, Nice, LPP and Bremen

Anthony S. Cavalieri.......   51    Vice President and Chief Financial Officer
                                    of Holdings and RBC, Chief Financial Officer of ITB, Nice, LPP and Bremen

Michael S. Gostomski.......   46    Executive Vice President, Mergers and
                                    Acquisitions, of Holdings, RBC, ITB, Nice and LPP, Executive Vice President of Bremen,
                                    Secretary of Nice, LPP and Bremen

Frederick L. Morlok........   57    Vice President, Marketing and Sales of
                                    Holdings and RBC

Richard J. Edwards.........   41    Vice President of Holdings and RBC, General
                                    Manager of RBC Division

Edward J. Trainer..........   55    Secretary of Holdings, RBC and ITB

Kurt B. Larsen.............   33    Director of Holdings and RBC

William E. Myers, Jr.......   37    Director of Holdings and RBC

Mitchell I. Quain..........   45    Director of Holdings and RBC

Stephen A. Kaplan..........   38    Director of Holdings and RBC

Dr. Michael J. Hartnett has been president and Chief Executive Officer of the Company since April 1992 and Chairman since June 1993. Prior to that, Dr. Hartnett served as Vice President and General Manager of ITB from 1990, following eighteen years at Torrington Company, one of the three largest bearings manufacturers in the United States. While at Torrington, Dr. Hartnett held the position of Vice President and General Manager of the Aerospace Business Unit and was, prior to that, Vice President of the Research and Development Division. Dr. Hartnett holds an undergraduate degree from University of New Haven, a Masters degree from Worcester Polytechnic Institute, and a Ph.D. in Applied Mechanics from the University of Connecticut. Dr. Hartnett has also developed numerous patents, authored more then two dozen technical papers and is well known for his contributions to the field of Tribology (the study of friction). Dr. Hartnett currently serves as a director of Aftermarket Technology Company, a publicly-held company in the business of re-manufacturing aftermarket components for automobiles.

Anthony S. Cavalieri joined the Company in July 1996. From August 1990 to November 1995 he was Vice President and Chief Financial Officer of Duro-Test Corporation, a medium sized lighting products manufacturer, and from December 1995 through June 1996 provided management and financial consulting services to various entities. Prior to that he was a controller at the Mennen Company and before that on the audit staff of Price Waterhouse, LLP. Mr. Cavalieri holds a B.S. in Accounting from St. John's

University and an M.B.A. from Fordham University. He is also a certified public accountant as well as a certified management accountant, certified internal auditor and certified in production and inventory management.

Michael S. Gostomski joined the Company in September 1993 as its Senior Vice President. In July of 1996 he was named Executive Vice President, Mergers and Acquisitions. From January 1991 through August 1993, he served as President and Chief Executive Officer for Transnational Industries, a publicly held manufacturer of components for commercial and military aircraft. Mr. Gostomski holds a B.S. in Accounting and an M.B.A. in Finance from the University of Connecticut. He is also a certified public accountant. Mr. Gostomski currently serves as director of Transnational Industries and of Seatak, a publicly held manufacturer of small tools for the electronics industry.

Frederick L. Morlok joined the Company in 1987 as Vice President, Marketing and Sales. Prior to that he spent twenty-four years at Torrington where he served in various sales and marketing positions including District Sales Manager, Product Manager of Machined Race Products and Business Manager, Strategic Technology Unit. He holds a B.S. in Management Engineering, Mechanical Engineering Option and an M.B.A. from Rensselaer Polytechnic Institute.

Richard J. Edwards joined the Company as Manufacturing Manager in the Hartsville, South Carolina facility in 1990 and was named Vice President and General Manager of the RBC division in 1996. Prior to joining the Company he spent six years with Torrington as Material Manager and Plant Superintendent in their Tyger River plant.

Edward J. Trainer has been employed by the Company since 1967. He served from 1987 to January 1995 as Vice President of Human Resources and has served as Director of International Sales since January 1995. Mr. Trainer was named Secretary of the Company in 1993.

Kurt B. Larsen joined the Company in March 1992 and served as Vice President and Secretary until January 1997. He served as a Director of the Company from March 1992 to January 1997 and from June 1997 to the present. From February 1990 to January 1997, he served as a principal of Aurora, a leveraged buy-out firm, where he oversaw and executed investments in several companies. He also serves as Chairman of Enrich International, Inc., a privately-held company which manufactures and distributes nutritional supplements, and has been a principal investor and partner in Hunter Capital, an investment bank, since February 1997.

William E. Myers, Jr. served as a Director of the Company from March 1992 to May 1997 and from June 1997 to the present. Since November 1989 he has been the Chief Executive Officer of W.E. Myers & Company, a merchant bank which specializes in creating companies through the leveraged buy-out process. He is also currently a Director of Aftermarket Technologies Corporation.

Mitchell I. Quain joined the Company as a Director in June 1997. Since May 1997 he has served as an Executive Vice President and member of the Board of Directors of Furman Selz, LLC, an investment banking and brokerage company. From June 1975 to May 1997 he served as a Managing Director of Schroeder Wertheim & Company, an investment banking company. He also serves on the Board of Directors of a number of publicly-held companies, including Allied Products Corporation, a diversified manufacturing company, DeCrane Aircraft Holdings, Inc., an aircraft supply company, Mechanical Dynamics, Inc., a software company, and Strategic Distribution, Inc., a company in the business of industrial distribution.

Stephen A. Kaplan joined the Company as a Director in June 1997. He is also a principal of Oaktree Capital Management, LLC ("Oaktree"), the general partner of the Oaktree Fund, one of the purchasers of the Discount Debentures. Prior to joining Oaktree in June 1995, he was a managing director of Trust Company of the West ("TCW"). Prior to joining TCW in 1993, he was a partner in the law firm of Gibson, Dunn & Crutcher. He serves as a director of a number of publicly-held companies, including Decorative Home Accents, Inc., a manufacturer of decorative home accessories, KinderCare Learning Centers, Inc., which provides child care and pre-school educational services, Acorn Products, Inc., a manufacturer of lawn and garden tools, and Chief Auto Parts, Inc., an auto parts and accessories retail chain.

      The Board of Directors of the Company currently consists of Dr. Hartnett and Messrs. Kaplan, Larsen, Myers and Quain. Dr. Hartnett is the sole director of ITB, Nice and LPP. Pursuant to the Stockholders Agreement (as defined herein), the Oaktree Fund has the right to designate one member of the board of directors of Holdings and the Company. Mr. Kaplan is the designee of the Oaktree Fund. See "Certain Relationships and Related Transactions."

      Members of the Boards currently do not receive any compensation for their service as directors but are reimbursed by the Company for any expenses incurred in attending meetings of the Boards or otherwise performing their duties for the Company and Holdings.

Executive Compensation

      The following table sets forth the cash and other compensation paid by the Company in fiscal years 1995, 1996 and 1997 to Dr. Hartnett, its Chairman, President and Chief Executive Officer, and each other executive officer whose salary and bonus in fiscal 1997 exceeded $100,000 (the "Named Executive Officers"):

                           Summary Compensation Table

                                                                                                            Long Term
                                                                  Annual Compensation                     Compensation
                                                    ------------------------------------------------    ----------------
                                                                                          Other            Securities
                                                                                          Annual           Underlying
   Name and Principal Position       Fiscal Year        Salary            Bonus        Compensation         Warrants
---------------------------------   -------------   ----------------   ------------   --------------    ----------------
Dr. Michael J. Hartnett,
 Chairman,
 President and Chief
 Executive Officer .............        1997        $305,000(a)(b)(c)   $287,167(d)    $ 39,466(g)        -
                                        1996         305,000(a)(b)       110,000(e)      11,962(h)        -
                                        1995         305,000(a)(b)       200,000(f)      16,326(i)        -
Michael S. Gostomski,
 Executive Vice President,
 Mergers and Acquisitions ......        1997        $159,500(b)         $150,000(d)    $  6,840(j)        -
                                        1996         159,500(b)           86,000(e)      14,327(k)        -
                                        1995         148,625(b)           60,000(f)      15,167(l)        -
Frederick L. Morlok,
 Vice President
 Marketing and Sales ...........        1997        $165,000(b)(c)      $ 50,000(d)    $ 14,102(m)
                                        1996         159,167(b)           75,000(e)      12,709(n)        250(s)
                                        1995         151,667(b)           40,000(f)       9,937(o)        -
Richard J. Edwards,
 Vice President
 and General Manager,
 RBC Division ..................        1997        $120,333(b)(c)       30,000(d)     $124,031(p)        -
                                        1996         111,750(b)          51,625(e)        1,696(q)        250(s)
                                        1995         105,833(b)          45,188(f)        2,241(r)        500(t)

----------

(a)   Includes $30,000 of compensation deferred by Dr. Hartnett.

(b) Includes amounts deferred by the executive pursuant to the Company's 401(k) Plan (as defined herein).

(c) Includes amounts deferred by the executive pursuant to the Company's SERP (as defined herein).

(d) Bonus earned in fiscal 1996 and paid in fiscal 1997. Bonus for fiscal 1997 will be determined in fiscal 1998.

(e) Bonus earned in fiscal 1995 and paid in fiscal 1996. Bonus for fiscal 1996 is reflected in fiscal 1997.

(f) Bonus earned in fiscal 1994 and paid in fiscal 1995 Bonus for fiscal 1995 is reflected in fiscal 1996.

(g) Consists of (i) $5,313 contributed by the Company to Dr. Hartnett's 401(k) Plan account, (ii) $28,104 contributed by the Company to Dr. Hartnett's SERP account and (iii) $6,049 paid by the Company to lease a car for Dr. Hartnett's use.

(h) Consists of (i) $4,104 contributed by the Company to Dr. Hartnett's 401(k) Plan account and (ii) $7,858 paid by the Company to lease a car for Dr. Hartnett's use.

(i) Consists of (i) $7,760 contributed by the Company to Dr. Hartnett's 401(k) Plan account and (ii) $8,566 paid by the Company to lease a car for Dr. Hartnett's use.

(j) Consists of (i) $3,627 contributed by the Company to Mr. Gostomski's 401(k) Plan account and (ii) $3,213 paid by the Company to lease a car for Mr. Gostomski's use.

(k) Consists of (i) $4,278 contributed by the Company to Mr. Gostomski's 401(k) Plan account and (ii) $10,049 paid by the Company to lease a car for Mr. Gostomski's use.

(l) Consists of (i) $4,733 contributed by the Company to Mr. Gostomski's 401(k) Plan account and (ii) $10,434 paid by the Company to lease a car for Mr. Gostomski's use.

(m) Consists of (i) $2,813 contributed by the Company to Mr. Morlok's 401(k) Plan account, (ii) $2,987 contributed by the Company to Mr. Morlok's SERP account and (iii) $8,302 paid by the Company to lease a car for Mr. Morlok's use.

(n) Consists of (i) $4,021 contributed by the Company to Mr. Morlok's 401(k) Plan account and (ii) $8,688 paid by the Company to lease a car for Mr. Morlok's use.

(o) Consists of (i) $4,465 contributed by the Company to Mr. Morlok's 401(k) Plan account and (ii) $5,472 paid by the Company to lease a car for Mr. Morlok's use.

(p) Consists of (i) $119,700 realized upon the exercise of 350 Common Stock Purchase Warrants at $100 per share, which shares were immediately purchased by Holdings for $442 per share, (ii) $2,255 contributed by the Company to Mr. Edwards' 401(k) Plan account and (iii) $2,076 contributed by the Company to Mr. Edwards' SERP account.

(q)   Contributed by the Company to Mr. Edwards' 401(k) Plan account.

(r)   Contributed by the Company to Mr. Edwards' 401(k) Plan account.

(s) Represents Common Stock Purchase Warrants to purchase Class A Common Stock at an exercise price of $100 per share granted on March 30, 1996.

(t) Represents Common Stock Purchase Warrants to purchase Class A Common Stock at an exercise price of $100 per share granted on March 10, 1995.

      No stock options were granted to the Named Executive Officers during fiscal 1997.

      The following table sets forth information concerning outstanding options to purchase Common Stock held by the Named Executive Officers as of March 29, 1997:

                      Warrant Exercises During Fiscal 1997
                        and Fiscal Year-end Option Values

                                                                      Number of              Value of
                                                                Securities Underlying       Unexercised
                                                                     Unexercised           In-the-Money
                                    Shares                           Warrants at            Warrants at
                                   Acquired                         March 29, 1997        March 29, 1997
                                      on                             Exercisable/          Exercisable/
Name                               Exercise    Value Realized       Unexercisable        Unexercisable (a)
----                               --------    --------------       -------------        -----------------
Dr. Michael J. Hartnett..........       0             $0              9,977/0(b)         $4,364,424/0
Michael S. Gostomski.............       0              0                350/0(c)            144,900/0
Frederick L. Morlok..............       0              0              2,125/0(d)            879,750/0
Richard J. Edwards...............     350        119,700(e)           1,015/85              420,210/35,190

----------

(a)   Based upon a per share price of $514.00.

(b) In connection with the Recapitalization, (i) Holdings purchased 1,250 of such Common Stock Purchase Warrants for approximately $437 per share of Common Stock underlying such warrants ($514 per share less the approximately $77 exercise price of such Common Stock Purchase Warrants) and issued to Dr. Hartnett warrants to purchase 1,250 shares of Class B Common Stock with an exercise price of $514 per share, and (ii) Dr. Hartnett purchased 90 Common Stock Purchase Warrants from Mr. Myers and 10 Common Stock Purchase Warrants from Ann B. Ruple for $414 per share of Common Stock underlying such warrants.

(c) In connection with the Recapitalization, Mr. Gostomski sold all of such Common Stock Purchase Warrants to an affiliate of the Initial Purchaser for $414 per share underlying such warrants ($514 per share less the $100 exercise price of such Common Stock Purchase Warrants).

(d) In connection with the Recapitalization, Mr. Morlok sold all of such Common Stock Purchase Warrants to the Oaktree Fund and affiliates of the Initial Purchaser for $414 per share underlying such warrants ($514 per share less the $100 exercise price of such Common Stock Purchase Warrants).

(e) Based upon a per share price of $442 (the price at which Holdings repurchased such shares following exercise of the Common Stock Purchase Warrants by Mr. Edwards) and an exercise price of $100 per warrant.

Employment Agreement

      Concurrently with the closing of the Recapitalization, Dr. Hartnett entered into a five-year employment agreement (the "Employment Agreement") with the Company. The Employment Agreement provides for Dr. Hartnett to serve as the President, Chief Executive Officer and Chairman of the Board of Directors of the Company and requires that Dr. Hartnett devote his full business time and attention to the affairs of the Company. The Employment Agreement contains covenants regarding the treatment and disclosure of confidential information and a covenant prohibiting Dr. Hartnett from competing with the Company during the term of the Employment Agreement and for two years after its expiration. The Employment Agreement provides for a salary of $31,250 per month with annual increases linked to the increase in the All-Items Consumer Price Index for All Urban Consumers, subject to a minimum increase, plus a bonus linked to the achievement by the Company of milestones set forth in its Operating Plan

(subject to limited discretion of the Board of Directors of the Company). The Employment Agreement is terminable (i) upon the death or Total Disability of Dr. Hartnett, (ii) by the Company for Cause, (iii) by the Company upon 60 days prior notice and (iv) by Dr. Hartnett for Good Reason (as all such terms are defined in the Employment Agreement) or upon 120 days prior notice. If the Employment Agreement is terminated due to death or disability, by the Company without Cause or by Dr. Hartnett for Good Reason, Dr. Hartnett shall be entitled to receive his base salary through the end of the original term of the Employment Agreement plus a pro rata portion of his bonus in the year in which the termination occurred.

Option Plan

      The Company intends to adopt an employee stock option plan pursuant to which the Company will grant options to purchase up to 10% of the Common Stock outstanding after the Recapitalization.

401(k) Plan

      The Company maintains the Roller Bearing Company of America 401(k) Retirement Plan (the "401(k) Plan"), a plan established pursuant to Section 401(k) of the Internal Revenue Code, for the benefit of its non-union employees. All non-union employees who have completed six months of service with the Company are entitled to participate. Subject to various limits, employees are entitled to defer up to 15% of their annual salary on a pre-tax basis and up to an additional 10% of their annual salary on an after tax basis. The Company matches 50% of an employee's pre-tax contribution up to 10% of annual salary. The Company may also make discretionary contributions that are allocated among eligible accounts pro rata based upon salary. Employees vest in the Company's contributions ratably over three years.

Supplemental Retirement Plan

      Effective September 1, 1996 the Company adopted a non-qualified supplemental retirement plan ("SERP") for a select group of highly compensated and management employees designated by the Board of Directors of the Company. The SERP allows eligible employees to elect to defer until termination of their employment the receipt of up to 25% of their current salary. The Company makes contributions equal to the lesser of 50% of the deferrals or 3.5% of the employee's annual salary, which vest in full after three years of service following the effective date of the SERP. Accounts are paid, either in a lump sum or installments, upon retirement, death or termination of employment. Accounts are generally payable from the general assets of the Company although it is intended that the Company set aside in a "rabbi trust" invested in annuity contracts amounts necessary to pay benefits. Employees' rights to receive payments are subject to the rights of the creditors of the Company.

Compensation Committee Interlocks and Insider Participation

      In fiscal 1997, the compensation committees of the Board of Directors of Holdings (the "Board") consisted of designees of Aurora. All such directors have resigned from the Board. Holdings anticipates the appointment of a new compensation committee shortly.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table lists, as of September 27, 1997, all shares of Common Stock of Holdings beneficially owned by (i) each director of the Holdings, (ii) each Named Executive Officer of the Company, (iii) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock of Holdings at such date and (iv) all directors and executive officers of Holdings and the Company as a group (16 persons). As of September 27, 1997 there were 5,228 shares of Class A Common Stock and 3,949 shares of Class B Common Stock outstanding. Additionally, as of such date, there were outstanding warrants to purchase up to an additional 14,402 shares of Class A Common Stock and 10,077 shares of Class B Common Stock. As of September 27, 1997, there were 100 shares of common stock, par value $.01 per share, of the Company outstanding, all of which were owned by Holdings. Such shares have been pledged to the trustee under the Discount Indenture for the benefit of the holders of the Discount Debentures, as security for Holdings obligations arising thereunder. As of September 27, 1997, there were 100 shares, par value $.01 per share, of ITB, and 10 shares, par value $.01 per share, of each of Nice, LPP and Bremen outstanding, all of which were owned by the Company. All of such shares have been pledged to the lenders under the Senior Credit Facility, as security for the Company's obligations thereunder.

Stockholder (a)                                     Number of Shares (a)   Percentage of Class
---------------                                     --------------------   -------------------
Dr. Michael J. Hartnett............................       14,216 (b)             72.8% (c)
Michael S. Gostomski...............................            1                    *
Frederick L. Morlok................................          525                  5.7%
Christopher J. Sommers.............................          919 (d)             10.0%
Richard J. Edwards.................................        1,100 (e)             10.7%
William E. Myers
 Two North Lake Avenue
 Pasadena, California 91101........................        2,275 (e)             19.9%
Kurt Larsen
 P.O. Box 692547
 Park City, Utah 84068.............................            0                  0.0%
Stephen Kaplan
 550 South Hope Street
 Los Angeles, California 90071.....................        8,191 (f)(g)          51.3%
Mitchell Quain
 230 Park Avenue
 New York, New York 10020..........................          400 (h)              4.2%
Oaktree Capital Management, LLC
 550 South Hope Street
 Los Angeles, California 90071.....................        8,191 (f)(g)(i)       51.3%
OCM Principal Opportunities Fund, L.P.
 550 South Hope Street
 Los Angeles, California 90071.....................        8,191 (f)(g)          51.3%
Bruce Karsh
550 South Hope Street
Los Angeles, California 90071......................        8,191 (f)(g)          51.3%
Howard Marks
550 South Hope Street
Los Angeles, California 90071......................        8,191 (f)(g)          51.3%


Stockholder (a)                                     Number of Shares (a)   Percentage of Class
---------------                                     --------------------   -------------------
Northstar High Total Return Fund
 Two Pickwick Plaza
 Greenwich, Connecticut 06830......................        1,262 (j)             12.1%
Northstar Investment Management Corp.
 Two Pickwick Plaza
 Greenwich, Connecticut 06830......................        1,262 (j)             12.1%
Merban Equity(k)
 c/o Credit Suisse First Boston
 Bleichistrasse 8
 P.O. Box 4263
 CH-6304 Zug, Switzerland..........................        1,400 (m)(n)           14.3%
Credit Suisse First Boston
 Corporation (o)
 11 Madison Avenue
 New York, New York 10010                                  2,194 (n)(p)          22.33%
Credit Suisse Group (q)
 Uetlibergstrasse 231
 Ch-8045
 Zurich, Switzerland                                       2,194 (m)(n)(p)       22.33%
Mark Kennelley(k)
 c/o Credit Suisse First Boston
 11 Madison Avenue
 New York, New York 10010..........................          490                  5.3%
All members of management as a group (16 persons)..       29,065 (r)             93.0%


----------

*     Less than 1%

(a) Except where otherwise indicated, (i) shares of Common Stock are of Class A Common Stock (ii) Common Stock Purchase Warrants are to purchase shares of Class A Common Stock and (iii) the address for each stockholder is c/o the Company at 60 Round Hill Road, P.O. Box 430, Fairfield, Connecticut 06430.

(b) Consists of 3,948.4 shares of Class B Common Stock and Common Stock Purchase Warrants to purchase up to 10,077.4 shares of Class B Common Stock.

(c) Through the ownership of Class B Common Stock Dr. Hartnett has the power to control a majority of the voting power of all voting securities of Holdings even if he were to own less than 50% of the outstanding Common Stock. See "Certain Relationships and Related Transactions."

(d) Such shares are held of record by The Sommers Family Trust. Mr. Sommers beneficially owns such shares.

(e)   Consists of Common Stock Purchase Warrants to purchase Class A Common
      Stock.

(f) Consists of shares of Common Stock and Discount Warrants owned by the Oaktree Fund. To the extent that the stockholder, as a principal of Oaktree, participates in the process to vote or to dispose of any such shares or warrants, he may be deemed under such circumstances for the purpose of Section 13 of the Exchange Act to be the beneficial owner of such shares of Common Stock and Discount Warrants. The stockholder disclaims beneficial ownership of such shares of Common Stock and Discount Warrants.

(g) Includes Discount Warrants to purchase up to 6,791 shares of Class A Common Stock.

(h) Includes Common Stock Purchase Warrants to purchase up to 340 shares of Class A Common Stock.

(i) Consists of shares of Common Stock and Discount Warrants owned by the Oaktree Fund of which the stockholder is the general partner.

(j) Consists of Discount Warrants to purchase Class A Common Stock owned by Northstar High Total Return Fund (the "Northstar Fund"). Northstar is the investment advisor of the Northstar Fund and may be deemed to beneficially own such Discount Warrants.

(k) Affiliate of the Initial Purchaser. Such shares may be deemed to be beneficially owned by the Initial Purchaser.


(l) A wholly-owned subsidiary of Credit Suisse Group, an entity incorporated under the laws of Switzerland.

(m) Such shares and warrants may be deemed to be beneficially owned by the Initial Purchaser.

(n) Includes Common Stock Purchase Warrants to purchase 647 shares of Class A Common Stock.

(o) An indirect wholly-owned subsidiary of Credit Suisse Group, an entity incorporated under the laws of Switzerland. The Initial Purchaser is a subsidiary of Credit Suisse First Boston, Inc., which is a subsidiary of Credit Suisse First Boston, a Swiss Bank, which is a subsidiary of Credit Suisse Group. Each of such entities may be deemed to beneficially own the shares of Common Stock and Common Stock Purchase Warrants owned by affiliates of the Initial Purchaser.

(p) Consists of shares of Common Stock and Common Stock Purchase Warrants owned by affiliates of the Initial Purchaser.

(q) The stockholder, an entity incorporated under the laws of Switzerland, is the ultimate parent entity of the Initial Purchaser and Merban Equity.

(r) Includes (i) (1) 1,633.4 shares of Class A Common Stock, (2) 3,948.4 shares of Class B Common Stock, (3) Common Stock Purchase Warrants to purchase up to 5,215 shares of Class A Common Stock, and (4) Common Stock Purchase Warrants to purchase up to 10,077.4 shares of Class B Common Stock held by members of management and (ii) 1,400 shares of Common Stock and 6,791 Discount Warrants held by the Oaktree Fund.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Set forth below is a summary of certain agreements and arrangements, as well as other transactions between the Company and related parties which have taken place during the Company's most recently completed three fiscal years. See "Prospectus Summary--Recent Developments."

The Recapitalization

      In connection with the Recapitalization, (i) the Company paid the Dividend to Holdings in the amount of approximately $56.1 million to finance the Recapitalization, (ii) Holdings sold the Discount Debentures and the Discount Warrants to the Oaktree Fund and Northstar Investment Management Corp. ("Northstar"), (iii) Holdings used the proceeds of the Dividend and the proceeds from the sale of the Discount Debentures and the Discount Warrants to redeem Common Stock and Preferred Stock and purchase Common Stock Purchase Warrants for aggregate consideration of approximately $92.2 million (including shares of Common Stock and Preferred Stock and Common Stock Purchase Warrants owned by members of management and affiliates of Holdings), (iv) Holdings assigned its rights to purchase certain shares of Common Stock and Common Stock Purchase Warrants under the Recapitalization Agreement to Dr. Hartnett, certain affiliates of the Initial Purchaser, the Oaktree Fund, Mr. Morrison, The Sommers Family Trust and Mr. Quain, (v) Holdings effected the Hartnett Repurchase of 1,250 Common Stock Purchase Warrants from Dr. Hartnett for an amount per share of Common Stock underlying the Common Stock Purchase Warrants equal to $514 less the approximately $77 exercise price of such warrants (an aggregate of approximately $550,000), (vi) Holdings issued Common Stock Purchase Warrants exercisable for 1,250 shares of Common Stock at an exercise price of $514 per share of Common Stock to Dr. Hartnett, (vii) Holdings made the Hartnett Loan in the amount of $500,000, (viii) Holdings paid the Hartnett Fee in the amount of $1 million, (ix) the Company repaid outstanding indebtedness (approximately $52.1 million) on the Existing Revolving Credit Facility and the Existing Term Loan, (x) Holdings paid a fee of $1.6 million to the Initial Purchaser, in connection with the sale of the Discount Debentures, (xi) the Company paid a fee to the Initial Purchaser of $3.85 million in connection with the sale of the Outstanding Notes, (xii) the Company entered into the Senior Credit Facilities with, among others, an affiliate of the Initial Purchaser and paid (1) certain fees to such lenders and (2) a fee of $1.5 million to the Initial Purchaser in connection therewith, and (xiii) agreed to indemnify the Initial Purchaser and certain affiliates of the Initial Purchaser in connection with certain matters relating to the Recapitalization.

      The Hartnett Loan bears no interest and is recourse only to the securities purchased with the proceeds thereof. As of September 27, 1997, the entire principal balance of the Hartnett Loan remained outstanding.

      The assignment of rights under the Recapitalization Agreement referred to in clause (iv) above, was undertaken in order to achieve certain desired post-Recapitalization equity positions and to satisfy certain contractual obligations of the Company and Holdings. In exchange for such assignments, the assignees assumed the obligations of the Company and Holdings under the Recapitalization Agreement with respect to such shares of Common Stock or Common Stock Purchase Warrants.

      The Hartnett Repurchase and the grant of certain Common Stock Purchase Warrants to Dr. Hartnett referred to in clause (vi) above were undertaken to enable Dr. Hartnett to fulfill his obligations with respect to certain shares of Common Stock assigned to him and referred to in clause (iv) above without Dr. Hartnett suffering a diminution of his fully-diluted equity position in Holdings. Upon the Hartnett Repurchase, all obligations of Holdings under the Common Stock Purchase Warrants repurchased were extinguished.

      The Hartnett Fee was paid to Dr. Hartnett in consideration of services rendered in connection with the preparation, negotiation and consummation of the Recapitalization.

      The Company bears no direct, indirect or contingent liability under the Discount Debentures. Under the terms of the Indenture, the payment of dividends to Holdings is severely restricted. See "Description of the Notes--Certain Covenants." All operations of Holdings are conducted through the Company and subsidiaries of the Company. Payments under the Exchange Notes are not subordinated in any way to payments under the Discount Debentures, and the issuance by Holdings of the Discount Debentures should in no way affect the ability of the Company to make payments under the Exchange Notes.

      In connection with the Recapitalization, the Oaktree Fund purchased approximately $59.8 million principal amount at maturity of Discount Debentures and Discount Warrants to purchase 5,469 shares of Common Stock from Holdings in exchange for approximately $32 million. Mr. Kaplan, a director of Holdings and the Company, is a principal of Oaktree, the general partner of the Oaktree Fund.

      In addition, in connection with the Recapitalization and the other transactions consummated in connection therewith, the Company paid Ernst & Young LLP a consulting fee.

      In connection with the Recapitalization and the redemption of certain shares of Preferred Stock by Holdings pursuant thereto, Holdings released certain Preferred Stockholders who were prior stockholders of the Company, from certain indemnification obligations owing to Holdings. Such obligations arose under the agreement pursuant to which Holdings purchased the Company from such stockholders. The shares of Preferred Stock were held in escrow in connection with such stockholders' obligations under such indemnification provisions. The provisions of the escrow provided that the escrowed shares were to be released upon any transaction involving a change in control of Holdings, except as to the extent of claims previously made. As there were no pending claims, upon consummation of the Recapitalization, such shares were released from escrow and redeemed by Holdings. Any claims for environmental remediation at the facilities covered by the released indemnification are being covered by other indemnifying parties, and the Company believes that such other indemnification obligations should be sufficient to cover all costs associated with the known or likely environmental conditions at such facilities.

Hartnett Control Provision

      Through ownership of Class B Common Stock and the provisions of the Certificate of Incorporation of Holdings granting such Class B Common Stock 10 votes per share, whether or not Dr. Hartnett owns a majority of the outstanding capital stock of Holdings, he will have, subject to certain limitations, the power to control a majority of the voting rights of all capital stock of Holdings. Such right will be suspended for such periods during which Dr. Hartnett ceases to serve in the management of the Company, or any successor thereto, or owns less than 50% of the outstanding Common Stock on a fully diluted basis that he owned immediately following the Recapitalization.

Employment Agreement

      Effective upon the closing of the Recapitalization, Dr. Hartnett entered into a five-year Employment Agreement with the Company containing a covenant restricting competition with the Company. See "Management-Employment Agreement."

Hartnett Bonus

      In connection with the acquisition of Nice by the Company, the Company paid a bonus to Dr. Hartnett in the amount of $136,000. Such bonus was paid in the first quarter of fiscal 1998.

Myers' Fee

      W.E. Myers & Company, an entity owned and controlled by Mr. Myers, a director of Holdings, received a $100,000 fee in 1997 for the provision of investment banking services in connection with the acquisition of LPP by the Company. An additional $100,000 fee may become payable if LPP meets certain financial targets.

Stockholder Agreements

      Concurrently with the closing of the Recapitalization, Holdings entered into a stockholders' agreement (the "Stockholders Agreement") with Dr. Hartnett, the Oaktree Fund, Northstar and certain affiliates of the Initial Purchaser. The Stockholders Agreement provides for (i) restrictions on transfer of all securities of Holdings held by the parties to the Stockholders Agreement, (ii) rights of first refusal in favor of the parties to the Stockholders Agreement prior to any transfer by a party (other than transfers to certain affiliates of the parties) of securities of Holdings, (iii) tag-along rights in favor of the other parties to the Stockholders Agreement upon certain transfers of securities of Holdings by Dr. Hartnett, (iv) certain rights in favor of Dr. Hartnett to compel the other parties to the Stockholders Agreement to sell securities of Holdings held by such parties upon certain sales of securities of Holdings by Dr. Hartnett, (v) certain preemptive rights in favor of the Oaktree Fund, Northstar and Dr. Hartnett with respect to securities of Holdings, (vi) piggyback registration rights in favor of all of the parties to the Stockholders Agreement with respect to securities of Holdings, (vii) demand registration rights in favor of the Oaktree Fund and Northstar with respect to securities of Holdings, with customary covenants regarding such registration and (viii) a grant to the Oaktree Fund of the right to designate one member of the board of directors of each of Holdings and the Company. Many of the rights and privileges contained in the Stockholders Agreement terminate or become limited following an initial public offering of securities of Holdings.

      Holdings intends to enter into one or more additional stockholders' agreements with its other stockholders and warrantholders providing for (i) the right to repurchase the stock or warrants held by such parties upon the death or termination of employment of any stockholder or warrantholder who is employed by Holdings or its subsidiaries, (ii) the right to tag-along on certain sales of securities by other stockholders of Holdings and (iii) certain rights in favor of Dr. Hartnett to compel such stockholders and warrantholders to sell their securities of Holdings upon certain sales of securities by Dr. Hartnett. The exact terms of these agreements are currently being finalized.

      Prior to the recapitalization, Holdings was a party to various arrangements with its stockholders and warrantholders, all of which have been terminated.

Consulting Agreement

      Prior to the Recapitalization, the Company and Tribos, an affiliate of Aurora (the former principal stockholder of Holdings), were parties to a consulting agreement (the "Consulting Agreement"), whereby Tribos provided certain consulting services to the Company in exchange for monthly payments of approximately $36,000. The Consulting Agreement also provided for annual adjustments to the fee, reimbursement of Tribos' expenses by the Company and the payment of additional fees in connection with the acquisition of Nice. The total fees paid in fiscal 1997, 1996 and 1995 pursuant to the consulting agreement were $429,000, $400,000 and $400,000, respectively. The Consulting Agreement was terminated in connection with the Recapitalization. Prior to January 1997, Mr. Larsen, a director of Holdings and the Company, served as a principal of Aurora.

Purchase of Shares From Mr. Edwards

      In July 1996 Mr. Edwards exercised Common Stock Purchase Warrants for 350 shares of Class A Common Stock, at an exercise price of $100 per share. Immediately following such exercise, Holdings repurchased such shares for a purchase price of $442 per share.

                               THE EXCHANGE OFFER

Purpose and Effects

      The Exchange Offer is designed to provide to holders of Outstanding Notes an opportunity to acquire Exchange Notes which, unlike the Outstanding Notes, will be freely transferable at all times (provided that the holder is not an affiliate of the Company).

      The Outstanding Notes were originally issued and sold on June 23, 1997, in the principal amount of $110 million in a transaction exempt from the registration requirements of the Securities Act. The Outstanding Notes may not be reoffered, resold or transferred unless done so pursuant to a registration statement filed pursuant to the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

      The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such Outstanding Notes directly from the Company to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Holders of Outstanding Notes accepting the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of Exchange Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act.

      The Exchange Notes will be freely transferable by the Holders thereof, subject to the limitations described in the immediately preceding paragraphs. The Exchange Notes otherwise will be identical in all respects (including interest rate, maturity, security, guaranty and restrictive covenants) to the Outstanding Notes for which they may be exchanged pursuant to this Exchange Offer. Holders who do not exchange their Outstanding Notes pursuant to this Exchange Offer will continue to hold Outstanding Notes which are subject to restrictions on transfer.

      Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Terms of the Exchange Offer

      Promptly after the Registration Statement of which this Prospectus constitutes a part has been declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Outstanding Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Outstanding Notes. For each $1,000 principal amount of Outstanding Notes validly tendered to the Company pursuant to the Exchange offer and not withdrawn by the holder thereof, the holder of such Outstanding Notes will receive $1,000 principal amount of Exchange Notes. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange therefor or, if no interest has been paid on such Outstanding Note, from the date of the original issue of the Outstanding Notes. The Exchange Notes evidence the same debt as the Outstanding Notes and are issued under and entitled to the same benefits under the Indenture as the Outstanding Notes. In addition, the Exchange Notes and the Outstanding Notes are treated as one series of securities under the Indenture.

      In the event that (a) neither the Registration Statement of which this Prospectus constitutes a part nor a Shelf Registration (as defined in the Registration Rights Agreement) with respect to the Outstanding Notes is filed on or prior to the 45th day after the date of original issue of the Outstanding Notes, (b) neither of such registration statements is declared effective by the Commission on or prior to the 150th day after the Closing Date (the "Effectiveness Target Date"), (c) the Registration Statement becomes effective, and the Company fails to consummate the Exchange Offer within 45 days of the earlier of the effectiveness of the Registration Statement or the Effectiveness Target Date, or (d) the Shelf Registration with respect to the Outstanding Notes is declared effective but thereafter ceases to be effective or usable in connection with resales of Outstanding Notes during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the interest rate payable on the Outstanding Notes shall increase by 0.5% from and including the date such Registration Default occurs to but excluding the date upon which such registration Default is cured.

      As of September 27, 1997, $110,000,000 aggregate principal amount of Outstanding Notes were outstanding. This Prospectus and the Letter of Transmittal are being sent to all registered holders of Outstanding Notes.

      Tendering holders of Outstanding Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain transfer taxes which may be imposed, in connection with the Exchange offer. See "Transfer Taxes" below.

      Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

Period for Tendering Outstanding Notes

      Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Outstanding Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on ____________________; PROVIDED, HOWEVER, that the Company's obligation to accept Outstanding Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "--Certain Conditions to the Exchange Offer" below.

      The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of exchange of any Outstanding Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Outstanding Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

      The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Procedures for Tendering Outstanding Notes

      Except as set forth below, a holder of Outstanding Notes who wishes to tender Outstanding Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to United States Trust Company of New York (the Exchange Agent) at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, either
(i) certificates for such Outstanding Notes must be received by the Exchange Agent, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent on or prior to the Expiration Date, or (iii) the holder of Outstanding Notes must comply with the guaranteed delivery procedures described below.

      Each exchanging holder of Outstanding Notes will be required to represent in the Letter of Transmittal that such holder is acquiring the Exchange Notes in the ordinary course of business, is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and is not an affiliate of the Company or the Subsidiary Guarantors.

      THE METHOD OF DELIVERY OF OUTSTANDING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER

OF OUTSTANDING NOTES. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY.

      Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

      Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Outstanding Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be made by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Outstanding Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Outstanding Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Outstanding Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Outstanding Notes not properly tendered or to not accept any particular Outstanding Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Outstanding Notes either before or after the Expiration Date. The interpretation of the terms and conditions of the Exchange Offer as to any particular Outstanding Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor shall any of them incur any liability for failure to give such notification. Tenders of Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

      If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Outstanding Notes, such Outstanding Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Outstanding Notes.

      If the Letter of Transmittal or any Outstanding Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

      In all cases, issuance of Exchange Notes for Outstanding Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Outstanding Notes or a timely Book-Entry Confirmation of such Outstanding Notes in the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Outstanding Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or Outstanding Notes are submitted for a greater principal amount than the holder thereof desires to exchange, such unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

      The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Outstanding Notes by causing the Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Outstanding Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a copy thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

      Tenders of Outstanding Notes will be accepted only in principal amounts of $1,000 and integral multiples thereof.

      Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept all Outstanding Notes validly tendered and not withdrawn promptly prior to 5:00 P.M. on the Expiration Date. The Company will deliver Exchange Notes in exchange for Outstanding Notes promptly following acceptance of the Outstanding Notes.

      For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Outstanding Notes for the purposes of receiving the Exchange Notes. Under no circumstances will interest be paid by the Company or the Exchange Agent by reason of any delay in making such payment or delivery.

      The Company's acceptance for exchange of Outstanding Notes tendered pursuant to the Exchange Offer will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

      If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Outstanding Notes will be returned, at the Company's expense, to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Guaranteed Delivery Procedures

      If a registered holder of the Outstanding Notes desires to tender such Outstanding Notes and the Outstanding Notes are not immediately available, or time will not permit such holder's Outstanding Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Outstanding Notes, the certificate number(s) of such Outstanding Notes (except in the case of book-entry tenders) and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three NYSE trading days after the Expiration Date, the Letter of Transmittal (or a copy thereof) together with the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed Letter of Transmittal (or a copy thereof) together with the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

Withdrawal Rights

      Tenders of Outstanding Notes may be withdrawn at any time prior to the Expiration Date.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "--Exchange Agent." Any such notice of withdrawal must (i) specify the name of the person having tendered the Outstanding Notes to be withdrawn, (ii) identify the Outstanding Notes to be withdrawn (including the certificate numbers and principal amount of such Outstanding Notes (except in the case of book-entry tenders)), (iii) be signed by the holder of Outstanding Notes in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes are tendered or be accompanied by sufficient documents of transfer and
(iv) specify the name in which such Outstanding Notes are registered, if different from that of the withdrawing holder. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the certificate numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder of Outstanding Notes is an Eligible Institution. If Outstanding Notes have been tendered for book-entry transfer as described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Outstanding Notes" above at any time on or prior to the Expiration Date.

Certain Conditions to the Exchange Offer

      Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Outstanding Notes for exchange or the exchange of the Exchange Notes for such Outstanding Notes, any of the following events shall occur:

      (a) such acceptance or issuance would violate applicable law or any applicable interpretation of the staff of the Commission;

      (b) there shall be instituted or pending any action or proceeding by or before any court or governmental agency with respect to the Exchange Offer which, in the Company's sole judgment might impair the ability of the Company to proceed with the Exchange Offer; or

      (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer.

      The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

      In addition, the Company will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

Exchange Agent

      The United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of the Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

                     UNITED STATES TRUST COMPANY OF NEW YORK

             By Facsimile:                              By Mail:

            (212) 780-0592               United States Trust Company of New York
      Attention: Customer Service              P.O. Box 843 Cooper Station
Confirm by Telephone to: (800) 548-6565         New York, New York 10276
                                           Attention: Corporate Trust Services

       By Hand before 4:30 p.m.:            By Overnight Courier
                                              and By Hand after 4:30 p.m.:

United States Trust Company of New York  United States Trust Company of New York
             111 Broadway                       770 Broadway, 13th Floor
       New York, New York 10006                 New York, New York 10003
   Attention: Lower Level
              Corporate Trust Window

      DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FAX TRANSMISSION OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

      The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

      The Company will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent, accounting and certain legal fees.

Transfer Taxes

      Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if a holder of Outstanding Notes instructs the Company to register Exchange Notes in the name of, or requests that Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder of the Outstanding Notes or any other person) will be the responsibility of the registered tendering holder.

Consequences of Failure to Exchange

      Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

      The Company does not currently anticipate that it will register Outstanding Notes under the Securities Act. To the extent that Outstanding Notes are tendered in connection with the Exchange Offer, any trading market for Outstanding Notes not tendered in connection with the Exchange Offer could be adversely affected. The tender of Outstanding Notes pursuant to the Exchange Offer may have an adverse effect upon, and increase the volatility of, the market prices of the Outstanding Notes due to a reduction in liquidity.

Accounting Treatment

      The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facilities

      In connection with the Recapitalization, the Company entered into the Senior Credit Facilities, consisting of $16 million in Term Loans and the $54 million Revolving Credit Facility, under which approximately $10.9 million of letters of credit was issued at the closing of the Recapitalization (the "Closing Date"). The Senior Credit Facilities mature on the fifth anniversary of the Closing Date, and bear interest, at the Company's option, at either (i) LIBOR plus 2.5% or (ii) the Alternate Base Rate plus 1.5%. The Alternate Base Rate is defined as the highest of (x) Credit Suisse First Boston's prime rate,
(y) the federal funds effective rate plus 0.5% and (z) the three-month CD Rate plus 1%. In addition, letters of credit will be available under the Revolving Credit Facility in an aggregate amount not to exceed $16 million. Outstanding letters of credit will require the Company to pay a participation fee equal to 2.5% per annum on the outstanding amount of letters of credit and a fronting fee equal to 0.25% per annum on the outstanding amount of letters of credit.

      The Company's obligations under the Senior Credit Facilities are unconditionally guaranteed by each of the Subsidiary Guarantors on a joint and several basis. In addition, the Senior Credit Facilities are secured by substantially all the assets of the Company and the Subsidiary Guarantors.

      The Credit Agreement contains certain covenants that, among other things, restrict the ability of the Company and the Subsidiary Guarantors to: prepay, redeem or repurchase subordinated or senior debt; create liens; engage in sale-leaseback transactions; extend loans; make investments; incur indebtedness; engage in mergers, acquisitions or asset sales; engage in transactions with affiliates; change the nature of their businesses; amend debt and other material agreements; and make capital expenditures. The Credit Agreement also prohibits the Company and the Subsidiary Guarantors from declaring dividends on, repurchasing or redeeming their capital stock, except that (a) the subsidiaries of the Company may pay dividends to the Company, (b) the Company and its subsidiaries may make certain payments to Holdings under tax sharing arrangements, (c) the Company may pay dividends to Holdings solely in its capital stock, (d) under certain circumstances, the Company may pay dividends to Holdings to be used to pay its operating expenses, and (e) the Company may, under certain circumstances, pay dividends of up to $500,000 in any calendar year to Holdings to redeem capital stock of Holdings held by present and former employees and directors.

      In addition, the Credit Agreement requires the maintenance of certain financial covenants, including a maximum Consolidated Leverage Ratio (as defined in the Credit Agreement; a ratio of total debt to EBITDA (as defined in the Credit Agreement)), a minimum Consolidated Interest Coverage Ratio (as defined in the Credit Agreement; a ratio of EBITDA to interest expense) and a minimum Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Agreement; a ratio of EBITDA to fixed charges) certain of which become more restrictive over time as follows: Consolidated Leverage Ratio - 5.95 to 1.00 for fiscal 1998 to
3.25 to 1.00 following fiscal 2002; Consolidated Interest Coverage Ratio - 1.60 to 1.00 for fiscal 1998 to 2.50 to 1.00 following fiscal 2002; Consolidated Fixed Charge Coverage Ratio - 1.00 to 1.00 for fiscal 1998 to 1.05 to 1.00 following fiscal 2002.

      The Company is required to make mandatory prepayments of loans under the Senior Credit Facilities in amounts equal to (i) 50% of Excess Cash Flow (as defined in the Credit Agreement), (ii) 100% of the net cash proceeds from certain asset sales by the Company or its subsidiaries, (iii) 100% of the net cash proceeds from certain issuances of indebtedness by the Company, its subsidiaries or Holdings and (iv) under certain circumstances, 50% of the net cash proceeds from issuances of equity securities by the Company, its subsidiaries or Holdings.

      Events of default under the Credit Agreement include, subject to cure periods in certain circumstances, failure to pay principal or interest owed under such agreement when due, violation of covenants contained therein, any representation or warranty being materially incorrect when made, cross default and cross acceleration to other indebtedness in a principal amount in excess of $2,500,000, bankruptcy, material judgments, actual or asserted invalidity of the guarantees or the security documents and a Change in Control (as defined in the Credit Agreement).

Discount Debentures

      In connection with the Recapitalization, Holdings sold the Discount Debentures and Discount Warrants to the Oaktree Fund and Northstar for an aggregate purchase price of $40 million. The Discount Debentures will not accrue interest until June 15, 2002 except as described below. Thereafter, the Discount Debentures will accrue interest at a rate of 13% per annum, payable semiannually commencing December 15, 2002. The Discount Debentures mature on June 15, 2009 and are subject to redemption at the option of Holdings at any time, except that prior to June 15, 2002 any such redemption can only be made from the proceeds of certain public equity offerings.

      The Discount Indenture requires Holdings to make a redemption payment in 2002 in the amount of $34 million with respect to the Discount Debentures so that the Discount Debentures will not constitute "high yield discount obligations" for federal income tax purposes. If the Discount Debentures were high yield discount obligations, Holdings would be denied a deduction for a small portion of the interest accruals on the Discount Debentures, and would be entitled to deduct the remaining interest accruals (including accreted original issue discount ("OID")) on the Discount Debentures, and would be entitled to deduct the remaining interest and OID accruals only when actually paid. As a result of the mandatory redemption the Discount Debentures will not constitute high yield discount obligations, and Holdings will not be subject to such limitations on the deductibility of such interest, and will be able to deduct interest and OID on the Discount Debentures on an accrual basis.

      In addition, in conjunction with the purchase of the Discount Debentures, the Oaktree Fund was issued warrants to acquire up to 5,469 shares of Common Stock and Northstar was issued warrants to acquire up to 1,262 shares of Common Stock (representing, in the aggregate, approximately 20% of the post-Recapitalization Common Stock outstanding on a fully diluted basis) for a nominal exercise price. In addition, in conjunction with the Recapitalization, the Oaktree Fund acquired 1,400 shares of Common Stock and 1,322 Common Stock Purchase Warrants (representing in the aggregate approximately 8% of the post-Recapitalization Common Stock outstanding on a fully diluted basis). In addition, Holdings appointed a representative of the Oaktree Fund to the board of directors of Holdings and the Company.

      The Discount Debentures are senior obligations of Holdings and secured by all the capital stock of RBC. The Discount Indenture contains certain covenants and events of default similar to the covenants and events of default contained in the Indenture. In addition, upon a Change of Control (as defined in the Discount Indenture) or certain reductions in the ownership of Holdings by Dr. Hartnett, each holder of Discount Debentures may require Holdings to repurchase such Discount Debentures.

      If an Event of Default (as defined in the Discount Indenture) occurs and is continuing, including upon a failure to pay cash interest when due or to repurchase the Discount Debentures upon a Change of Control (as defined in the Discount Indenture) or otherwise, subject to the terms of the Discount Indenture, the holders of the Discount Debentures will be able to accelerate the maturity of the Discount Debentures and thereafter enforce their security interest in the capital stock of RBC. Upon any such enforcement, the holders of the Discount Debentures (or anyone that might purchase such capital stock in any enforcement proceeding or public auction or in any resale by such holders) would become shareholders of RBC and, as a group, would control (through their ownership of the common stock of RBC) RBC and would be able to elect all the directors of RBC.

      Holdings is a holding company, and the capital stock of RBC is the only material asset of Holdings. In the absence of any additional financings by Holdings, Holdings will be dependent on dividends and other distributions from RBC to provide the cash needed to meet its debt service obligations.

      For the benefit of the holders of the Discount Debentures, Holdings has agreed to file a shelf registration statement with the SEC covering the resale of the Discount Debentures. In the event that Holdings fails to comply with certain of its obligations with respect to such registration statement, cash interest will be payable with respect to the Discount Debentures in an amount equal to 0.5% of the accrued value of the Discount Debentures at such time.

                            DESCRIPTION OF THE NOTES

General

      The Exchange Notes are to be issued under the Indenture, dated as of June 15, 1997 between the Company and United States Trust Company of New York, as Trustee (the "Trustee") pursuant to which the Outstanding Notes were issued on June 23, 1997.

      The following is a summary of all material provisions of the Indenture and the Exchange Notes, a copy of which Indenture and the form of Exchange Note is excluded as an exhibit to the Registration Statement of which this Prospectus constitutes a part and is available upon request to the Company at the address set forth under "Available Information." The following summary of all material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Except as otherwise indicated below, the following summary applies to both the Outstanding Notes and the Exchange Notes offered hereby. The terms of the Exchange Notes will be identical in all respects to those of the Outstanding Notes, except for the freely tradeable character of the Exchange Notes (provided the Holder thereof is not an affiliate of the Company) and the absence of certain registration rights granted to holders of the Outstanding Notes. See "The Exchange Offer--Purpose and Effects." The Exchange Notes will be issued solely in exchange for an equal principal amount of Outstanding Notes pursuant to the Exchange Offer made hereby.

      The Notes are and will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

      Many defined terms used in this section and throughout this Prospectus are defined in the "Certain Definitions" section beginning on page 104 below.

Terms of the Notes

      The Notes are unsecured senior subordinated obligations of the Company, limited to $110 million aggregate principal amount, and will mature on June 15, 2007. The Exchange Notes will bear interest at the rate per annum shown on the cover page hereof from the date of issuance thereof (______, 1997 unless the Exchange Offer is extended) or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year, commencing _________________. Interest on the Outstanding Notes which are exchanged for Exchange Notes pursuant to the Exchange Offer will cease to accrue on the day preceding the date of issuance of the Exchange Notes, and such accrued interest will be paid on _________________, the first interest payment date following the consummation of the Exchange Offer, to holders of record of the Notes as of ________________. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed based on a 360-day year of twelve 30-day months.

Optional Redemption

      Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to June 15, 2002. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 15 of the years set forth below:

                                                                   Redemption
Period                                                                Price
------                                                                -----

2002  ..........................................................    104.8125%
2003  ..........................................................    103.2083
2004  ..........................................................    101.6041
2005 and thereafter.............................................    100.0000

      In addition, at any time and from time to time prior to June 15, 2000, the Company may redeem in the aggregate up to $36.0 million principal amount of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market (provided that a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company), at a redemption price (expressed as a percentage of principal amount) of 109.625% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $74.0 million aggregate principal amount of the Notes must remain outstanding after each such redemption.

      Notice of redemption will be mailed at least 30 days but not more than 60 days before any redemption date to each holder of Notes to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest (if any) on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.


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

      In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

      The obligations of the Company pursuant to the Notes, including the repurchase obligation resulting from a Change of Control, are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by each of the Subsidiary Guarantors. However, each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Subsidiary Guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero. See "Risk Factors-Ranking of the Exchange Notes and Subsidiary Guarantees" and "-Fraudulent Transfer Considerations."

      Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into or transfer all or substantially all its assets to any other Person to the extent described below under "-Certain Covenants-Merger and Consolidation;" provided, however, that if such other Person is not the Company or another Subsidiary Guarantor, such Subsidiary Guarantor's obligations under its Subsidiary Guarantee must be expressly assumed by such other Person. However, upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to an Affiliate of the Company) permitted by the Indenture, such Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guarantee.

Ranking

      The indebtedness evidenced by the Notes and the Subsidiary Guarantees will be senior subordinated, unsecured obligations of the Company and the Subsidiary Guarantors, as the case may be. The payment of the principal of, premium (if any) and interest on the Notes and each Subsidiary Guarantee is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter incurred, including the obligations of the Company and the Subsidiary Guarantors under the Senior Credit Facilities.


      As of November 18, 1997, the Company's Senior Indebtedness was approximately $26.5 million, and the Company had the ability to borrow up to an additional $43.1 million under the Revolving Credit Facility. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-Certain Covenants-Limitation on Indebtedness."

      A substantial portion of the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though such obligations will not constitute Senior Indebtedness. The Notes and each Subsidiary Guarantee, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company (other than, as to a Subsidiary Guarantee, creditors of such Subsidiary Guarantor). At the time of issuance of the Outstanding Notes, all the operating subsidiaries of the Company were Subsidiary Guarantors. The Indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company's subsidiaries, including the Subsidiary Guarantors. However, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture. See "-Certain Covenants-Limitation on Indebtedness."

      Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes or the relevant Subsidiary Guarantee in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be. The Company and each Subsidiary Guarantor has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

      The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "-Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Obligations with respect to its Senior Indebtedness are not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions described in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment

Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided, however, that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the Bank Indebtedness), the Representative of the Bank Indebtedness may give another Blockage Notice within such period; provided further, however, that in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360-consecutive-day period.

      Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

      If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Indebtedness or the Representative of such holders of the acceleration.

      The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to a Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

      By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company or a Subsidiary Guarantor who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.

      The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "-Defeasance."

Book-Entry, Delivery and Form

      The Exchange Notes sold will be issued in the form of a Global Exchange Note. The Global Exchange Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Exchange Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

      Notes that are issued as described below under "Certificated Notes" will be issued in definitive form. Upon the transfer of a Note in definitive form, such Note will, unless the Global Exchange Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Exchange Note representing the principal amount of Notes being transferred.

      The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

      Upon the issuance of the Global Exchange Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Exchange Note to the accounts of participants. Ownership of beneficial interests in the Global Exchange Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Exchange Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Note.

      So long as the Depository, or its nominee, is the registered holder and owner of the Global Exchange Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Exchange Notes for all purposes of such Exchange Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Exchange Note will not be entitled to have the Exchange Notes represented by the Global Exchange Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered to be the owners or holders of any Exchange Notes under the Global Exchange Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that the Depository, as the holder of the Global Exchange Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Payment of principal of and interest on Exchange Notes represented by the Global Exchange Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note.

      The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Exchange Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Exchange Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Exchange Note owning through such participants.

      Unless and until it is exchanged in whole or in part for certificated Exchange Notes in definitive form, the Global Exchange Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

      Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


      The Indenture provides that any certificate representing Notes must be executed by two officers of the Company and authenticated by the Trustee. The Trustee is obligated under the terms of the Indenture to authenticate Notes in an aggregate principal amount of $110 million upon the written order of the Company. The Trustee is permitted to appoint an authenticating agent reasonably acceptable to the Company to perform the above function.


Certificated Notes

      The Exchange Notes represented by the Global Exchange Note are exchangeable for certificated Exchange Notes in definitive form of like tenor as such Exchange Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Exchange Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within 90 days, (ii) the Company in its discretion at any time determines not to have all of the Exchange Notes represented by the Global Exchange Note or (iii) an Event of Default has occurred and is continuing. Any Exchange Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchange Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Exchange Note is not exchangeable, except for a Global Exchange Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

Same-Day Payment

      The Indenture requires that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Registration Rights

      The holders of Exchange Notes will not be entitled to any registration rights with respect to the Exchange Notes. Pursuant to the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part, the Company is required to have declared effective by the SEC no later than December 22, 1997 a registration statement with respect to the Exchange Offer (or, if not practicable, a "shelf" registration statement for an offering on a continuous basis of Outstanding Notes). The Registration Statement, of which this Prospectus constitutes a part, constitutes the registration statement for the Exchange Offer. In the event the Registration

Statement (or a shelf registration statement) is not timely declared effective as aforementioned, additional interest will accrue on the Outstanding Notes at the rate of 0.50% per annum from and including December 22, 1997 but excluding the date upon which such default shall have been cured.

      Assuming consummation of the Exchange Offer made hereby, all of the Company's registration obligations with respect to the Outstanding Notes under the Registration Rights Agreement will have been fulfilled.

Change of Control

      Upon the occurrence of any of the following events (each a "Change of Control"), each Noteholder will have the right to require that the Company repurchase such Noteholder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):
(i)(A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Parent and (B) the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate less than 30% of the total voting power of the Voting Stock of the Parent and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified Person held by another Person (the "parent entity"), if such other person is the beneficial owner (as defined at the beginning of this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this clause), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity); (ii) during any period of two consecutive years following the first date on which the Parent becomes subject to the proxy rules under the Exchange Act, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of 66-2/3% of the directors of the Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; (iii) the merger or consolidation of the Parent or the Company with or into another Person or the merger of another Person with or into the Parent or the Company, or the sale of all or substantially all the assets of the Company to another Person (other than, in each such case, a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Parent or the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Parent or the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; or (iv) the Parent ceases to own, directly or indirectly, all the Capital Stock of the Company other than as a result of the merger or consolidation of the Parent with the Company.

      The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether the foregoing provisions are applicable.

      Within 30 days following any Change of Control, the Company shall mail a notice to each Noteholder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Noteholder has the right to require the Company to purchase such Noteholder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);
(2) the repurchase date (which, except as otherwise required by law, shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (3) the instructions determined by the Company, consistent with the covenant described hereunder, that a Noteholder must follow in order to have its Notes purchased.

      The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

      The Change of Control repurchase feature is a result of negotiations between the Company and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "-Certain Covenants-Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

      The Senior Credit Facilities will prohibit the Company from purchasing any Notes, and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facilities. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the holders of Notes.

      Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of Notes of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

      The Indenture contains covenants including the following:

      Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness except that the Company may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1.0 if such Indebtedness is Incurred prior to June 15, 2000 or
2.25 to 1.0 if such Indebtedness is Incurred thereafter.

      (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

            (1) Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to the Revolving Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness incurred under this clause
      (1) and then outstanding does not exceed the greater of (A) $54.0 million less the sum of all principal payments actually made from time to time after the Issue Date with respect to such Indebtedness pursuant to clause
      (a)(ii)(A) under the covenant described under "-Limitations on Sales of Assets and Subsidiary Stock" and (B) the sum of 50% of the book value of the consolidated inventory of the Company and its Restricted Subsidiaries and 85% of the book value of the consolidated accounts receivables of the Company and its Restricted Subsidiaries;

            (2) Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to the Term Loan Facilities; provided, however, that after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $16.0 million less the aggregate sum of all principal payments actually made from time to time after the Issue Date with respect to such Indebtedness (other than principal payments made from any permitted Refinancings thereof);

            (3) Indebtedness of the Company or any Restricted Subsidiary owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

            (4) the Outstanding Notes and the Exchange Notes;


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            (5) Indebtedness outstanding on the Issue Date (other than
      Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

            (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5) or this clause
      (6);

            (7) (i) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred pursuant to the Indenture, (ii) surety bonds Incurred in the ordinary course of business and (iii) self-insurance arrangements;

            (8) Indebtedness consisting of the Subsidiary Guarantees and the Guarantees of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (4), (5) and (6) above and (9) below; and

            (9) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (8) above or paragraph (a)), does not exceed $10.0 million.

      (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

      (d) For purposes of determining compliance with the foregoing covenant,
(i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and
(ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

      (e) Notwithstanding paragraphs (a) and (b) above, the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (ii) any Secured Indebtedness that is not Senior Indebtedness of the Company or such Subsidiary Guarantor unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

      Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-Limitation on Indebtedness;" or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance


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or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and
(ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary. (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any Restricted Payment made out of the proceeds of the substantially concurrent sale of, or any acquisition of any Capital Stock of the Company made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "-Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) dividends to the Parent to be used for the repurchase or other acquisition of shares of, or options or warrants to purchase shares of, common stock of the Parent from employees, former employees, directors or former directors of the Parent or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements), plans (or amendments thereto) or other arrangements approved by the board of directors of the Parent under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such dividends shall not exceed $500,000 in any calendar year; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments; (v) any payment by the Company to the Parent pursuant to the Tax Sharing Agreement; provided, however, that the amount of any such payment shall not exceed the amount of taxes that the Company would have been liable for on a stand-alone basis; provided further, however, that such payment shall be excluded in the calculation of the amount of Restricted Payments; (vi) dividends to the Parent to the extent required to pay non-deferrable scheduled cash interest when due on the Discount Debentures and any additional cash interest (at a rate not to exceed 1/2 of 1% per annum) payable with respect to the Discount Debentures as a result of Parent's failure to comply with its obligations to register the Discount Debentures; provided, however, that (A) no Default shall have occurred and be continuing (or would result therefrom), (B) the Parent shall immediately apply any such dividend to make such cash


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interest payment and (C) except in the case of such additional interest, immediately after giving effect to any such dividend, the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-Limitation on Indebtedness;" provided further, however, that such dividends shall be included in the calculation of the amount of Restricted Payments; (vii) dividends to the Parent to the extent necessary to pay for general corporate and overhead expenses incurred by the Parent; provided, however, that such dividends shall not exceed $500,000 in any calendar year; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments; (viii) a dividend to the Parent on the Issue Date of $57.7 million; provided, however, that such dividend shall be excluded in the calculation of the amount of Restricted Payments; and
(ix) a dividend or distribution by the Company to the Parent on December 15, 2002 to be used to fund the mandatory redemption on such date of Discount Debentures pursuant to the terms thereof; provided, however, that (a) the amount of such dividend or distribution may not exceed the lesser of (1) $34 million and (2) the amount which when added to other available funds of the Parent on such date are sufficient to satisfy the Parent's obligation to make such mandatory redemption, (b) Parent applies such dividend to make such redemption on December 15, 2002, (c) on the date of payment of such dividend and after giving effect thereto, the Consolidated Debt Ratio does not exceed 3.0 to 1.0 and (d) that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments.

      Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Credit Agreement; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or
(ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause
(iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements; (iv) any such encumbrance or restriction consisting of customary non assignment provisions in leases governing leasehold interests solely to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements, mortgages or leases securing Indebtedness of a Restricted Subsidiary solely to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (vii) any restriction imposed by applicable law.


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      Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) at the Company's option to either (A) prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) or
(B) acquire Additional Assets, in each case, within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that in connection with any prepayment, repayment or purchase of such Indebtedness, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. To the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), the Company shall make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the Indenture. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

      For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness Incurred in connection with or in anticipation of such Asset Disposition) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash and (z) Temporary Cash Investments.

      (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Indebtedness) pursuant to clause (a), the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

      (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict


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with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

      Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) or enter into any agreement, loan, advance or guarantee with any Affiliate (other than a Joint Venture Affiliate) of the Company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction (or series of related Affiliate Transactions) involves an amount in excess of $2 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction (or series of related Affiliate Transactions) involves an amount in excess of $10 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

      (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, director fees, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $700,000 in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries and (vii) any Tax Sharing Agreement; provided, however, that the aggregate amount payable by the Company pursuant thereto shall not exceed the amount of taxes that the Company would have been liable for on a stand-alone basis.

      Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary,
(ii) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary or (iii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "-Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

      Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee,


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all the obligations of the Company under the Notes and the Indenture; (ii)
immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-Limitation on Indebtedness;" (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided, however, that clauses
(iii) and (iv) shall not apply to a merger or consolidation involving only the Company and one or more Wholly Owned Subsidiaries. The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

      The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless: (i) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a Guaranty Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture. The provisions of clauses (i) and (ii) above shall not apply to any one or more transactions which constitute an Asset Disposition if the Company has complied with the applicable provisions of the covenant described under "-Limitation on Sales of Assets and Subsidiary Stock" above.

      The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether the foregoing provisions are applicable.

      Future Guarantors. In the event that, after the Issue Date, any Restricted Subsidiary Incurs any Indebtedness pursuant to clause (1), (2) or (8) of paragraph (b) of the covenant described under "-Certain Covenants-Limitation on Indebtedness" above, the Company shall cause such Restricted Subsidiary to Guarantee the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth in the Indenture and shall cause all Indebtedness of such Restricted Subsidiary owing to the Company or any other Subsidiary of the Company and not previously discharged to be converted into Capital Stock of such Restricted Subsidiary (other than Disqualified Stock).

      SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee


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and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.


Compliance Certificate

      Within 120 days following the end of each fiscal year of the Company, the Company shall deliver to the Trustee a certificate, duly executed by two officers of the Company, stating that in the course of performing such officers' duties as officers of the Company, such officers would normally have knowledge of any Default, and whether such officers have any knowledge of any default that occurred during such fiscal year. If such officers have any knowledge of a Default, the certificate shall describe the Default, its status and what action the Company is taking or proposed to take with respect thereto.


Defaults

      An Event of Default is defined in the Indenture as (i) a default in the payment of interest or any Additional Amounts on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "-Certain Covenants-Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "-Change of Control" (other than a failure to purchase Notes) or under "-Certain Covenants" under "-Limitation on Indebtedness," "-Limitation on Restricted Payments," "-Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-Limitation on Affiliate Transactions," "-Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "-Future Guarantors" or "-SEC Reports," (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $5 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee, as the case may be. However, a default under clauses (iv), (v) and (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately; provided, however, that if upon such declaration there are any amounts outstanding under the Credit Agreement and the amounts thereunder have not been accelerated, such principal and interest shall be due and payable upon the earlier of the time such amounts are accelerated or five Business Days after receipt by the Company and the Representative under the Credit Agreement of such declaration. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when


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due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

      The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

      Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may (i) reduce the principal amount at maturity of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or
(viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders. In addition, without the consent of holders of at least 75% of the outstanding Notes, no amendment may release a Subsidiary Guarantor from its Subsidiary Guarantee or make any change in any Subsidiary Guarantee that would adversely affect the Noteholders.

      Without the consent of any holder of Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are


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described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consents to such change.

      The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

      The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

      The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "-Change of Control" and under the covenants described under "-Certain Covenants" (other than the covenant described under "-Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-Defaults" above and the limitations contained in clauses (iii) and (iv) of the first paragraph and all the limitations contained in the second paragraph under "-Certain Covenants-Merger and Consolidation" above ("covenant defeasance").

      The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) of the first paragraph or with the limitations contained in the second paragraph under "-Certain Covenants-Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

      In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal


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and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

      United States Trust Company of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

      The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Governing Law

      The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

      "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-Certain Covenants-Limitation on Restricted Payments," "-Certain Covenants-Limitation on Affiliate Transactions" and "-Certain Covenants-Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.


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

      "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (y) for purposes of the covenant described under "-Certain Covenants-Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-Certain Covenants-Limitation on Restricted Payments" and (z) disposition of assets with a fair market value of less than $250,000).

      "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

      "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

      "Banks" has the meaning specified in the Credit Agreement.

      "Bank Indebtedness" means all Obligations pursuant to the Credit
Agreement.

      "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

      "Business Day" means each day which is not a Legal Holiday.

      "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters prior to the date of


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

such determination for which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause
(3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).


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      "Consolidated Debt Ratio" as of any date of determination means, the ratio of (i) consolidated Indebtedness of the Company as of the end of the most recent fiscal quarter for which financial statements are available to (ii) the aggregate amount of the EBITDA of the Company for the four most recent fiscal quarters for which financial statements are available, in each case with such pro forma adjustments to consolidated Indebtedness and EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Coverage Ratio.

      "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

      "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person with respect to such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary with respect to such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;
(v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles.


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      Notwithstanding the foregoing, for the purposes of the covenant described under "-Certain Covenants-Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

      "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company prior to the taking of any action for the purpose of which the determination is being made for which financial statements are available, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

      "Credit Agreement" means the Credit Agreement dated June 23, 1997, entered into by and among the Company, certain of its Subsidiaries, the lenders referred to therein and Credit Suisse First Boston, as Administrative Agent, together with the related documents thereto (including without limitation the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refund or refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

      "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

      "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

      "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

      "Discount Debentures" means the 13% Senior Discount Debentures Due 2009 of Parent issued on the Issue Date in an aggregate principal amount at maturity of $74.88 million and any other Indebtedness of Parent that Refinances such Debentures; provided, however, that such other Indebtedness does not require the payment of cash interest or the repayment of principal (or the repurchase of such Indebtedness) in an amount in excess of the amounts thereof provided for in such Debentures being Refinanced or at a time prior to the time such amounts would have been payable as provided for in such Debentures being Refinanced.

      "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable
at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes.

      "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company and its consolidated Restricted Subsidiaries, (b) depreciation expense of the Company and its consolidated Restricted Subsidiaries, (c) amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and (d) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. An accounting term not otherwise defined in the Indenture will have the meaning assigned to it in accordance with GAAP.

      "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of another Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

      "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

      "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

      "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

      "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

      "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

      (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

      (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

      (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

      (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

      (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

      (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

      (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

      (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.


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

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all Indebtedness and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations which constitute Indebtedness at such date.

      "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

      "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-Certain Covenants-Limitation on Restricted Payments,"
(i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

      "Issue Date" means the date on which the Outstanding Notes were originally issued.

      "Joint Venture Affiliate" shall mean a Person that is partially owned, directly or indirectly, by the Company and no interest in which is owned, directly or indirectly (other than through such Person's ownership of common stock of the Company), by any Person that is an Affiliate of the Company.

      "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local income, franchise, sales and other applicable taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of their ownership interest in the Subsidiary or Joint Venture engaging in such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

      "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

      "Parent" means Roller Bearing Holding Company, Inc., a Delaware corporation, and any successor corporation.

      "Permitted Holders" means each Person owning, on the Issue Date after giving effect to the recapitalization of the Parent occurring on such date, shares of Common Stock of the Parent or warrants to purchase such common stock and each Person controlled by any Permitted Holder (and, in the case of individuals, the estate and heirs of any Permitted Holder).

      "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;
(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-Certain Covenants-Limitation on Sales of Assets and Subsidiary Stock."

      "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.


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

      "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

      "Public Equity Offering" means an underwritten primary public offering of common stock of the Parent pursuant to an effective registration statement under the Securities Act with gross proceeds to the Parent of not less than $25 million, resulting in the listing of the Parent's common stock on a nationally recognized stock exchange or the inclusion of such stock on The Nasdaq National Market System.

      "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of the Parent has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

      "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

      "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accredit value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

      "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

      "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person; provided, however, that "Restricted Payments" will not include any Permitted Investment.

      "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

      "Revolving Credit Facilities" means the revolving credit facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances or replaces, in whole or in part, any such revolving credit facility.

      "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

      "SEC" means the Securities and Exchange Commission.

      "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

      "Senior Indebtedness" of any Person means all (i) Bank Indebtedness of or guaranteed by such Person, whether outstanding on the Issue Date or thereafter Incurred (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (ii) Indebtedness of such Person whether outstanding on the Issue Date or thereafter Incurred, including interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), in respect of (A) Indebtedness for money borrowed, (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable and (C) Hedging Obligations, unless, in the case of (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the obligations under the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior by its terms to any other Indebtedness or other obligation of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture (but as to any such Indebtedness under the Credit Agreement, no such violation shall be deemed to exist if the Representative of the Lenders thereunder shall have received an officers' certificate of the Company to the effect that the issuance of such Indebtedness does not violate such covenant and setting forth in reasonable detail the reasons therefor). If any Bank Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of the U.S. Bankruptcy Code or any applicable state fraudulent conveyance law, such Bank Indebtedness will still constitute Senior Indebtedness.

      "Senior Subordinated Indebtedness" means (i) with respect to the Company, the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any


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

Indebtedness or other obligation of the Company which is not Senior Indebtedness of the Company and (ii) with respect to a Subsidiary Guarantor, its respective Subsidiary Guarantee of the Notes and any other indebtedness of such Person that specifically provides that such Indebtedness rank pari passu with such Guarantee in respect of payment and is not subordinated by its terms in respect of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

      "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

      "Subordinated Obligation" means any Indebtedness of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to, in the case of the Company, the Notes or, in the case of such Subsidiary Guarantor, its Subsidiary Guarantee, pursuant to a written agreement to that effect.

      "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

      "Subsidiary Guarantor" means any subsidiary of the Company that Guarantees the Company's obligations with respect to the Notes, which initially shall be Industrial Tectonics Bearings Corporation, RBC Linear Precision Products, Inc. and RBC Nice Bearings, Inc.

      "Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

      "Tax Sharing Agreement" means any tax sharing agreement between the Company and Holdings or any other Person with which the Company is required to, or is permitted to, file a consolidated tax return or with which the Company is or could be part of a consolidated group for tax purposes.

      "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above,


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

(iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

      "Term Loan Facilities" means the term loan facilities contained in the Credit Agreement and any other facility or financing arrangement that Refinances in whole or in part any such term loan facility.

      "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-Certain Covenants-Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-Certain Covenants-Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

      "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

      "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing board thereof.

      "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

            The following is a summary of the principal U.S. federal income tax consequences of the Exchange Offer to a holder of Outstanding Notes that purchased the Outstanding Notes pursuant to their original issue and that holds the Outstanding Notes and will hold the Exchange Notes as capital assets. It does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, holders that hold the Outstanding Notes or Exchange Notes as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more investments, or holders that have a "functional currency" other than the U.S. dollar. This summary is based upon the U.S. federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the Exchange Offer, the Outstanding Notes, the Exchange Notes or the holders thereof.

            The exchange of Exchange Notes for the Outstanding Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Outstanding Notes. As a result, there should be no federal income tax consequences to holders of the Outstanding Notes exchanging the Outstanding Notes for the Exchange Notes pursuant to the Exchange Offer, and therefore: (i) no gain or loss should be realized by a holder upon receipt of an Exchange Note, (ii) the holding period of the Exchange Note should include the holding period of the Outstanding Note exchanged therefor, and (iii) the adjusted tax basis of the Exchange Note should be the same as the adjusted basis of the Outstanding Note exchanged therefor immediately before the exchange.

            THIS SUMMARY DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A HOLDER'S DECISION TO EXCHANGE OUTSTANDING NOTES FOR EXCHANGE NOTES. EACH HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS OR OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE OUTSTANDING NOTES FOR EXCHANGE NOTES.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal, for use in connection with any such resale. In addition, until __________ (90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

      Each holder of Outstanding Notes participating in the Exchange Offer will, by execution of the Letter of Transmittal, represent to the Company that such holder is not engaged in nor does such holder intend to engage in a distribution of Exchange Notes.

      The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

            Certain legal matters with respect to the legality of the Exchange Notes will be passed upon for the Company by McDermott, Will & Emery, New York, New York. McDermott, Will & Emery represented management of the Company in connection with the Recapitalization.

                                     EXPERTS

            The consolidated financial statements of Roller Bearing Company of America, Inc. at March 29, 1997 and March 30, 1996, and for each of the three years in the period ended March 29, 1997, appearing in this Prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              INDEPENDENT AUDITORS

            On June 23, 1997 management of the Company determined that the Company's independent auditors for the fiscal year commencing March 30, 1997 will be Arthur Andersen LLP, and accordingly, has dismissed Ernst & Young LLP as of such date. The reports prepared by Ernst & Young LLP for fiscal years 1996 and 1997 contained no adverse opinion or disclaimer of opinion, nor were either of such reports qualified as to uncertainty, audit scope or accounting principles. During fiscal years 1996 and 1997, and for the period from March 29, 1997 through June 23, 1997, there were no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure,which if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make a reference to the subject matter of such disagreement in connection with its reports. Arthur Andersen LLP provided advice to management of the Company in connection with the Recapitalization.

                              AVAILABLE INFORMATION

      The Company and the Subsidiary Guarantors have filed jointly with the SEC a Registration Statement on Form S-4 under the Securities Act, with respect to the Exchange Notes offered by this Prospectus. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. Any interested party may inspect the Registration Statement and its exhibits, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional office at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. Any interested party may obtain copies of all or any portion of the Registration Statement and its exhibits at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549.

      The Company, on a consolidated basis with the Subsidiary Guarantors, intends to distribute to holders of the Exchange Notes and Outstanding Notes annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

               Index to Audited Consolidated Financial Statements

                                    Contents

Report of Independent Auditors............................................  F-2
Consolidated Balance Sheets at March 29, 1997
and March 30, 1996 .......................................................  F-3
Consolidated Statements of Operations for Fiscal Years
Ended March 29, 1997, March 30, 1996 and April 1, 1995....................  F-4
Consolidated Statements of Stockholder's Equity for Fiscal Years
Ended March 29, 1997, March 30, 1996 and April 1, 1995....................  F-5
Consolidated Statements of Cash Flows for Fiscal Years
Ended March 29, 1997, March 30, 1996 and April 1, 1995....................  F-6
Notes to Audited Consolidated Financial Statements........................  F-7

                         Report of Independent Auditors

The Board of Directors and Stockholder
Roller Bearing Company of America, Inc.

We have audited the accompanying consolidated balance sheets of Roller Bearing Company of America, Inc. (a wholly-owned subsidiary of Roller Bearing Holding Company, Inc.) as of March 29, 1997 and March 30, 1996, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended March 29, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roller Bearing Company of America, Inc. at March 29, 1997 and March 30, 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 29, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the financial statements, during 1997 the Company changed its inventory valuation and production cost capitalization policies.

                                        Ernst & Young LLP

White Plains, New York
May 9, 1997, except for Note 15,
as to which the date is May 20, 1997

                     Roller Bearing Company of America, Inc.
                           Consolidated Balance Sheets
                    (dollars in thousands, except share data)

                                                                      March 29, 1997   March 30, 1996
                                                                     -----------------------------------
Assets
Current assets:
   Cash                                                                 $        859      $       366
   Accounts receivable, less allowances of $236 in 1997 and $175 in 1996      19,766           16,243
   Inventories:
      Raw materials                                                            1,711            1,830
      Work-in-process                                                         17,170           16,576
      Finished goods                                                          17,971           13,898
                                                                     -----------------------------------
                                                                              36,852           32,304
   Prepaid expenses and other                                                    764              670
   Refundable income taxes                                                                        510
                                                                     -----------------------------------
Total current assets                                                          58,241           50,093
Restricted marketable securities                                               3,901            4,164
Property, plant, and equipment:
   Land                                                                        7,537            4,806
   Building and improvements                                                   7,287            4,057
   Machinery and equipment                                                    43,885           34,344
                                                                     -----------------------------------
                                                                              58,709           43,207
   Accumulated depreciation                                                  (18,611)         (14,671)
                                                                     -----------------------------------
                                                                              40,098           28,536
Deferred income taxes                                                            953            1,887
Excess of cost over net assets acquired, net of accumulated
   amortization of $2,843 in 1997 and $2,265 in 1996                          19,911           20,489
Deferred financing costs, net of accumulated amortization of
   $337 in 1997 and $122 in 1996                                               1,383            1,598
Other assets                                                                      26              128
                                                                     -----------------------------------
                                                                            $124,513         $106,895
                                                                     ===================================
See accompanying notes.

Liabilities and stockholder's equity
Current liabilities:
   Accounts payable                                                        $   9,644        $   5,874
   Accrued expenses and other current liabilities                              5,781            4,051
   Current portion of long-term debt                                           2,500            1,500
   Obligations under capital leases, current portion                           1,325            1,112
   Current income taxes payable                                                1,355               --
                                                                     -----------------------------------
Total current liabilities                                                     20,605           12,537
Obligations under capital leases                                               3,141            3,816
Long-term debt:
   Revolving credit agreement                                                 24,627           16,391
   Term notes payable                                                         24,988           27,488
   Industrial development revenue bonds                                       10,700           10,700
                                                                     -----------------------------------
                                                                              60,315           54,579
Other noncurrent liabilities                                                   3,080            3,231
                                                                     -----------------------------------
Total liabilities                                                             87,141           74,163
Stockholder's equity:
   Common stock - par value $.01; authorized 1,000 shares, issued and
      outstanding shares: 100 shares in 1997 and 1996                             --               --
   Additional paid-in capital                                                 35,831           35,831
   Retained earnings (deficit)                                                 1,541          (3,099)
                                                                     -----------------------------------
Total stockholder's equity                                                    37,372           32,732
                                                                     -----------------------------------
Total liabilities and stockholder's equity                                  $124,513         $106,895
                                                                     ===================================

See accompanying notes.

                     Roller Bearing Company of America, Inc.
                      Consolidated Statements of Operations
                             (dollars in thousands)

                                                              Fiscal Year Ended
                                                 March 29,         March 30,           April 1,
                                                    1997              1996               1995
                                             -----------------------------------------------------
                                                 (52 weeks)        (52 weeks)         (52 weeks)
Net sales                                         $93,427           $82,233             $73,904
Cost of sales                                      64,215            60,054              57,204
                                             -----------------------------------------------------
Gross margin                                       29,212            22,179              16,700

Operating expenses:
   Selling, general and administrative             14,537            11,104               8,987
   Other expense, net of other income               1,473             1,388               1,057
                                             -----------------------------------------------------

Income from operations                             13,202             9,687               6,656
Interest expense, net                               5,338             6,165               6,445
                                             -----------------------------------------------------
Income before taxes and extraordinary
   charge                                           7,864             3,522                 211
Provision for income taxes                          3,224             1,700                 110
                                             -----------------------------------------------------
Income before extraordinary charge                  4,640             1,822                 101
Extraordinary charge                                   --               995                  --
                                             -----------------------------------------------------
Net income                                       $  4,640         $     827           $     101
                                             =====================================================

See accompanying notes.

                     Roller Bearing Company of America, Inc.
                 Consolidated Statements of Stockholder's Equity
                             (dollars in thousands)

                                                       Additional   Retained     Minimum
                                              Common     Paid-In    Earnings     Pension
                                               Stock     Capital    (Deficit)   Liability    Total
                                          ------------------------------------------------------------
Balance at April 2, 1994                         $      $23,682      $(2,979)     $(271)    $20,432
   Dividends paid to Parent                                              (48)                   (48)
   Capital contribution from Parent                         149                                 149
   Minimum pension liability adjustment                                             (94)        (94)
   Net income                                                            101                    101
                                          ------------------------------------------------------------
Balance at April 1, 1995                                 23,831       (2,926)      (365)     20,540
   Capital contribution from Parent                      12,000                              12,000
   Dividends paid to Parent                                           (1,000)                (1,000)
   Minimum pension liability adjustment                                             365         365
   Net income                                                            827                    827
                                          ------------------------------------------------------------
Balance at March 30, 1996                                35,831       (3,099)                32,732
   Net income                                                          4,640                  4,640
                                          ------------------------------------------------------------
Balance at March 29, 1997                        $      $35,831      $ 1,541      $         $37,372
                                          ============================================================

See accompanying notes.

                     Roller Bearing Company of America, Inc.
                      Consolidated Statements of Cash Flows
                             (dollars in thousands)

                                                                  Fiscal Year Ended
                                                          March 29,    March 30,
                                                             1997         1996     April 1, 1995
                                                       ------------------------------------------
                                                          (52 weeks)   (52 weeks)    (52 weeks)
Cash flow from operating activities
Net income                                                 $  4,640    $     827      $    101
Adjustments to reconcile net income to net cash used in
   operating activities:
   Depreciation of plant and equipment                        5,348        4,954         4,127
   Amortization                                                 793          997         1,172
   Extraordinary charge                                          --          995            --
   Deferred income taxes                                        934        2,104          (567)
   Changes in operating assets and liabilities:
      Accounts receivable                                    (1,219)      (1,532)       (1,372)
      Inventories                                            (1,118)      (3,064)         (851)
      Prepaid expenses and other current assets                 416          167           933
      Other non current assets                                  102          315          (786)
      Accounts payable                                        3,014         (507)         (801)
      Accrued expenses and other current liabilities            148       (2,249)          827
      Other non current liabilities                            (358)        (831)       (4,258)
      Other                                                      --         (741)          482
                                                       ------------------------------------------
Net cash provided by (used in) operating activities          12,700        1,435          (993)

Cash flows from investing activities
Purchase of restricted marketable securities                   (254)        (176)       (5,085)
Sale of restricted marketable securities                        517          384           713
Acquisition of subsidiaries                                 (12,121)          --            --
Purchases of property, plant, and equipment, net             (5,819)      (4,857)       (2,902)
                                                       ------------------------------------------
Net cash used in investing activities                       (17,677)      (4,649)       (7,274)

Cash flows from financing activities
Net increase (decrease) in revolving credit agreement         8,236       (4,225)        1,362
Proceeds from long-term debt                                     --       29,300            --
Payments of long-term debt                                   (1,500)     (29,812)       (2,500)
Proceeds from industrial development revenue bonds               --           --        10,700
Principal payments on obligations under capital leases       (1,266)      (1,271)       (1,274)
Payment of deferred financing fees                               --       (1,412)         (308)
Dividends paid to Parent                                         --       (1,000)           --
Capital contribution from Parent                                 --       12,000           149
                                                       ------------------------------------------
Net cash provided by financing activities                     5,470        3,580         8,129
                                                       ------------------------------------------

Net increase (decrease) in cash                                 493          366          (138)
Cash, at beginning of year                                      366           --           138
                                                       ------------------------------------------
Cash, at end of year                                       $    859    $     366      $     --
                                                       ==========================================

Supplemental disclosures of cash flow information
Cash paid (received) during the period for:
   Interest                                                $  5,378    $   6,277      $  6,208
                                                       ==========================================
   Income taxes                                            $    425    $     576      $  (460)
                                                       ==========================================

See accompanying notes.

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

1.    Organization and Business

Roller Bearing Company of America, Inc., ("RBC" or the "Company") is a wholly owned subsidiary of Roller Bearing Holding Company, Inc. ("Holdings"). Holdings was formed by affiliates of Aurora Capital Partners L.P. ("Aurora") and certain members of management of RBC. On March 31, 1992, Holdings acquired all of the outstanding shares of RBC pursuant to an Agreement and Plan of Reorganization. The acquisition was accounted for under the purchase method of accounting. The excess of the purchase price ($20,100) over the fair market value of the tangible net assets acquired by Holdings has been pushed down and recorded as Excess of cost over net assets acquired by the Company.

The Company manufactures roller bearing components and assembled parts and designs and manufactures high-precision roller and ball bearings. The Company sells to a wide variety of original equipment manufacturers and distributors who are primarily domestic but widely dispersed geographically.

On October 26, 1992, the Company purchased substantially all of the assets and assumed certain liabilities of the Transport Dynamics Corporation ("TDC"), which manufactures plain bearings used in various aerospace and industrial applications. The acquisition was accounted for by the purchase method of accounting and, accordingly, the excess of the purchase price ($1,300) over the fair market value of the tangible net assets acquired has been recorded as "Excess of cost over net assets acquired."

In May 1993, the Company purchased substantially all of the assets and assumed certain liabilities of the Heim Corporation ("Heim"), which manufactures plain and ball bearings. The acquisition was accounted for by the purchase method of accounting. The excess of the purchase price ($1,200) over the fair market value of tangible net assets acquired has been recorded as "Excess of cost over net assets acquired."

2.    Acquisition of Wholly Owned Subsidiaries

In October 1996, Linear Precision Products ("LPP"), a wholly owned subsidiary of the Company, purchased substantially all of the assets and assumed certain liabilities of a corporation that manufactures precision and ball bearings. The acquisition was accounted for under the purchase method of accounting. The purchase price (approximately $5,500) has been allocated to the assets acquired and liabilities assumed based upon their respective estimated fair values.

In February 1997, RBC Nice Bearings, Inc. ("Nice"), a wholly owned subsidiary of the Company, purchased substantially all of the assets and assumed certain liabilities of a corporation that manufacturers ground or semi-ground specialty and ball bearings. The acquisition was accounted for under the purchase method of accounting. The purchase price (approximately $7,500) has been allocated to the assets acquired and liabilities assumed based upon their respective estimated fair values.

The combined purchased net assets of LLP and Nice were allocated as follows:

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

Allocation of Purchase Price
Accounts receivable, net                                      $ 2,219
Inventory                                                       3,430
Property, plant and equipment                                  10,287
Accounts payable and other                                    (4,610)
Net other                                                       1,712
                                                          ------------
                                                             $ 13,038
                                                          ============

Pro forma consolidated results of operations of the Company based upon unaudited statements of LLP and Nice for the fiscal years ended March 29, 1997 and March 30, 1996, as if the acquisitions took place at the beginning of the period were as follows:

                                       Fiscal Year Ended
                                --------------------------------
                                   March 29,       March 30,
                                      1997            1996
                                --------------------------------
                                          (unaudited)
Net Sales                           $111,287        $105,571
Net Income                          $  6,155        $  2,317

3.    Summary of Significant Accounting Policies

General

The consolidated financial statements include the accounts of RBC, and its wholly owned subsidiaries, Industrial Tectonics Bearings Corporation ("ITB"), LPP, and Nice, as well as its TDC and Heim divisions. All material intercompany balances and transactions have been eliminated in consolidation.

The Company has a fiscal year consisting of 52 or 53 weeks, ending on the Saturday closest to March 31.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

3.    Summary of Significant Accounting Policies (continued)

Change in Accounting Methods

At the beginning of the fiscal year ended March 29, 1997, the Company changed its method of accounting for certain inventories from the last-in, first-out ("LIFO") method to the first in, first-out ("FIFO") method. In the last several years, the Company has experienced productivity and technological improvements resulting in a deflationary impact on certain product costs. Management expects similar productivity improvements to continue for the foreseeable future and consequently believes that the FIFO method is the preferable method because it will produce a better matching of revenues and expenses.

In addition, inventory costs did not differ significantly under the LIFO method when compared to the FIFO method for the periods presented in the financial statements.

Effective March 31, 1996, the Company changed its method of accounting for pre-production and certification costs pursuant to a recent announcement by the Securities and Exchange Commission and a recent exposure draft issued by the Accounting Standards Exchange Committee. Previously such costs, including direct material, labor, supplies and tooling, were capitalized and amortized over their expected period of benefit. Pursuant to the exposure draft, such costs are expensed as incurred.

The Company has retroactively restated its financial statements for these changes in accordance with the provisions of Accounting Principles Board Opinion No. 20 "Accounting Changes" that allow retroactive restatement of financial statements in connection with an initial public distribution. These restatements resulted in a decrease to net income of $88 (net of tax effect of $83) in fiscal 1996 and $1,183 (net of tax effect of $1,318) in fiscal 1995. The effect on retained earnings as of April 2, 1994 was $1,782.

Inventories

Inventories are stated at the lower of cost or market, using the FIFO method.

Property, Plant, and Equipment and Depreciation

Property, plant, and equipment is recorded at cost. Depreciation of plant and equipment, including equipment under capital leases, is provided for by the straight-line method over the estimated useful lives (3 to 31 years) of the respective assets or the lease term, if shorter. Amortization of assets under capital leases is reported with depreciation. The cost of equipment under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair market value of the leased equipment at the inception of the lease.

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

3.    Summary of Significant Accounting Policies (continued)

Revenue Recognition and Concentration of Credit Risk

Revenue is recognized upon shipment of products. The Company sells to a large number of original equipment manufacturers and distributors who service the aftermarket. The Company's credit risk associated with accounts receivable is minimized due to its customer base and wide geographic dispersion. The Company performs ongoing credit evaluations of its customers financial condition, and bad debt losses have historically been within the Company's expectations.

Intangible Assets

The excess of purchase price over the fair market value of tangible net assets acquired is being amortized by the straight-line method over a 40-year period.


Deferred financing costs and related expenses are amortized by the straight-line method over the lives of the related credit agreements (7 to 23 years). The Company employs the straight line method, as it approximates the results achieved using the effective interest method. Impairment is determined to exist if estimated undiscounted future cash flows are less than the carrying amount. If impairment is determined to exist, the Company reduces the carrying amount of the assets to their net realizable value.


Income Taxes

The Company is included in the consolidated tax return of Holdings and calculates its provision for income taxes on a separate entity basis.

Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred taxes being provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts for tax purposes. The differences relate primarily to the timing of deductions for depreciation, goodwill amortization relating to the acquisition of operating divisions, basis differences arising from acquisition accounting, pension and retirement benefits, and various accrued and prepaid expenses. Deferred tax assets and liabilities are recorded at the rates expected to be in effect when the temporary differences reverse.

Extraordinary Charge

The extraordinary charge in fiscal 1996 resulted from the write-off of unamortized deferred financing costs in connection with the Company's early extinguishment of debt. The extraordinary charge was $1,687 and is reflected net of the related income tax benefit of $692.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

3.    Summary of Significant Accounting Policies (continued)

Impairments

Effective March 31, 1996, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The Company periodically assesses the net realizable value of its long-lived assets and evaluates such assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. For assets to be held, impairment is determined to exist if estimated undiscounted future cash flows are less than the carrying amount. For assets to be disposed of, impairment is determined to exist if the estimated net realizable value is less than the carrying amount.

Stock Based Compensation

Management participates in Holdings stock compensation plan. During 1997, the Company adopted the disclosure provision for SFAS No. 123, "Accounting for Stock Based Compensation." SFAS No. 123 establishes a fair value method of accounting and reporting standards for stock based compensation plans. However, as permitted by SFAS No. 123, the Company has elected to continue to apply the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Under APB No. 25, because the exercise prices of the Company's employee stock options were not less than the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company is required to disclose the pro forma net income as if the fair value method had been applied to all grants made on or after March 31, 1996. See Note 14 for pro forma disclosures.

4.    Restricted Marketable Securities

Restricted marketable securities which are classified as available for sale consist of short-term investments of $3,901, and $1,752 and fixed maturities of $0 and $2,412 at March 29, 1997 and March 30, 1996, respectively, which were purchased with proceeds from industrial development revenue bonds issued by the Company during fiscal 1995. The use of these investments is restricted primarily for capital expenditure requirements in accordance with the applicable loan agreement and, accordingly, are classified as long-term. These investments consist of highly liquid investments with insignificant interest rate risk and original maturities of three months or less, and are carried at market value, which approximates cost. Fixed maturities consist of U.S.

Treasury Notes and are stated at amortized cost, which approximates market. Realized gains and losses on restricted marketable securities were not material, and interest income amounted to $254, $176 and $138 in fiscal 1997, 1996 and 1995, respectively.

At March 29, 1997, all restricted marketable securities are due in one year or less.

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

5.    Long-Term Debt

In September 1995, the Company replaced its existing credit facility with an $80 million credit facility (the "Credit Facility") comprised of a $40,000 revolving credit facility (the "Existing Revolving Credit Facility"), two term loan facilities (the "Term Loans") aggregating $29,300, and a $10,700 enhanced letter of credit guaranteeing the repayment of industrial development revenue bonds. The funding occurred contemporaneously with Holdings issuance of $12,000 of preferred stock (see Note 14). Refinancing costs of $1,412 were incurred as a result of the transaction. These costs have been deferred and are being amortized over the life of the new debt agreements. The unamortized deferred financing costs of $1,687 related to the prior debt agreements were written off as a result of the refinancing transaction and are reflected as an extraordinary charge in 1996 operating results, net of $692 income tax benefit.

The Credit Facility is secured by substantially all of the Company's assets. Under the terms of the Credit Facility, the Company is required to comply with various operational and financial covenants, including minimum EBITDA, minimum fixed charge coverage, total interest coverage and maximum leverage ratio.

In addition, the Credit Facility places limitations on the Company's capital expenditures in any fiscal year, restricts its ability to pay dividends, requires the Company to obtain the lenders consent to certain acquisitions and contains mandatory prepayment provisions which include prepayments from the sale of the Company's stock and 50% of excess cash flow, as defined.

The Existing Revolving Credit Facility, which matures September 30, 2000, provides for maximum borrowings of up to $40,000, subject to certain collateral maintenance requirements. Amounts available under the Existing Revolving Credit Facility are based upon a formula related to the Company's eligible accounts receivable and inventories. Unused borrowings available under the formula at March 29, 1997 are $10,979. Interest rates are based on the prime rate, plus the applicable margin, or, at the Company's discretion, the LIBOR rate, plus the applicable margin. Interest on outstanding balances under the Existing Revolving Credit Facility is payable monthly in arrears except LIBOR-based elections, which are payable quarterly in arrears. The applicable interest rate margin is determined on the first day of each fiscal quarter based on the Company's leverage ratio, as defined. The rates in effect at March 29, 1997 ranged from 8.0% to 8.22% based on LIBOR.

A commitment fee of 0.5% per annum payable monthly in arrears is required on the unused portion of the Existing Revolving Credit Facility. At March 29, 1997, borrowings outstanding under the Existing Revolving Credit Facility were $24,627.

The Term Loans consist of Term Loan A in original principal amount of $16,000, payable in 20 quarterly installments, and Term Loan B in original principal amount of $13,300, payable in 28 quarterly installments. The Term Loans bear interest at variable rates based upon prime or LIBOR, at the Company's election. Interest based on prime is payable monthly; interest based on LIBOR is payable quarterly. The rates in effect at March 29, 1997 for Term Loan A and Term Loan B ranged from 8.04% to 8.54% based on LIBOR.

During fiscal 1995, the Company entered into a loan agreement with the South Carolina Jobs Economic Development Authority which provides for borrowings up to $10,700 under two industrial development revenue bonds (the "Bonds" or "IRBs"). The proceeds from the Bonds are restricted for working capital requirements and capital expenditure purposes. As of March

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

5.    Long-Term Debt (continued)

29, 1997, $7,367 of the proceeds has been expended, and the remaining $3,901 (including accumulated interest of $568) is invested by the trustee in marketable securities.

The Bonds are secured by an irrevocable direct-pay letter of credit issued by one of the Company's lenders. The letter of credit is equal to the aggregate principal amounts of the Bonds plus not less than thirty-five days' interest thereon, calculated at 15% per annum ($10,854). The provisions of the agreement require the Company to pay a fee of 2.5% per annum on the outstanding amount of the letter of credit. The Company's obligation to its lender is secured pursuant to the provisions of the Credit Facility.

The term notes payable under the Credit Facility and the Bonds consist of the following:

                                                                          March 29,       March 30,
                                                                            1997            1996
                                                                      -----------------------------
Credit Facility
Term Loan A, payable in quarterly installments of $250,
commencing January 1, 1996, increasing annually thereafter to
$1,500 from January 1, 2000 with final payment due October 1,
2000; bears interest at variable rates, payable monthly and quarterly
for prime and LIBOR-based elections, respectively.                         $14,500         $15,750

Term Loan B, payable in quarterly installments of $62.5 from
January 1, 1996 to October 1, 2000 and $1,506.25 from January 1,
2001 with final payment due September 30, 2002; bears interest at variable rates, payable monthly and quarterly for prime and
LIBOR-based elections, respectively.                                        12,988          13,238

Industrial Development Revenue Bonds
Series 1994 A due in annual installments of $180 beginning
September 1, 2006, graduating to $815 on September 1, 2014 with final payment due on September 1, 2017; bears interest at a variable
rate, payable monthly.                                                       7,700           7,700

Series 1994 B due in annual installments of $240 beginning
September 1, 1998 graduating to $420 on September 1, 2002 with final payment of $360 due on September 1, 2006; bears interest at a
variable rate, payable monthly.                                              3,000           3,000
                                                                      -----------------------------
                                                                            38,188          39,688
Less current portion                                                         2,500           1,500
                                                                      -----------------------------
                                                                           $35,688         $38,188
                                                                      =============================

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

5.    Long-Term Debt (continued)

Maturities of long-term debt during each of the following five fiscal years and thereafter are as follows:

            1998                                           $  2,500
            1999                                              3,740
            2000                                              4,990
            2001                                              6,434
            2002                                              6,265
            Thereafter                                       14,259
                                                      -------------
            Total                                           $38,188
                                                      =============

6.    Obligations Under Capital Leases

Machinery and equipment additions under capital leases amounted to $804 in fiscal 1997, $2,085 in fiscal 1996 and $1,286 in fiscal 1995. The average imputed rate of interest on these leases is 8.7%, 8.7% and 10.1% in fiscal year 1997, 1996, and 1995, respectively. The aggregate present value of future minimum lease payments under these leases at March 29, 1997 are as follows:

1998                                                             $  1,325
1999                                                                1,494
2000                                                                  676
2001                                                                  279
2002                                                                  235
Thereafter                                                            457
                                                           ---------------
Total                                                               4,466
Less current portion                                                1,325
                                                           ---------------
Obligations under capital leases, net of current portion         $  3,141
                                                           ===============

7.    Pension Plans

The Company has noncontributory defined benefit pension plans covering union employees in its Heim division Fairfield, Connecticut plant and its RBC division West Trenton, New Jersey plant. The Company annually contributes to the plans an amount that is actuarially determined to provide the plans with sufficient assets to meet future benefit payment requirements. Plan assets are comprised primarily of U.S. government securities, corporate bonds, and stocks. The plans provide benefits of stated amounts based on an employees years of service.

The funded status of the union plans is as follows:

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

7.    Pension Plans (continued)

                                                   Heim                      West Trenton
                                       ---------------------------   --------------------------
                                          March 29,      March 30,      March 29,     March 30,
                                             1997           1996          1997          1996
                                       ---------------------------   --------------------------
Actuarial present value of benefit
obligations:
Vested benefit obligation                    $5,127        $5,069        $4,404         $4,380
                                       ===========================   ==========================

Accumulated benefit obligation               $5,128        $5,070        $4,434         $4,380
                                       ===========================   ==========================

Projected benefit obligation                 $5,128        $5,070        $4,434         $4,380
Plan assets at fair value                     5,000         4,776         4,738          4,337
                                       ---------------------------   --------------------------

Projected benefit obligation in excess
of plan assets                                 (128)         (294)          304            (43)
Unrecognized net gain                          (530)         (243)         (360)          (166)
Unrecognized prior service cost                 270           301            76             87
                                       ---------------------------   --------------------------
Accrued pension liability                   $  (388)       $ (236)        $  20        $  (122)
                                       ===========================   ==========================

Benefits under the union plans are not a function of employees salaries, thus, the accumulated benefit obligation equals the projected benefit obligation.

The plan's pension expense for the fiscal years ended is as follows:

                                        March 29,    March 30,      April 1,
                                             1997         1996          1995
                                       ----------------------------------------

Service cost                               $  291       $  264        $  240
Interest cost                                 680          663           655
Actual return on plan assets                 (757)        (612)         (594)

Net amortization and deferrals                 41           11            11
                                       -----------------------------------------
Total pension expense                      $  255       $  326        $  312
                                       =========================================

The assumptions used in determining the funded status information were as follows:

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

7.    Pension Plans (continued)

                                                          1997    1996    1995
                                                         -----------------------

Discount rate                                             7.5%    7.5%    8.0%
Expected long-term rate of return on plan assets          8.5%    8.5%    8.0%

The Company recognized a minimum pension liability of $0 and $58 at March 29, 1997 and March 30, 1996, respectively, for the Heim and West Trenton union pension plans, which represents the excess of the accumulated benefit obligations over plan assets. A corresponding amount is recognized as an intangible asset to the extent of previously unrecognized prior service cost ($0 and $58, at March 29, 1997 and March 30, 1996, respectively).

During 1997, the Company decided to terminate the West Trenton Union Pension Plan effective May 31, 1997. The distribution of the plan assets is expected to take place during fiscal 1998, pending Internal Revenue Service approval. In 1997, the Company recorded a $500 charge in connection with the termination.

In addition, the Company has a salary reduction plan under Section 401(k) of the Internal Revenue Code for all of its employees not covered by a collective bargaining agreement. The plan is funded by participants through employee contributions and by Company contributions equal to a percentage of eligible employee compensation. Employer contributions under this plan amounted to $386, $394 and $385 in fiscal 1997, 1996 and 1995, respectively.

Effective September 1, 1996 the Company adopted a non-qualified supplemental retirement plan ("SERP") for a select group of highly compensated and management employees designated by the Board of Directors of the Company. The SERP allows eligible employees to elect to defer until termination of their employment the receipt of up to 25% of their current salary. The Company makes contributions equal to the lesser of 50% of the deferrals or 3.5% of the employees annual salary, which vest in full after three years of service following the effective date of the SERP. Expenses in connection with the SERP were not material during 1997.

8.    Postretirement Health Care and Life Insurance Benefits

The Company offers certain postretirement health care and life insurance benefits to employees covered by collective bargaining contracts who retire after attaining specific age and service requirements. The Company adopted SFAS No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions in fiscal 1996 but had previously recorded the contractual liability due to purchase accounting and as part of its decision to restructure certain operations; thus, the adoption of SFAS No. 106 had an immaterial effect on the Company's financial statements.

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

8.    Postretirement Health Care and Life Insurance Benefits (continued)

SFAS No. 106 requires that the projected future cost of providing postretirement benefits be recognized as an expense as employees render service instead of when benefits are paid.

Heim and West Trenton sponsor contributory defined benefit health care plans that provide postretirement medical benefits to union employees who have worked 10 years and attained age 55 and 60, respectively, while in service with the Company. The plans are unfunded and costs are paid as incurred. Postretirement benefit obligations are included in Other noncurrent liabilities.

                                                           Heim                West Trenton
                                                 -----------------------------------------------
                                                     March        March     March         March
                                                      29,          30,       29,           30,
                                                      1997        1996       1997         1996
                                                 -----------------------------------------------
Accumulated postretirement benefit obligation:
        Retirees                                   $   482     $   758    $   389      $   933
        Eligible active participants                   239         241         61           68
        Other active participants                       87         136        159          254
Unrecognized net actuarial (loss)/gain                 389           9        564          (44)
Unrecognized prior service cost                        710         818         --           --
                                                 -----------------------------------------------
Accrued postretirement benefit obligation           $1,907      $1,962     $1,173       $1,211
                                                 ===============================================

The net periodic postretirement benefit cost for the fiscal years ended is as follows:

                                             March 29,    March 30,    April 1,
                                                  1997         1996        1995
                                         ---------------------------------------

Service cost                                    $   15        $  28       $  34
Interest cost                                      127          229         243
Prior service cost amortization                   (108)         (18)         --
                                         ---------------------------------------
                                                $   34         $239        $277
                                         =======================================

The Company has contractually capped its liability for certain groups of future retirees. As a result, there is no health care trend associated with these groups. For certain grandfathered retirees, the assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation is 5% for fiscal year 1997 for the Heim and West Trenton plans. The effect

                           Roller Bearing Company of America, Inc.
                          Notes to Consolidated Financial Statements
                                        March 29, 1997
                          (dollars in thousands, except share data)

8.    Postretirement Health Care and Life Insurance Benefits (continued)

of a 1% annual increase in the assumed cost trend rate would increase the accumulated postretirement benefit obligation by approximately 2.4% for the Heim and West Trenton plans; the annual service and interest cost components in the aggregate would not be materially affected. The discount rate used in determining the accumulated postretirement benefit obligation was 7.5%, 7.5% and 8.0% for fiscal 1997, 1996 and 1995, respectively, for the Heim and West Trenton plans.

9.    Income Taxes

The Company's effective income tax rate is reconciled to the U.S. Federal statutory tax rate as follows:

                                                       Fiscal Year Ended
                                             -----------------------------------
                                              March 29,    March 30,    April 1,
                                                   1997         1996       1995
                                             -----------------------------------

      Federal statutory tax rate                   34.0%       34.0%      34.0%
      State income taxes, net of federal tax        5.0%        6.9%       7.0%
      benefit
      Amortization of goodwill and other            2.0%        7.4%      11.7%
                                             -----------------------------------

                                                   41.0%       48.3%      52.7%
                                             ===================================

The income tax provision (benefit) consists of:

                                                       Fiscal Year Ended
                                             -----------------------------------
                                              March 29,    March 30,    April 1,
                                                   1997         1996       1995
                                             -----------------------------------
Current:
        Federal                                  $1,351      $  (404)     $ 590
        State                                       939           --         87
                                             -----------------------------------
                                                  2,290         (404)       677
                                             -----------------------------------

        Deferred                                    934        2,104       (567)
                                             -----------------------------------
        Total                                    $3,224      $ 1,700      $ 110
                                             ===================================

The net deferred tax asset consists of the following:

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

9.    Income Taxes (continued)

                                                 March 29,       March 30,
                                                 1997            1996
                                                 ---------------------------
                                                 ---------------------------

Net operating loss carryforward                  $     --        $  2,744
Alternative minimum tax carryforward                3,138           1,979
Postretirement benefits                             1,347           1,301
Employee compensation accruals                        980             995
Property, plant and equipment                      (3,030)         (3,066)
Amortizable excess purchase price                    (362)           (362)
Other, net                                         (1,120)         (1,704)
                                                 ---------------------------
Net deferred tax asset                           $    953        $  1,887
                                                 ===========================

10.   Stockholder's Equity

The Company has 100 shares of Common Stock par value $.01 per share outstanding which is owned by Holdings. The additional paid-in capital of the Company has been derived from the purchase by Holdings of the Company described in Note 1.

All issuances and redemptions of equity by Holdings are shown on the financial statements of the Company as dividends paid and capital contributions from Holdings, since all amounts are contributed to the Company when proceeds are received or dividended from the Company when amounts are dispersed.

11.   Commitments and Contingencies

The Company leases factory facilities under non-cancelable operating leases, which expire on various dates through October 2000 with rental expense aggregating $500, $916 and $1,128 in fiscal 1997, 1996 and 1995, respectively. The Company purchased one of these facilities in March 1996 for approximately $2,500. In May 1996, the Company purchased another of the formerly leased factory facilities for $2,100.

The Company also has non-cancelable operating leases for transportation, computer and office equipment, which expire at various dates through March 2002. Rental expense for 1997, 1996 and 1995 aggregated $652, $711 and $346, respectively. The aggregate future minimum lease payments under leases are as follows:

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

11.   Commitments and Contingencies (continued)

                  1998                              $  829
                  1999                                 750
                  2000                                 548
                  2001                                 282
                  2002                                  11
                                                   ------------
                                                   $ 2,420
                                                   ============

The Company enters into government contracts and subcontracts that are subject to audit by the government. In the opinion of the Company's management, the results of such audits, if any, are not expected to have a material impact on the financial statements of the Company.

The Company has a consulting agreement with an affiliate of Aurora which terminates upon the date on which Aurora ceases to own more than 5% of Holdings outstanding Class A common stock. The agreement provides for payments by the Company in exchange for advisory and consulting services.

There are various claims and legal proceedings against the Company relating to its operations in the normal course of business, none of which the Company believes is material. The Company currently maintains insurance coverage for product liability claims. The Company is subject to various federal, state and local environmental laws, ordinances and regulations. The Company believes it is currently in substantial compliance with all applicable requirements of environmental laws. State agencies are currently overseeing investigation and/or remediation activities at various Company facilities. In addition, the previous owners of certain facilities are undertaking cleanup, and limited remediation, in each case in fulfillment of certain indemnification obligations.

Under applicable Connecticut law, the purchase by the Company of its Fairfield facility in 1996 necessitated the undertaking of an environmental investigation of the facility. The results of such investigation revealed the presence of certain low level soil and groundwater contamination the remediation of which had been commenced by the previous owner of the facility. In 1996, the Company received regulatory approval of an investigation and remediation plan, and has implemented that plan at a total cost that the Company estimates will reach $50 (including attorney's fees). All costs

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

incurred to date in connection with such remediation activities have been satisfied out of current operational revenues of the Company and are expensed currently. The investigation has not to date revealed conditions that would require further remediation, although the regulatory authorities may require ongoing monitoring of any residual contamination to ensure that it does not reach unsafe levels. As the magnitude of such costs, if any, is impossible to determine at this time, the Company has not made any reserves or taken any charges in connection therewith.

There are certain ongoing remediation activities being conducted at certain of the Company's other facilities by past owners of such facilities. The Company may be required to expend funds in the future to address these and other environmental issues; however, the Company believes that indemnification from prior owners of the facilities should adequately cover costs relating to such remediation activities, and accordingly, does not believe such activities will have a material effect on the results of operations, liquidity or financial condition of the Company.

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

12.   Other Expense, Net of Other Income

Other expense, net of other income is comprised of the following:

                                      Fiscal 1997    Fiscal 1996    Fiscal 1995
                                     ------------------------------------------

Amortization of goodwill and
  certain intangible assets               $   578        $   670        $   798
Management consulting fees                    429            400            400
Royalty income                                (83)          (192)           (48)
Other (income)/expense                         49             85            (93)
Pension termination                           500             --             --
Environmental remediation                      --            425             --
                                     ------------------------------------------
                                          $ 1,473        $ 1,388        $ 1,057
                                     ==========================================

In 1996, the Company recorded a $425 charge against earnings for expenditures relating to the settlement of claims relating to a release of certain pollutants from its West Trenton Facility. The Company entered into a stipulated settlement with the New Jersey Attorney General which called for the payment by the Company of a $150 civil penalty to the State of New Jersey and for the Company to make an additional donation of $50 to a local conservation group. Additionally, the Company expended approximately $225 in legal fees relating to the release and settlement.

13.   Downsizing of Operations Reserve

The Company recorded a restructuring reserve during 1994 for costs associated with the decision to restructure and downsize its operations. As a result of this decision, the Company recorded a charge to operations of approximately $7,500 related to employee severance costs; estimated loss on machinery and equipment disposal; inventory and other cost; and health care and life insurance benefits related to certain retired employees. During 1995, due to changes in the business, the restructuring took a different form resulting in a reallocation of the $7,500 as follows: employee severance and health care and life insurance benefits of $2,000; inventory obsolescence related to the restructuring of $3,500; and facility-related costs of $2,000. As of March 30, 1996, the reserve was fully utilized for its intended purposes.

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

14.   Stockholders' Equity of Roller Bearing Holding Company, Inc.

The stockholders' equity of Holdings is as follows:

                                                               March 29,    March 30,
                                                                    1997         1996
                                                               ------------------------
Series A, nonvoting, 8% cumulative, redeemable
exchangeable preferred stock - $0.01 par value, authorized
250,000 shares; issued and outstanding shares: 127,533 in
fiscal 1997 and 1996 with a redemption value aggregating         $     1      $     1
$18,665 in 1997

Series B, nonvoting, 8% cumulative, redeemable
exchangeable preferred stock - $0.01 par value, authorized
200,000 shares; issued and outstanding shares: 109,818 in
fiscal 1997 and 1996 with a redemption value aggregating               1            1
$12,353 in 1997

Series C, nonvoting, 8% cumulative, convertible redeemable
exchangeable preferred stock; $0.01 par value; authorized
20,000 shares; issued and outstanding shares: 10,182 in 1997
and 1996 with a redemption value aggregating $1,145 in                --           --
1997

Class A, voting common stock -- $0.01 par value; authorized
300,000 shares, issued and outstanding shares: 113,772 in              1            1
1996 and 1995

Class B, nonvoting common stock -- $0.01 par value;
authorized 100,000 shares, none issued                                --           --
Additional paid-in capital                                        34,714       34,679
Retained earnings (deficit)                                        2,690       (1,950)
Treasury Stock of 350 shares, at cost                                (35)          --
                                                               ------------------------
Total stockholders' equity                                       $37,372      $32,732
                                                               ========================

Preferred Stock

On September 22, 1995, Holdings completed a private placement of $12,000 of its preferred stock. In September 1995, Holdings restated its certificate of incorporation to authorize 600,000 shares, $0.01 par value, $100 stated value per share, of preferred stock and to designate the following series (pursuant to the completion of the proposed transaction as described in Note 15, the following series will be redeemed):

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

14.   Stockholders' Equity of Roller Bearing Holding Company, Inc. (continued)

Series A Redeemable Exchangeable Cumulative (Series A Preferred Stock)

The Series A Preferred Stock carries cumulative dividends, at an annual rate of 8% per share from date of issuance, payable annually at the discretion of Holdings and an additional dividend of 8% per annum in arrears on unpaid dividends. The Series A Preferred Stock is redeemable, in whole or in part, at the option of Holdings at $100 per share plus any accrued but unpaid dividends. The Series A Preferred Stock plus cumulative unpaid dividends is exchangeable into a debt instrument of Holdings due March 31, 2004 at the sole option of Holdings. However, if the terms of the debentures are less favorable than the preferred stock, approval by holders of 66-2/3% of the preferred stock is required. Undeclared dividends were $1,020 (1997) and $1,020 (1996) and cumulative dividends of $5,912 were undeclared as of March 29, 1997. Cumulative undeclared dividends include dividends on dividend arrearages of $815, $488 and $243 for each of the years ended March 29, 1997, March 30, 1996 and April 1, 1995, respectively.

The Series A Preferred Stock is mandatorily redeemable if dividends are undeclared and unpaid for 12 consecutive years, upon change in ownership of Holdings, or sale of substantially all of the assets of Holdings. During 1995, Holdings repurchased 237 shares of preferred stock and accrued dividends for $24 and sold 813 shares of preferred stock held in treasury to two employees of Holdings for $86.

On March 31, 1992, stockholders of the predecessor company received 20,000 shares of the Series A Preferred Stock which are held in an escrow account to collateralize an environmental indemnification pursuant to the purchase agreement. These shares contain restrictive transfer rights and revert to Holdings in the event of payments made by the Company for indemnified environmental claims. All remaining shares held in the escrow account at March 31, 2004 will be released to the stockholders. See Note 15 for a discussion of the treatment of such shares in connection with the Recapitalization.

Series B Redeemable Exchangeable Cumulative (Series B Preferred Stock)

The Series B Preferred Stock was issued on September 22, 1995. The holder of this preferred stock becomes entitled to receive a dividend on the last business day of March of each year. The Series B Preferred Stock carries cumulative dividends at an annual rate of 8% per share from date of issuance, payable annually at the discretion of Holdings plus an additional dividend at 8% per annum on unpaid dividends. Undeclared dividends were $879 (1997) and $456 (1996) and cumulative dividends of $1,371 were undeclared as of March 29, 1997. Cumulative undeclared dividends include dividends on dividend arrearages of $36 for the year ended March 29, 1997.

                           Roller Bearing Company of America, Inc.
                          Notes to Consolidated Financial Statements
                                        March 29, 1997
                          (dollars in thousands, except share data)

14.   Stockholders' Equity of Roller Bearing Holding Company, Inc. (continued)

The Series B Preferred Stock is redeemable, in whole or in part, at the option of Holdings at $100 per share plus accrued but unpaid dividend amounts. The Series B Preferred Stock is mandatorily redeemable in full if dividends are unpaid for 12 consecutive years, upon change in ownership of Holdings, sale of substantially all the assets of Holdings, or upon the effective registration of Holdings common stock. In lieu of redeeming the Series B Preferred Stock upon an effective registration of Holdings common stock, up to 80% of the outstanding Series B Preferred Stock is exchangeable, at the sole option of Holdings, into a debt instrument due on the tenth anniversary of the date of exchange. However, if the terms of the debentures are less favorable than the preferred stock, approval by holders of 66-2/3% of the preferred stock is required. If Holdings calls the preferred stock for exchange on or before September 22, 2005, the percentage of the outstanding Series B Preferred Stock that will be exchangeable will not be 80% but a lesser amount as determined by a formula.

Series C Convertible Redeemable Exchangeable Cumulative (Series C Preferred
Stock)

The Series C Preferred Stock was issued on September 22, 1995. The holder of this preferred stock becomes entitled to receive a dividend on the last business day of March of each year. The Series C Preferred Stock carries cumulative dividends at an annual rate of 8% per share from the date of issuance, payable annually at the discretion of Holdings plus an additional 8% per annum on unpaid dividends. Undeclared dividends were $82 (1997) and $42 (1996) and cumulative dividends of $127 were undeclared as of March 29, 1997. Cumulative undeclared dividends include dividends on dividend arrearages of $3 for the year ended March 29, 1997.

The Series C Preferred Stock carries the same optional and mandatory redemption features and optional exchange feature as the Series B Preferred Stock, except that the 80% of the outstanding Series C Preferred Stock is not exchangeable into a debt instrument until after September 22, 2005.

The Series C Preferred Stock is convertible, in whole or in part, at the holder's election at any time prior to the close of business on September 22, 2005, into fully paid and nonassessable shares of Holdings Class A common stock at a conversion rate of one share of Class A common stock for each $100 of stated value of Series C Preferred Stock. The conversion rate is subject to adjustment in the event of an affiliate issuance of shares of common stock, options, warrants, or other rights to acquire shares of common stock; subdivision or combination of the outstanding shares of common stock; or if Holdings consummates a reorganization or recapitalization of its common stock. Upon the conversion of the shares of Series C Preferred Stock into Class A common stock, the holder shall be issued shares of Series B Preferred Stock having an aggregate stated value equal to the aggregate amount of accrued and unpaid dividends on the Series C

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

14.   Stockholders' Equity of Roller Bearing Holding Company, Inc. (continued)

Preferred Stock to the date of conversion. Holdings has reserved 30,000 shares of its Class A common stock for issuance upon the conversion of the Series C Preferred Stock.

Warrants

Holdings has issued warrants to purchase shares of Class A common stock. Warrants issued to the Company's management become vested and are exercisable in one-third annual increments commencing on the date of award. All other warrants are vested immediately. All warrants expire ten years from the date of issuance. Activity in fiscal 1997, 1996 and 1995 is as follows:

                                                       Number
                                                       of Class A
                                                       Common
                                                       Shares
                                                      -----------

                  Outstanding, April 2, 1994           17,152.4
                  Awarded fiscal 1995                   2,000.0
                                                      -----------
                  Outstanding, April 1, 1995           19,152.4
                  Awarded fiscal 1996                     500.0
                                                      -----------
                  Outstanding, March 30, 1996          19,652.4
                  Awarded fiscal 1997                     150.0
                  Redeemed fiscal 1997                   (350.0)
                                                      -----------
                  Outstanding, March 29, 1997          19,452.4
                                                      ===========

At March 29, 1997, of the outstanding warrants to purchase shares of Class A common stock, 14,852.4 were held by management of the Company. The exercise price per share is $100 on all outstanding warrants except 9,977.4 shares which have an exercise price of $76.57 per share.

The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock Based Compensation" and as permitted by SFAS No. 123, the Company has elected to account for the above warrants under APB No. 25, and as such no compensation expenses were recorded. Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for Holdings warrants under the fair value method of that Statement. The fair value for the Holdings warrants was estimated at the date of grant using a Black-Scholes warrant pricing model with the following weighted-average assumptions: risk free interest rates of 6%; dividend yields of 0%; volatility factors of expected market price of Holdings common stock of .44%; and a weighted-average expected life of the warrants of three

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

years. For purposes of pro forma disclosures, the estimated fair value of the warrants is amortized to expense over the warrants' vesting period. The estimated weighted-average fair value per warrant is approximately $430.47. The pro forma effect on the Company's fiscal 1996 and 1997 operations is as follows:

                                                     Net Income
                                           -------------------------------
                                              1996                1997
                                           -------------------------------
                  As reported                 $827               $4,640
                  Pro forma                   $826               $4,554

The Black Scholes warrant valuation model was developed for use in estimating the fair value of traded warrants which have no vesting restrictions and are fully transferable. In addition, warrant valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Holdings warrants have characteristics significantly different from those of traded warrants, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its warrants.

Because Statement 123 is applicable only to warrants granted subsequent to fiscal years that began after December 15, 1994, its pro forma effect will not be fully reflected until 1998.

In March 1992, Holdings lender received warrants to purchase 6,249 shares of Holdings Class B common stock at an exercise price of $100 per share. Subsequently, 1,524.1 of these warrants which are exercisable and expire on March 31, 2002 were sold. Holdings redeemed the remaining 4,724.9 warrants for $1,000 in September 1995 in conjunction with its refinancing transaction (see
Note 5).

15.   Subsequent Event

A.    The Recapitalization and the Offering

On May 20, 1997, pursuant to a Redemption and Warrant Purchase Agreement (the "Recapitalization Agreement"), the Company Equity Partners, L.P. and, PRBC Investment Partners, L.P. (together with all stockholders and warrantholders of Holdings who elect to become a party to the Recapitalization Agreement, the "Selling Group"), Holdings and Dr. Hartnett, as purchaser representative, agreed to consummate a recapitalization of Holdings (the "Recapitalization"). As a result of the Recapitalization, outstanding shares of Holdings common stock and preferred stock, (respectively, the "Common Stock" and the "Preferred Stock") held by members of the

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

15.   Subsequent Event (continued)

Selling Group will be purchased by Holdings. Following the Recapitalization, members of management of the Company, certain other current stockholders and warrantholders of Holdings, certain affiliates of Credit Suisse First Boston Corporation (the "Initial Purchaser"), OCM Principal Opportunities Fund, L.P. ("Oaktree"), Northstar Investment Management Corporation ("Northstar" and together with Oaktree, the "Discount Purchasers") and Mitchell Quain will own all of the outstanding capital stock of Holdings.

The Recapitalization Agreement provides for the redemption by Holdings of shares of Common Stock held by members of the Selling Group for consideration of $514 per share (the "Common Consideration"), and of shares of Series A Preferred Stock of Holdings for consideration equal to the stated value of such stock ($100 per share) plus any accrued but unpaid dividends to the date of redemption. Additionally, Holdings will purchase from members of the Selling Group, warrants to purchase Common Stock (the "Common Stock Purchase Warrants") held by such member in exchange for $414 per share underlying such Common Stock Purchase Warrants (the Common Consideration less the exercise price per share of the Common Stock Purchase Warrants).

The Recapitalization Agreement contains representations and warranties of all members of the Selling Group, including as to their ownership of the Common Stock, Preferred Stock and Common Stock Purchase Warrants held by such members, their authority to enter into the transaction and that no conflicts or litigation exist with respect to their consummation of such transactions, and of Holdings, as to authorization, conflicts, consents and regarding the proposed financing for the Recapitalization.

The Recapitalization Agreement provides for covenants of the parties as to conduct of the business of the Company, taking action to promote and not to hinder the consummation of the Recapitalization, distribution of certain information to members of the Selling Group, meetings of the Board of Directors and stockholders of Holdings, granting certain members of management the right to act on behalf of Holdings regarding payment of certain expenses relating to the Recapitalization and certain indemnification matters.

The closing of the Recapitalization is conditioned on, among other things, the representations of the parties being true on the closing date, the covenants of the parties having been performed by such date, the provision of certain releases, the obtaining by Holdings of all necessary appraisals and valuations of the Company requested by the parties or otherwise required in connection with the Recapitalization and the successful consummation of the financings necessary to complete the Recapitalization and the satisfaction of all conditions precedent thereto.

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

15.   Subsequent Event (continued)

Under the Recapitalization Agreement, Holdings is permitted to, and it is currently contemplated that Holdings will, assign certain of its rights to redeem shares of Common Stock and purchase Common Stock Purchase Warrants to certain persons, including, Dr. Hartnett, other members of management of Holdings, affiliates of the Initial Purchaser and Oaktree.


To finance the Recapitalization, RBC will issue $110,000 aggregate principal amount of 9-5/8% Senior Subordinated Notes due 2007 (the "Notes"), RBC will enter into bank credit facilities (the "Senior Credit Facilities") (comprised of $16,000 term loans and a $54,000 revolving credit facility of which approximately $10,900 will be utilized in the form of letters of credit to be issued upon the closing of the Recapitalization as security for the IRBs) and Holdings will issue to the Discount Purchasers the Discount Debentures and the Discount Warrants (as defined below) resulting in $40,000 gross proceeds to Holdings.

The Notes will pay interest semi-annually and mature on June 15, 2007, but will be able to be redeemed at the Company's option beginning on June 15, 2002, as well as, earlier under certain conditions specified in the indenture under which the Notes will be issued. The Notes will be unsecured and subordinate to all existing and future senior indebtedness of the Company. The Notes will be fully and unconditionally and irrevocably guaranteed, jointly and severally, on a senior subordinated basis by each of the wholly-owned subsidiaries of the Company.

The separate financial statements of the subsidiary guarantors have not been presented because management has determined that they would not be material to investors. However, the summarized combined financial information of the guarantor subsidiaries are as follows:

                                            March 29,    March 30,     April 1,
                                              1997         1996          1995
                                            --------     --------      --------
Balance Sheet Data

  Total current assets                      $ 17,730     $  9,918      $ 10,238
  Noncurrent assets                           16,417        8,873         6,411
                                            --------     --------      --------
  Total assets                              $ 34,147     $ 18,791      $ 16,649
                                            --------     --------      --------

  Total current liabilities                 $ 31,716     $ 18,381      $ 11,836
  Noncurrent liabilities                       1,228        1,630         6,096
                                            --------     --------      --------
  Total liabilities                         $ 32,944     $ 20,011      $ 17,932
                                            --------     --------      --------

  Stockholder's equity                      $  1,203     $ (1,220)     $ (1,283)

Operating Results

  Net sales                                 $ 23,858     $ 14,641      $  9,796
  Gross margin                                 6,065        2,738          (372)
  Income (loss) before extraordinary
    charge                                     1,925          (90)       (2,045)

  Net income (loss)                         $  1,925     $   (446)     $ (1,620)
                                            --------     --------      --------

Total current liabilities includes intercompany liabilities of $28,312, $18,800 and $11,711 as of March 29, 1997, March 30, 1996 and April 1, 1995,
respectively. Income (loss) before extraordinary charge includes charges for corporate overhead allocated from the Company of $1,040 in each of fiscal years 1997, 1996 and 1995, and a provision for (benefit from) income taxes of $1,338, ($64) and ($1,421) in fiscal years 1997, 1996 and l995, respectively.



In connection with effecting the Recapitalization, (i) RBC will pay to Holdings a dividend (the "Dividend") in the amount of approximately $56,100 to finance the Recapitalization, (ii) using the proceeds of the Dividend and the issuance of the Discount Debentures, Holdings will redeem Common Stock and Preferred Stock and purchase Common Stock Purchase Warrants including as described above for aggregate consideration of approximately $92,200, (iii) Holdings will repurchase (the "Hartnett Repurchase") 1,250 Common Stock Purchase Warrants from Dr. Hartnett for an amount per share of Common Stock underlying the Common Stock Purchase Warrants equal to $514 less the approximately $77 exercise price of such warrants (an aggregate of approximately $550), (iv) Holdings will issue Common Stock Purchase Warrants exercisable for 1,250 shares of Common Stock at an exercise price of $514 per share of Common Stock to Dr. Hartnett, (v) Holdings will loan $500 to Dr. Hartnett (the "Hartnett Loan") to finance a portion of Dr. Hartnett's purchase of Common Stock and Common Stock Purchase Warrants referred to above, (vi) Holdings will pay to Dr. Hartnett a fee of $1,000 (the "Hartnett Fee"), (vii) RBC will repay outstanding indebtedness (approximately $52,100) on its revolving credit facility and its term loan both with Heller Financial, Inc., and (viii) RBC and Holdings will pay certain other fees and expenses payable in connection with the Transactions.

In addition, in conjunction with the purchase of the Discount Debentures, the Discount Purchasers will be issued warrants (the "Discount Warrants") to acquire an aggregate of 6,731 shares of Common Stock (representing approximately 20% of the post-Recapitalization Common Stock outstanding on a fully diluted basis) for a nominal exercise price. In addition, in conjunction with the Recapitalization, Oaktree, one of the Discount Purchasers, will acquire 1,400 shares of Common Stock and 1,322 Common Stock Purchase Warrants (representing in the aggregate approximately 8% of the post-Recapitalization Common Stock outstanding on a fully diluted basis). In addition, the Company has agreed to appoint a representative of Oaktree to the board of directors of Holdings.

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

15.   Subsequent Event (continued)



Following the Recapitalization, Dr. Hartnett, the Chairman, President and Chief Executive Officer of the Company, will own approximately 43% (approximately 42% on a fully diluted basis) of the outstanding capital stock of Holdings, and, through the operation of provisions of Holdings' Certificate of Incorporation, he will have the power to control a majority of the voting rights of all capital stock of Holdings.

The redemption of shares of Common Stock and Preferred Stock and Common Stock Purchase Warrants will be treated as a recapitalization transaction. Accordingly, funds disbursed by Holdings and the Company (other than for the additional compensation described below) will be charged against their capital accounts to the extent permitted by law.


In connection with the Recapitalization, Holdings will (a) redeem (i) 5,253.022 shares of Class A Common Stock in exchange for aggregate consideration of approximately $2,700, (ii) 127,545.876 shares of Series A Preferred Stock in exchange for aggregate consideration of approximately $18,849, (iii) 109,818 shares of Class B Preferred Stock in exchange for aggregate consideration of approximately $12,583, and (b) purchase Common Stock Purchase Warrants to purchase 3,327.2 shares of Common Stock for aggregate consideration of approximately $1,369.


The Hartnett Loan will be reflected as an asset of Holdings, discounted to reflect a market interest rate, since the loan is non-interest bearing. The discounted amount will be reflected as a charge to compensation expense at the time of the loan and will be accredited into interest income of Holdings through maturity in 2007. The $1 million Hartnett Fee will be reflected as a charge to operations of Holdings.


In connection with the Recapitalization, Holdings will purchase Common Stock Purchase Warrants to purchase (i) 1,250 shares of Class A Common Stock from Dr. Hartnett, which warrants have an exercise price of $76.77 per share underlying such warrants, and which were received by Dr. Hartnett in his capacity as a director of Holdings, for aggregate consideration of approximately $546, (ii) 463 shares of Class A Common Stock from William A. Smith, which warrants have an exercise price of $100.00 per share underlying such warrants, and which were received by Mr. Smith in his capacity as a director of Holdings, for aggregate consideration of approximately $192, and (iii) 1,524.2 shares of Class B Common Stock from Banque Indosuez and Indosuez Roller Bearing Partners II, which warrants have an exercise price of $100.00 per share underlying such warrants, and which were received by such entities in connection with financing transactions, for aggregate consideration of approximately $631.

Warrants that have been redeemed from current and former directors will be accounted for as compensation expense at RBC based upon the amount of stock appreciation redeemed (the difference between the redemption price and the warrant exercise price). The charge relating to such compensation expense should be approximately $738. Warrants redeemed from individuals or companies that provided financing to RBC or Holdings, have been accounted for as a capital transaction since the original value of such warrants was assigned to equity at the time the warrant was issued.


In connection with the redemption of certain shares of Preferred Stock by Holdings, Holdings will release certain Preferred Stockholders who were prior stockholders of RBC from certain

                     Roller Bearing Company of America, Inc.
                   Notes to Consolidated Financial Statements
                                 March 29, 1997
                    (dollars in thousands, except share data)

15.   Subsequent Event (continued)

indemnification obligations owing to Holdings. Such obligations arose under the agreement pursuant to which Holdings purchased RBC from such stockholders. The shares of Preferred Stock have been held in escrow in connection with such stockholders' obligations under such indemnification provisions. The provisions of the escrow provided that the escrowed shares were to be released upon any transaction involving a change in control of Holdings, except as to the extent of claims previously made. As there are no pending claims, upon consummation of the Recapitalization, such shares will be released from escrow and redeemed by Holdings.

The Discount Debentures will be reflected in the financial statements of Holdings net of both the discounted interest amount and the value of the Discount Warrants issued in connection with these securities. The value of the Discount Warrants, which have a nominal exercise price, is based upon the redemption price established in connection with the recapitalization ($514 per share) and will be included as a component of Holdings' stockholders' equity.

B.    Related Transactions

In connection with the Recapitalization, (i) Holdings will pay to Dr. Hartnett the Hartnett Fee of $1,000 out of the proceeds from the sale of the Discount Debentures, which fee is to be paid at the closing of the Recapitalization, (ii) Holdings will advance the Hartnett Loan in the amount of $500 to Dr. Hartnett, the proceeds of which Dr. Hartnett will use to purchase shares of Common Stock from IRBP, which loan will be recourse only to the securities being purchased with the proceeds thereof, (iii) Holdings will purchase 1,250 Common Stock Purchase Warrants from Dr. Hartnett for approximately $437 per share underlying such Common Stock Purchase Warrants and will issue 1,250 new Common Stock Purchase Warrants to Dr. Hartnett with an exercise price of $514 per share, (iv) Holdings will redeem shares of Common Stock held by members of the Selling Group and all outstanding shares of Preferred Stock (including shares of Common Stock and Preferred Stock owned by members of management) and (v) Holdings and the other parties will consummate the transactions set forth under Note 15.A.

Concurrently with the Recapitalization, through the operation of provisions to be incorporated into the certificate of incorporation of Holdings, whether or not Dr. Hartnett owns a majority of the outstanding capital stock of Holdings, he will have, subject to certain limitations, the power to control a majority of the voting rights of all capital stock of Holdings. Such right will be suspended for such periods as Dr. Hartnett ceases to serve as an officer of the Company, or any successor thereto, or owns less than 50% of the outstanding Common Stock on a fully diluted basis that be owned immediately following the Recapitalization.

                Index to Unaudited Condensed Financial Statements

                                    Contents

Condensed Consolidated Balance Sheets at September 27, 1997
  and March 29, 1997 .....................................................  F-37


Condensed Consolidated Statements of Operations for the
  Three and Six Months Ended September 27, 1997 and
  September 28, 1996 .....................................................  F-38

Condensed Consolidated Statements of Stockholder's Equity for
  Fiscal Years Ended March 30, 1996 and March 29, 1997 and for
  the Three Months Ended September 27, 1997 ..............................  F-39

Condensed Consolidated Statements of Cash Flows
  for the Six Months Ended September 27, 1997
  and September 28, 1996 .................................................  F-40


Notes to Condensed Consolidated Financial Statements .....................  F-41

                     Roller Bearing Company of America, Inc.
                      Condensed Consolidated Balance Sheets
                    (dollars in thousands, except share data)

                                                             Sept. 27, 1997   March 29, 1997
                                                          -----------------------------------
                                                              (unaudited)
ASSETS
Current assets:
   Cash                                                          $ 10,020         $    859
   Accounts receivable, net                                        19,965           19,766
   Inventories                                                     41,559           36,852
   Prepaid expenses and other current assets                        1,289              764
                                                                 --------         --------

          Total current assets                                     72,833           58,241
                                                                 --------         --------

   Property, plant, and equipment, net                             44,588           40,098
   Restricted marketable securities                                 3,993            3,901
   Goodwill, net of accumulated amortization of $3,131
   at September 1997, and $2,843 at March 1997                     19,622           19,911
   Deferred financing costs, net of accumulated
   amortization of $318 at September 1997, and
   $337 at March 1998                                               8,162            1,383
   Other assets                                                     1,078              979
                                                                 --------         --------
      Total assets                                               $150,276         $124,513
                                                                 ========         ========

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
   Accounts payable                                               $12,969           $9,644
   Accrued expenses and other current liabilities                  11,381            7,136
   Current portion of long-term debt                                1,125            2,500
   Obligations under capital leases, current portion                1,200            1,325
                                                                 --------         --------

Total current liabilities                                          26,675           20,605
                                                                 --------         --------

Long-term debt:
   Senior subordinated note payable                               110,000                -
   Bank term loan payable                                         114,625                -
   Revolving credit agreement                                           -           24,627
   Term notes payable                                                   -           24,988
   Industrial development revenue bonds                            10,700           10,700
                                                                 --------         --------
                                                                  135,325           60,315
Capital lease obligations, less current portion                     2,573            3,141

Other noncurrent liabilities                                        3,255            3,080
                                                                 --------         --------

   Total liabilities                                              167,828           87,141
                                                                 --------         --------

Stockholder's equity:
   Common stock - $.01 par value; 1,000 shares
      authorized, issued and outstanding shares:
      100 shares at September 1997, and at March 1997                  --               --
   Additional paid-in capital                                          --           35,831
                                                                 --------         --------
   Retained earnings (deficit)                                    (17,552)           1,541
Total stockholder's equity                                        (17,552)          37,372
                                                                 --------         --------
Total liabilities and stockholder's equity                       $150,276         $124,513
                                                                 ========         ========

                   See notes to condensed financial statements

                     Roller Bearing Company of America, Inc.
                 Condensed Consolidated Statements of Operations
                             (dollars in thousands)

                                  Three Months Ended         Six Months Ended
                                Sept. 27,    Sept. 28,    Sept. 27,    Sept. 27,
                                  1997          1996        1997          1996
                                ------------------------------------------------
                                      (Unaudited)               (Unaudited)

Net sales                        $32,309      $20,847      $60,971      $41,967
Cost of sales                     22,855       14,785       43,141       29,447
                                 -------      -------      -------      -------
Gross margin                       9,454        6,062       17,830       12,520

Operating expenses:
   Selling, general and
   administrative                  4,531        3,247        8,661        6,450
   Other expense, net of other       234          222        1,022          410
   income                        -------      -------      -------      -------
                                   4,765        3,469        9,683        6,860
                                 -------      -------      -------      -------

   Operating Income                4,689        2,593        8,147        5,660
   Interest expense, net           3,311        1,393        4,894        2,748
                                 -------      -------      -------      -------
   Income before taxes and
   extraordinary charges           1,378        1,200        3,253        2,912
   Provision for income taxes        565          492        1,334        1,194
                                 -------      -------      -------      -------
   Income before extraordinary
   charge                            813          708        1,919        1,718
   Extraordinary charge, net           0            0          625            0
                                 -------      -------      -------      -------
   Net income                   $    813      $   708        1,294      $ 1,718
                                 =======      =======      =======      =======

            See notes to condensed consolidated financial statements.

                     Roller Bearing Company of America, Inc.
            Condensed Consolidated Statements of Stockholder's Equity
                             (dollars in thousands)

                                                         Additional   Retained   Minimum
                                              Common     Paid-In      Earnings   Pension
                                              Stock      Capital      (Deficit)  Liability  Total
                                              ------------------------------------------------------
BALANCE AT APRIL 1, 1995                      $      --  $ 23,831     $ (2,926)  $   (365)  $ 20,540
      Capital contribution from Parent               --    12,000           --         --     12,000
      Dividends paid to Parent                       --        --       (1,000)        --     (1,000)
      Minimum pension liability adjustment           --        --           --        365        365
      Net income                                     --        --          827         --        827
                                              ---------  --------     --------   --------   --------
BALANCE AT MARCH 30, 1996                            --    35,831       (3,099)        --     32,732
      Net income                                     --        --        4,640         --      4,640
                                              ---------  --------     --------   --------   --------
BALANCE AT MARCH 29, 1997                            --    35,831        1,541         --     37,372
      Dividends paid to Parent                       --   (35,831)     (20,387)        --    (56,218)
      Net income                                     --        --        1,294         --      1,294
                                              ---------  --------     --------   --------   --------
BALANCE AT SEPTEMBER 27, 1997                 $      --  $     --     $(17,552)  $     --   $(17,552)
                                              =========  ========     ========   ========   ========

See notes to condensed consolidated financial statements.

                     Roller Bearing Company of America, Inc.
                 Condensed Consolidated Statements of Cash Flows
                             (dollars in thousands)


                                                                   Six Months Ended
                                                          Sept. 27, 1997      Sept. 28, 1996
                                                       -----------------------------------------
                                                                      (Unaudited)
Cash flow from operating activities
Net income                                                     $   1,294           $    1,718
Adjustments to reconcile net income to net cash provided
   by (used in) operating activities:
   Deferred income taxes                                            (105)                  --
   Depreciation                                                    3,453                2,484
   Amortization of goodwill                                          289                  288
   Amortization of deferred financing costs                          333                  107
   Extraordinary charge                                              625                   --
   Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable                  (1,765)                 445
      (Increase) decrease in Inventories                          (3,402)              (1,211)
      (Increase) decrease in prepaid                                (542)                (240)
      expenses and other current assets
      (Increase) decrease in other noncurrent assets                 434                  (56)
      Increase (decrease) in accounts payable                      1,207                 (541)
      Increase (decrease) in accrued expenses and other current    4,995                 (196)
      liabilities                                              ---------           ----------

   Net cash provided by operating activities                       7,176                2,798

Cash flows from investing activities:
   Purchase of property, plant & equipment, net                   (2,761)              (4,176)
   Purchase of restricted marketable securities                      (93)                  --
   Acquisition of subsidiaries                                    (3,721)                  --
                                                               ---------           ----------
   Net cash used in investing activities                          (6,575)              (4,176)
                                                               ---------           ----------


Cash flows from financing activities:
   Net increase (decrease) in revolving credit facility          (24,627)               1,589
   Proceeds from long-term debt                                  126,000                   --
   Payments of long-term debt                                    (27,488)                (625)
   Payments of bank term loan                                       (250)                  --
   Proceeds from capital lease obligations                            --                  804
   Principal payments on capital lease obligations                  (692)                (630)
   Dividends paid to parent company                              (56,218)                  --
   Financing fees paid in connection with the                     (8,165)                  --
      Recapitalization                                         ---------           ----------


      Net cash provided by financing activities                    8,560                1,138
                                                               ---------           ----------

      Net increase (decrease) in cash                              9,161                 (240)

Cash, at beginning of period                                         859                  366
                                                               ---------           ----------
Cash, at end of period                                         $  10,020           $      126
                                                               =========           ==========

Supplemental disclosures of cash flow information:
Cash paid during the period for:
   Interest                                                    $   1,830           $    2,640
   Income taxes                                                $   1,011           $      425

            See notes to condensed consolidated financial statements.

                     Roller Bearing Company of America, Inc.
              Notes to Condensed Consolidated Financial Statements
                               September 27, 1997
                    (dollars in thousands, except share data)


The condensed consolidated financial statements included herein have been prepared by Roller Bearing Company of America, Inc. (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The year end condensed balance sheet data was derived from the audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The interim financial statements furnished with this report have been prepared on a consistent basis with the audited financial statements for the year ended March 29, 1997. These statements reflect all adjustments, consisting only of items of a normal recurring nature, which are, in the opinion of management, necessary for the fair statement of the consolidated financial condition and consolidated results of operations for the interim periods presented. It is suggested that these financial statements be read in conjunction with the audited financial statements and notes thereto included in the Company's registration on Form S-4, initially filed with the Commission on August 7, 1997.

The results of operations for the six month period ended September 27, 1997 are not necessarily indicative of the operating results for the full year.

All references to "Holdings" refer to Roller Bearing Holding Company, Inc., a Delaware corporation and the corporate parent and sole stockholder of the Company.

1. Acquisition of Wholly Owned Subsidiary

On August 8, 1997, Bremen Bearings, Inc., a wholly-owned subsidiary of the Company, completed the acquisition of the Bremen Bearings Division of SKF USA, Inc., a manufacturer of needle bearings with facilities in Bremen, Indiana. The purchase was effective as of July 1, 1997. The acquisition was accounted for under the purchase method of accounting. The aggregate purchase price of $5,313 was subject to certain adjustments and subsequent conditions. Thus, $3,640 was paid at closing and the payments deferred include $473, which is due following the installation of certain equipment, and $1,200, which is due on August 8, 1998.


Proforma consolidated results of operations of the Company based upon unaudited statements of Bremen for the six months ended September 27, 1997, as if the acquisition took place at the beginning of the period were as follows:

                                      Six Months Ended
                                        September 27,
                                            1997
                                      ----------------

Net sales                                 $64,843
Income before extraordinary charge        $ 1,179
Net Income                                $   554


2. Inventories

Inventories are summarized as follows:

                                    September 27,1997            March 29, 1997
                                    -----------------            --------------

        Raw material                    $ 2,375                      $ 1,711
        Work in process                  18,300                       17,170
        Finished goods                   20,884                       17,971
                                         ------                       ------

        Total inventories               $41,559                      $36,852
                                        -------                      -------

                     Roller Bearing Company of America, Inc.
              Notes to Condensed Consolidated Financial Statements
                               September 27, 1997
                    (dollars in thousands, except share data)


3. Property, Plant and Equipment

Property, plant and equipment are summarized as follows:

                                        September 27,1997     March 29, 1997
                                        -----------------     --------------

        Land                                $ 7,536               $ 7,536
        Building                              7,764                 7,287
        Machinery & equipment                56,701                43,886
                                             ------               -------
        Total property, plant &
          equipment, at cost                 72,001                58,709
        Less, accumulated
          depreciation and amortization      27,413                18,611
                                            -------                ------
        Property, plant
          and equipment, net                $44,588               $40,098
                                            -------               -------

4.    Recapitalization

On June 23, 1997, the Company and Holdings consummated a Recapitalization transaction whereby all of Holdings' preferred stock as well as a substantial portion of its common stock and warrants to purchase its common stock were redeemed by Holdings. In connection with the Recapitalization, the Company issued the Senior Subordinated Notes and incurred the Term Loans described below. The proceeds therefrom were utilized to pay a dividend to Holdings to finance its redemption of common stock, preferred stock and warrants to purchase common stock and to pay certain Recapitalization fees and expenses. This transaction was further financed from the proceeds of the certain debt issued directly by Holdings. In addition, a new group of investors (who were not previously stockholders of Holdings) purchased shares and warrants from certain Holdings' stockholders directly. The redemption of shares and warrants were treated as a recapitalization transaction.

Holdings stockholders constituting approximately 7% of the outstanding voting shares prior to the effective date of the Recapitalization, owned approximately 71% of the outstanding voting shares immediately following the Recapitalization. The new group of investors referred to above owned the remaining 29% of the voting shares at such time and are thus not controlling stockholders of either Holdings or the Company. As a result, the transaction did not result in the establishment of new bases in Holdings' or the Company's assets and liabilities. Funds disbursed by Holdings and the Company were charged against their capital accounts to the extent permitted by law.

                     Roller Bearing Company of America, Inc.
              Notes to Condensed Consolidated Financial Statements
                               September 27, 1997
                    (dollars in thousands, except share data)


5.    Debt

In connection with the financing of the Recapitalization, the Company issued $110,000 aggregate principal amount of 9 5/8% Senior Subordinated Notes Due 2007 (the "Notes"). The Notes pay interest semi-annually and mature on June 15, 2007, but may be redeemed at the Company's option beginning on June 15, 2002, as well as earlier under certain conditions specified in the indenture under which the Notes were issued. The Notes are unsecured and subordinate to all existing and future senior indebtedness of the Company. The Notes are fully, unconditionally and irrevocably guaranteed jointly and severally on a senior subordinated basis by each of the wholly owned subsidiaries of the Company. The separate financial statements of the subsidiary guarantors have not been presented because management has determined that they would not be material investors. However, the summarized combined financial information of the guarantor subsidiaries are as follows:


                                          September 27, 1997  September 28, 1996
                                          ------------------  ------------------

Balance Sheet Data

      Total current assets                     $25,165             $ 9,754
      Noncurrent assets                         21,081               8,582
                                               -------             -------
      Total assets                             $46,246             $18,336
                                               -------             -------

      Total current liabilities                $41,525             $17,318
      Noncurrent liabilities                     1,123               1,549
                                               -------             -------
      Total liabilities                        $42,648             $18,867
                                               -------             -------

      Stockholder's equity                     $ 3,598             $  (531)

Operating Results

      Net sales                                $23,889             $ 7,824
      Gross margin                               5,991               1,869
      Income before extraordinary charge         2,161                 808

      Net Income                               $ 2,161                 160

Total current liabilities includes intercompany liabilities of $33,763 and $19,125 as of September 27, 1997 and September 28, 1996, respectively. Income before extraordinary charge includes charges for corporate overhead allocated from RBC of $520 and $520 in fiscal years 1997 and 1996, respectively, and a provision for income taxes of $1,502 and $561 in fiscal years 1997 and 1996, respectively.

The Company incurred financing fees of approximately $8,165 primarily related to costs associated with this borrowing as well as the Senior Credit Facility described below, approximately $7,400 of which have been capitalized as deferred financing costs and are being amortized over the terms of the Notes and Term Loans (described below).


In addition, in connection with the Recapitalization, the Company entered into bank credit facilities (the "Senior Credit Facilities") with a group of lenders providing for $16,000 of term loans (the "Term Loans") and up to $54,000 of revolving credit loans and letters of credit the "Revolving Credit Facility"). Approximately $10,900 of the Revolving Credit Facility is being utilized to provide letters of credit to secure the Company's obligations relating to certain Industrial Development Revenue Bonds. As of September 27, 1997 the Company had the ability to borrow up to an additional $43,100 under the Revolving Credit Facility.

Proceeds from these borrowings were used to repay certain existing indebtedness as well as to pay a dividend to Holdings in order to consummate the Recapitalization described above.

The debt agreements require that the Company meet certain financial covenants, principally limiting the incurrence of additional indebtedness, the payment of dividends and certain other transactions.

6.    Extraordinary Charge

The extraordinary charge for the period ended September 27, 1997 resulted from the write off of unamortized deferred financing costs due to the Company's early extinguishment of debt in connection with the Recapitalization described above. The extraordinary charge was $1,059 and is reflected net of the related tax benefit of $434.

7. Stockholders' Equity of Roller Bearing Holding Company, Inc. The stockholders' equity of Holdings is as follows:



The stockholders' equity of Holdings is as follows:

                                                                      Additional Retained
                                                Common     Preferred  Paid-In    Earnings   Treasury
                                                Stock      Stock      Capital    (Deficit)  Stock      Total
                                                ----------------------------------------------------------------

BALANCE AT MARCH 30, 1996                       $      1   $      2   $ 34,679   $ (1,950)  $      -   $ 32,732
  Exercise of 350 warrants to purchase
    Class A Common stock and
    repurchase for treasury                            -          -         35          -        (35)         -
  Net income                                           -          -          -      4,640          -      4,640
                                                --------   --------   --------   --------   --------   --------
BALANCE AT MARCH 29, 1997                              1          2     34,714      2,690        (35)    37,372
  Cost of securities acquired through
    recapitalization                                  (1)        (2)   (34,714)   (54,481)        35    (89,163)
  Net income                                           -          -          -       (338)         -       (338)
                                                --------   --------   --------   --------   --------   --------
BALANCE AT SEPTEMBER 27, 1997                   $      -   $      -   $      -   $(52,129)  $      -  $(52,129)
                                                ========   ========   ========   ========   ========   ========

================================================================================

            No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Subsidiary Guarantor. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                      ------------------------------------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----


Prospectus Summary...........................................................  5
Risk Factors................................................................. 19
Use of Proceeds.............................................................. 28
Capitalization............................................................... 28
Unaudited Pro Forma Consolidated Financial Information ...................... 29
Selected Consolidated Historical and Unaudited Pro Forma Financial
      Information............................................................ 33
Management's Discussion and Analysis of Financial
      Condition and Results of Operations.................................... 35
Business..................................................................... 45
Management................................................................... 61
Securities Ownership of Certain Beneficial Owners
      and Management......................................................... 68
Certain Relationships and Related Transactions............................... 71
The Exchange Offer........................................................... 74
Description of Certain Indebtedness.......................................... 83
Description of the Notes..................................................... 85
Certain Federal Income Tax Considerations....................................118
Plan of Distribution.........................................................119
Legal Matters................................................................120
Experts......................................................................120
Independent Auditors.........................................................120
Available Information........................................................120
Index to Audited Condensed Consolidated Financial Statements ................F-1
Index to Unaudited Consolidated Financial Statements .......................F-36


      Until ___________, all dealers effecting transactions in the securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================

                            Roller Bearing Company of
                                  America, Inc.

                                and Subsidiaries

                                  $110,000,000

                            Offer to Exchange 9 5/8%
                       Senior Subordinated Notes Due 2007,
                                    Series B
                         For 9 5/8% Senior Subordinated
                                 Notes Due 2007

                                  ------------
                                   PROSPECTUS
                                  ------------

                            __________________, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under Section 145 of the Delaware General Corporation Law ("DGCL"), the Registrants have broad powers to indemnify their directors, officers and other employees. This section (i) provides that the statutory indemnification and advancement of expenses provisions of the DGCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith, (ii) establishes procedures for indemnification and advancement of expenses that may be contained in the by-laws, or set forth in a resolution of the stockholders or the disinterested directors or an agreement providing for indemnification and advancement of expenses, (iii) applies a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (iv) permits the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 145(g) of the DGCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

      As permitted by Section 145(e) of the DGCL, the By-laws of each of ITB, LPP and Nice, and the Certificate of Incorporation of RBC provide that the Registrants shall indemnify their respective officers and directors, as such, to the fullest extent permitted by applicable law, and, in the case of LPP and Nice, that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

      Article Seventh of the Certificate of Incorporation of ITB provides that no director of ITB shall be personally liable to ITB or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to ITB or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Eighth of the Certificates of Incorporation of each of RBC, LPP and Nice provide that to the fullest extent allowed under the DGCL no director shall be liable to such corporations or its stockholders for a breach of his or her fiduciary duty as a director.

ITEM  21.   EXHIBITS AND FINANCIAL SCHEDULES

      (a)   Exhibits.

                                  EXHIBIT INDEX

Exhibit
Number                              Description of Document
------                              -----------------------


3.1* Amended and Restated Certificate of Incorporation, dated June 23, 1997, of Roller Bearing Company of America, Inc. ("RBCA").

3.2*              Bylaws of RBCA.

3.3* Certificate of Incorporation, dated January 28, 1997, of RBC Nice Bearings, Inc.

3.4*              Bylaws of RBC Nice Bearings, Inc.

3.5* Certificate of Incorporation, dated June 18, 1996, of BPP Acquisition Corporation and Certificate of Amendment dated May 15, 1997, changing its name to RBC Linear Precision Products, Inc.

3.6*              Bylaws of BPP Acquisition Corporation.

3.7* Certificate of Incorporation, dated June 26, 1990, of ITI Acquisition, Inc. and Certificate of Amendment changing its name to Industrial Tectonics Bearings Corporation, filed July 19, 1990.

3.8*              Bylaws of Industrial Tectonics Bearings Corporation.

3.9*              Certificate of Incorporation, dated August 1, 1997, of Bremen
                  Bearings, Inc.

3.10*             Bylaws of Bremen Bearings, Inc.

4.1* Indenture, dated as of June 15, 1997 between RBCA and the Trustee with forms of Outstanding Note and Exchange Note.

4.1(a)* Supplemental Indenture, dated as of August 8, 1997 by and between Bremen Bearings, Inc. and United States Trust Company of New York.

4.2* Global Note Issued to Depository Trust Co., duly authenticated by the Company and the Trustee.

4.3* Registration Rights Agreement dated June 17, 1997 between RBCA, the Subsidiary Guarantors and the Initial Purchaser.

5.1** Opinion of McDermott, Will & Emery regarding the legality of the securities being registered.

10.1* Purchase Agreement, dated June 17, 1997 among RBCA, the Subsidiary Guarantors and the Initial Purchaser (the "Purchase Agreement").

----------
*     Previously filed.
**    Filed herewith.

Exhibit
Number                              Description of Document
------                              -----------------------


10.2* Redemption and Warrant Purchase Agreement by and among Roller Bearing Holding Company, Inc., Certain Stockholders of Roller Bearing Holding Company, Inc., and Michael J. Hartnett, as purchaser representative, dated as of May 20, 1997, as amended by that certain Amendment No. 1, dated as of June 23, 1997.

10.3* Credit Agreement dated as of June 23, 1997, among RBCA, the Lenders named therein and Credit Suisse First Boston, as Administrative Agent.

10.4* Pledge Agreement dated as of June 23, 1997, among RBCA, each Subsidiary of the Borrower named therein and Credit Suisse First Boston.

10.5* Security Agreement dated as of June 23, 1997, among RBCA, each Subsidiary of the Borrower named therein and Credit Suisse First Boston.

10.6* Guarantee Agreement dated as of June 23, 1997, among each of the subsidiaries named therein of RBCA and Credit Suisse First Boston.

10.7* Asset Purchase Agreement by and among BFM Aerospace Corporation, Ground Support, Inc., RBC Transport Dynamics Corporation and Roller Bearing Holding Company, Inc., dated as of October 26, 1992.

10.8* Asset Purchase Agreement by and among BFM Aerospace Corporation, BFM Transport Dynamics Corporation, RBC Transport Dynamics Corporation and Roller Bearing Holding Company, Inc., dated as of October 26, 1992.

10.9* Agreement and Plan of Reorganization among RBCA, Roller Bearing Acquisition Company, Inc., Roller Bearing Holding Company, Inc. and the Stockholders of RBCA, dated March 31, 1992.

10.10* Agreement of Merger between Roller Bearing Acquisition Company, Inc. and RBCA, dated March 31, 1992.

10.11* Asset Sale Agreement by and between IMO Industries Inc. and RBCA, dated as of May 10, 1993.

10.12* Asset Purchase Agreement by and among BPP Acquisition Corporation, Beaver Precision Products, Inc., RBCA, and Lloyd
                  J. Baretz, dated as of October 18, 1996.

10.13* Asset Purchase Agreement By and Among SKF USA Inc., RBC Nice Bearings, Inc. and RBCA, dated as of February 28, 1997.

10.14* Business Property Lease entered into October 30, 1996 by and between Dana Corporation and BPP Acquisition for Walterboro, South Carolina premises.

10.15* Lease between General Sullivan Group, Inc. and RBC Bearings, dated July 11, 1995, for West Trenton, New Jersey premises.

----------
*     Previously filed.
**    Filed herewith.

Exhibit
Number                              Description of Document
------                              -----------------------


10.16* Lease between Industrial Development Group and RBCA, dated March 12, 1996 for Waterbury, Connecticut premises.

10.17* Letter of Credit Agreement, dated as of September 1, 1994, between RBCA and Heller Financial, Inc.

10.18* Termination, Release and Enhancement Letter of Credit Documents Continuation Agreement dated June 23, 1997, by and between Heller Financial, Inc., RBCA and Industrial Tectonics Bearings Corporation.

10.19* Executed counterpart of the Pledge and Security Agreement, dated as of September 1, 1994, between RBCA, Heller and Trustee.

10.20* Loan Agreement, dated as of September 1, 1994, between the South Carolina Job - Economic Development Authority, ("the Authority") and RBCA with respect to the Series 1994A Bonds.

10.21* Trust Indenture, dated as of September 1, 1994, between the Authority and Mark Twain Bank, ("Bond Trustee"), with respect to the Series 1994A Bonds.

10.22* Loan Agreement, dated as of September 1, 1994, between the Authority and RBCA, with respect to the Series 1994B Bonds.

10.23* Trust Indenture, dated as of September 1, 1994, between the Authority and Bond Trustee, with respect to the Series 1994B Bonds.

10.24* Collective Bargaining Agreement between RBC Heim, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, U.A.W., and Amalgamated Local 376, U.A.W., effective February 1, 1996.

10.25* Collective Bargaining Agreement between Nice Specialty Bearings Division, SKF Bearing Industries and United Steelworkers of America (AFL - CIO) and its Local 6326, effective October 26, 1996.

10.26* Collective Bargaining Agreement between RBCA and the International Union U.A.W. and its Local 502, effective December 1, 1996.

10.27* Employment Agreement effective as of June 23, 1997 between RBCA and Michael J. Hartnett, Ph.D.

10.28* Stockholders' Agreement dated as of June 23, 1997 by and among Roller Bearing Holding Company, Inc., OCM Principal Opportunities Fund, Northstar Investment Management Corporation, Merban Equity, the CSFB Individuals named therein and Dr. Michael J. Hartnett.

10.29* Promissory Note dated as of June 23, 1997 for $500,000 made by Michael J. Hartnett, Ph.D. and payable to RBCA.

----------
*     Previously filed.
**    Filed herewith.

Exhibit
Number                              Description of Document
------                              -----------------------


10.30* Tax Sharing Agreement effective as of June 23, 1997, by and among Roller Bearing Holding Company, Inc. and RBCA, Industrial Tectonics Bearings Corporation, RBC Linear Precision Products, Inc. and RBC Nice Bearings, Inc.

10.31* Asset Purchase Agreement by and among SKF USA Inc., Bremen Bearings, Inc. and RBCA dated as of August 8, 1997.

12**              Statement regarding Computation of Ratios.

16.1*             Statement of the Company regarding Change in Certifying
                  Accountant.

16.2*             Letter of Ernst & Young LLP regarding Change in Certifying
                  Accountant.

21*               Subsidiaries of RBCA.

23.1**            Consent of McDermott, Will & Emery (contained in Exhibit 5.1).

23.2**            Consent of Ernst & Young LLP.

24.1*             Powers of Attorney for RBCA (Included on signature page).

24.2* Powers of Attorney for Industrial Tectonics Bearings Corporation (Included on signature page).

24.3*             Powers of Attorney for RBC Linear Precision Products, Inc.
                  (Included on signature page).

24.4* Powers of Attorney for RBC Nice Bearings, Inc. (Included on signature page).

24.5* Power of Attorney for Bremen Bearings, Inc. (Included on signature page).

25**              Statement of Eligibility of Trustee on Form T-1.

27*               Financial Data Schedule.

99*               Letter of Transmittal.

----------
*     Previously filed.
**    Filed herewith.

ITEM 22.    UNDERTAKINGS.

            The undersigned registrants hereby undertake:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      (d) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (e) That every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of a post-effective amendment to the registration statement and will not be used until such amendment is effective, and for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (f) That they will respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) That they will supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling persons of the registrants in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Fairfield, State of Connecticut, on November 18, 1997.


                                     ROLLER BEARING COMPANY
                                      OF AMERICA, INC.


                                     By: /s/ Michael J. Hartnett
                                         ---------------------------
                                           Michael J. Hartnett
                                           President and Chief Executive Officer
                                           Chairman of the Board of Directors

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and the sole director of the Registrant, by virtue of his signature to this Registration Statement appearing below, hereby constitutes and appoints Michael
J. Hartnett and Anthony S. Cavalieri, or any one of them, with full power of substitution, as attorneys-in-fact in his name, place and stead to execute any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, in the capacities set forth opposite his name and hereby ratifies all that said attorneys-in-fact may do by virtue hereof.

      Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



November 18, 1997                  By:   /s/ Michael J. Hartnett
                                         ---------------------------------------
                                   Michael J. Hartnett
                                   Chairman of the Board of Directors, President
                                   and Chief Executive Officer
                                   (Principal Executive Officer)


November 18, 1997                  By:   *
                                         ---------------------------------------
                                   Stephen A. Kaplan
                                   Director


November 18, 1997                  By:   *
                                         ---------------------------------------
                                   Kurt B. Larsen
                                   Director


November 18, 1997                  By:   *
                                         ---------------------------------------
                                   William E. Myers, Jr.
                                   Director
--------------------------

November 18, 1997                  By:   *
                                         ---------------------------------------
                                   Mitchell I. Quain
                                   Director


November 18, 1997                  By:   /s/ Anthony S. Cavalieri
                                         ---------------------------------------
                                   Anthony S. Cavalieri
                                   Vice President and Chief Financial Officer
                                   (Principal Financial and Accounting Officer)

----------

*  By:  /s/ Michael J. Hartnett
        ------------------------
        Michael J. Hartnett
        Attorney-in-fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Fairfield, State of Connecticut, on November 18, 1997.


                                    INDUSTRIAL TECTONICS
                                     BEARINGS CORPORATION


                                    By: /s/ Michael J. Hartnett
                                        ----------------------------------------
                                          Michael J. Hartnett
                                          President

      Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



November 18, 1997                   By:   /s/ Michael J. Hartnett
                                          --------------------------------------
                                    Michael J. Hartnett
                                    Sole Director and President
                                    (Principal Executive Officer)


November 18, 1997                   By:   /s/ Anthony S. Cavalieri
                                          --------------------------------------
                                    Anthony S. Cavalieri
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Fairfield, State of Connecticut, on November 18, 1997.


                                    RBC LINEAR PRECISION
                                     PRODUCTS, INC.


                                    By: /s/ Michael J. Hartnett
                                        ----------------------------------------
                                          Michael J. Hartnett
                                          President

      Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



November 18, 1997                   By: /s/ Michael J. Hartnett
                                        ----------------------------------------
                                    Michael J. Hartnett
                                    Sole Director and President
                                    (Principal Executive Officer)


November 18, 1997                   By: /s/ Anthony S. Cavalieri
                                        ----------------------------------------
                                    Anthony S. Cavalieri
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Fairfield, State of Connecticut, on November 18, 1997.


                                    RBC NICE BEARINGS INC.


                                    By: /s/ Michael J. Hartnett
                                        ----------------------------------------
                                          Michael J. Hartnett
                                          President

      Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



November 18, 1997                   By: /s/ Michael J. Hartnett
                                        ----------------------------------------
                                    Michael J. Hartnett
                                    Sole Director and President
                                    (Principal Executive Officer)


November 18, 1997                   By: /s/ Anthony S. Cavalieri
                                        ----------------------------------------
                                    Anthony S. Cavalieri
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Fairfield, State of Connecticut, on November 18, 1997.


                                    BREMEN BEARINGS, INC.


                                    By: /s/ Michael J. Hartnett
                                        ----------------------------------------
                                          Michael J. Hartnett
                                          President

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and the sole director of the Registrant, by virtue of his signature to this Registration Statement appearing below, hereby constitutes and appoints Michael
J. Hartnett and Anthony S. Cavalieri, or any one of them, with full power of substitution, as attorneys-in-fact in his name, place and stead to execute any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, in the capacities set forth opposite his name and hereby ratifies all that said attorneys-in-fact may do by virtue hereof.

      Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



November 18, 1997                   By: /s/ Michael J. Hartnett
                                        ----------------------------------------
                                    Michael J. Hartnett
                                    Sole Director and President
                                    (Principal Executive Officer)


November 18, 1997                   By: /s/ Anthony S. Cavalieri
                                        ----------------------------------------
                                    Anthony S. Cavalieri
                                    Vice President and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                  EXHIBIT INDEX

Exhibit
Number                              Description of Document
------                              -----------------------


3.1* Amended and Restated Certificate of Incorporation, dated June 23, 1997, of ("RBCA").

3.2*              Bylaws of RBCA.

3.3* Certificate of Incorporation, dated January 28, 1997, of RBC Nice Bearings, Inc.

3.4*              Bylaws of RBC Nice Bearings, Inc.

3.5* Certificate of Incorporation, dated June 18, 1996, of BPP Acquisition Corporation and Certificate of Amendment changing its name to RBC Linear Precision Products, Inc.

3.6*              Bylaws of BPP Acquisition Corporation.

3.7* Certificate of Incorporation, dated June 26, 1990, of ITI Acquisition, Inc. and Certificate of Amendment changing its name to Industrial Tectonics Bearings Corporation, filed July 19, 1990.

3.8*              Bylaws of Industrial Tectonics Bearings Corporation.

3.9*              Certificate of Incorporation, dated August 1, 1997, of Bremen
                  Bearings, Inc.

3.10*             Bylaws of Bremen Bearings, Inc.

4.1* Indenture, dated as of June 15, 1997 between RBCA and the Trustee with forms of Outstanding Note and Exchange Note.

4.1(a)* Supplemental Indenture dated as of August 8, 1997 by and between Bremen Bearings, Inc. and United States Trust Company of New York.

4.2* Global Note Issued to Depository Trust Co., duly authenticated by RBCA and the Trustee.

4.3* Registration Rights Agreement dated June 17, 1997 between RBCA, the Subsidiary Guarantors and the Initial Purchaser.

5.1** Opinion of McDermott, Will & Emery regarding the legality of the securities being registered.

10.1* Purchase Agreement, dated June 17, 1997 among RBCA, the Subsidiary Guarantors and the Initial Purchaser (the "Purchase Agreement").

10.2* Redemption and Warrant Purchase Agreement by and among Roller Bearing Holding Company, Inc., Certain Stockholders of Roller Bearing Holding Company, Inc., and Michael J. Hartnett, as purchaser representative, dated as of May 20, 1997, as amended by that certain Amendment No. 1, dated as of June 23, 1997.

----------
*     Previously filed.
**    Filed herewith.

Exhibit
Number                              Description of Document
------                              -----------------------


10.3* Credit Agreement dated as of June 23, 1997, among RBCA, the Lenders named therein and Credit Suisse First Boston, as Administrative Agent.

10.4* Pledge Agreement dated as of June 23, 1997, among RBCA, each Subsidiary of the Borrower named therein and Credit Suisse First Boston.

10.5* Security Agreement dated as of June 23, 1997, among RBCA, each Subsidiary of the Borrower named therein and Credit Suisse First Boston.

10.6* Guarantee Agreement dated as of June 23, 1997 among each of the subsidiaries named therein of RBCA and Credit Suisse First Boston.

10.7* Asset Purchase Agreement by and among BFM Aerospace Corporation, Ground Support, Inc., RBC Transport Dynamics Corporation and Roller Bearing Holding Company, Inc., dated as of October 26, 1992.

10.8* Asset Purchase Agreement by and among BFM Aerospace Corporation, BFM Transport Dynamics Corporation, RBC Transport Dynamics Corporation and Roller Bearing Holding Company, Inc., dated as of October 26, 1992.

10.9* Agreement and Plan of Reorganization among RBCA, Roller Bearing Acquisition Company, Inc., Roller Bearing Holding Company, Inc. and the Stockholders of RBCA, dated March 31, 1992.

10.10* Agreement of Merger between Roller Bearing Acquisition Company, Inc. and RBCA, dated March 31, 1992.

10.11* Asset Sale Agreement by and between IMO Industries Inc. and RBCA dated as of May 10, 1993.

10.12* Asset Purchase Agreement by and among BPP Acquisition Corporation, Beaver Precision Products, Inc., RBCA, and Lloyd
                  J. Baretz, dated as of October 18, 1996.

10.13* Asset Purchase Agreement By and Among SKF USA Inc., RBC Nice Bearings, Inc. and RBCA, dated as of February 28, 1997.

10.14* Business Property Lease entered into October 30, 1996 by and between Dana Corporation and BPP Acquisition for Walterboro, South Carolina premises.

10.15* Lease between General Sullivan Group, Inc. and RBC Bearings, dated July 11, 1995, for West Trenton, New Jersey premises.

10.16* Lease between Industrial Development Group and RBCA, dated March 12, 1996 for Waterbury, Connecticut premises.

10.17* Letter of Credit Agreement, dated as of September 1, 1994, between RBCA and Heller Financial, Inc.

----------
*     Previously filed.
**    Filed herewith.

Exhibit
Number                              Description of Document
------                              -----------------------


10.18* Termination, Release and Enhancement Letter of Credit Documents Continuation Agreement dated June 23, 1997 by and between Heller Financial, Inc., RBCA and Industrial Tectonics Bearings Corporation.

10.19* Executed counterpart of the Pledge and Security Agreement, dated as of September 1, 1994, between RBCA, Heller and Trustee.

10.20* Loan Agreement, dated as of September 1, 1994, between the South Carolina Job - Economic Development Authority, ("the Authority") and RBCA, with respect to the Series 1994A Bonds.

10.21* Trust Indenture, dated as of September 1, 1994, between the Authority and Mark Twain Bank, ("Bond Trustee"), with respect to the Series 1994A Bonds.

10.22* Loan Agreement, dated as of September 1, 1994, between the Authority and RBCA, with respect to the Series 1994B Bonds.

10.23* Trust Indenture, dated as of September 1, 1994, between the Authority and Bond Trustee, with respect to the Series 1994B Bonds.

10.24* Collective Bargaining Agreement between RBC Heim, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, U.A.W., and Amalgamated Local 376, U.A.W., effective February 1, 1996.

10.25* Collective Bargaining Agreement between Nice Specialty Bearings Division, SKF Bearing Industries and United Steelworkers of America (AFL - CIO) and its Local 6326, effective October 26, 1996.

10.26* Collective Bargaining Agreement between RBCA and the International Union U.A.W. and its Local 502, effective December 1, 1996.

10.27* Employment Agreement effective as of June 23, 1997 between RBCA and Michael J. Hartnett, Ph.D.

10.28* Stockholders' Agreement dated as of June 23, 1997 by and among Roller Bearing Holding Company, Inc., OCM Principal Opportunities Fund, Northstar Investment Management Corporation, Merban Equity, the CSFB Individuals named therein and Dr. Michael J. Hartnett.

10.29* Promissory Note dated as of June 23, 1997 for $500,000 made by Michael J. Hartnett, Ph.D. and payable to RBCA.

10.30* Tax Sharing Agreement effective as of June 23, 1997, by and among Roller Bearing Holding Company, Inc. and RBCA, Industrial Tectonics Bearings Corporation, RBC Linear Precision Products, Inc. and RBC Nice Bearings, Inc.

10.31* Asset Purchase Agreement by and among SFK USA Inc., Bremen Bearings, Inc. and RBCA, dated as of August 8, 1997.

12**              Statement regarding Computation of Ratios.

----------
*     Previously filed.
**    Filed herewith.

Exhibit
Number                              Description of Document
------                              -----------------------


16.1*             Statement of the Company regarding Change in Certifying
                  Accountant.

16.2*             Letter of Ernst & Young LLP regarding Change in Certifying
                  Accountant.

21*               Subsidiaries of RBCA.

23.1**            Consent of McDermott, Will & Emery (contained in Exhibit 5.1).

23.2**            Consent of Ernst & Young LLP.

24.1*             Powers of Attorney for RBCA (Included on signature page).

24.2* Powers of Attorney for Industrial Tectonics Bearings Corporation (Included on signature page).

24.3*             Powers of Attorney for RBC Linear Precision Products, Inc.
                  (Included on signature page).

24.4* Powers of Attorney for RBC Nice Bearings, Inc. (Included on signature page).

24.5* Power of Attorney for Bremen Bearings, Inc. (Included on signature page).

25**              Statement of Eligibility of Trustee on Form T-1.

27*               Financial Data Schedule.

99*               Letter of Transmittal.



----------
*     Previously filed.
**    Filed herewith.